As filed with the Securities and Exchange Commission on [February 15], 2011

Registration No. 333- [_______________________]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

84 FINANCIAL L.P.

(Exact name of registrant as specified in its charter)

Delaware	6153	22-3889140
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12627 San Jose Boulevard, Suite 305
Jacksonville, Florida 32223
(904) 260-0059

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Thomas P. Spatola
President
12627 San Jose Boulevard, Suite 305
Jacksonville, Florida 32223
(904) 260-0059

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Gary A. Miller, Esq.
Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street, 22nd Floor
Philadelphia, Pennsylvania 19102
(215) 851-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Fixed Rate Subordinated Notes	$1,000,000,000	(1)	$1,000,000,000	$116,100

(1)	The Fixed Rate Subordinated Notes will be issued in denominations selected by the purchasers thereof, subject to the minimum and maximum denominations established by the registrant.
(2)	Calculated in accordance with Rule 457(o) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC and various states is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION — PRELIMINARY PROSPECTUS DATED [February 15], 2011

84 FINANCIAL L.P.

$1,000,000,000 Fixed Rate Subordinated Notes

We are offering up to $1,000,000,000 in aggregate principal amount of our Fixed Rate Subordinated Notes (“Notes”) on a continuous basis. The initial minimum investment amount required is $500. From time to time, we may, however, change the minimum investment amount that is required. The maximum investment amount per investor is $1,000,000 aggregate principal amount, or $1,000,000 per Note, but a higher maximum investment amount may be approved by us on a case-by-case basis.

We will issue the Notes in varying purchase amounts and maturities that we will establish from time to time. For each purchase amount and maturity, we also will establish an interest rate. The maturity dates of our Notes may range from one year to four years.

We may market our Notes in many ways, including but not limited to, publishing the established features of the Notes (e.g., the maturities and interest rates currently offered by us) in newspapers or on billboards, advertising on the internet and through direct mail campaigns. At any time, you also may obtain the then applicable established features of the Notes from our web site at www.84financial.com or by calling (800) 252-0091 (toll free). However, the information on our website is not a part of this prospectus. Upon any change in the established features of the Notes, we will file a Rule 424(b)(2) prospectus supplement setting forth the then applicable established features.

We are offering the Notes directly, without an underwriter or placement agent and on a continuous basis. We do not have to sell any minimum amount of Notes to accept and use the proceeds of this offering. Therefore, once you purchase a Note, we may immediately use the proceeds of your investments and your investment will be returned only if we repay your Note. We cannot assure you that all or any portion of the Notes we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account. The Notes are not listed on any securities exchange and there will not be any public trading market for the Notes. We have the right to reject any investment, in whole or in part, for any reason.

Beginning 180 calendar days after issuance of a Note to you, we may redeem the Note, in whole or in part, at any time prior to maturity, upon not less than 30 and not more than 60 days written notice, for a redemption price equal to the principal amount plus any earned but unpaid interest thereon to the date of redemption. You also may request early redemption of a Note purchased by you at any time on or after 180 calendar days after issuance of a Note, but we reserve the right to decline your request for any reason. If we grant your redemption request, our processing agent will mail you, on our behalf, a redemption price equal to the principal amount plus any earned but unpaid interest to the date of redemption, minus a 180-day interest penalty.

The Notes mature between one and four years from the date of issuance. Thirty to sixty days prior to the maturity date, our processing agent will mail to you on our behalf a letter notifying you of the upcoming maturity date and, if we are offering you any renewal option(s), what you must do to exercise the renewal option(s). If you do not respond, principal and any earned but unpaid interest will be paid to you.

You should read this prospectus and any applicable prospectus supplement carefully before you invest in the Notes. The Notes are our general unsecured obligations and are subordinated in right of payment to all of our present and future senior debt. As of the end of our third fiscal quarter at September 26, 2010, we had $19,175,000 in debt outstanding that ranks equal with or senior to the Notes offered pursuant to this prospectus. We expect to incur additional debt in the future, including without limitation, the Notes offered pursuant to this prospectus.

The Notes are not certificates of deposit or similar obligations guaranteed by any depository institution, are not obligations of our processing agent, The Bank of New York Mellon, and they are not insured by the Federal Deposit Insurance Corporation (FDIC) or any governmental or private insurance fund, or any other entity. We do not contribute funds to a separate account such as a sinking fund to repay the Notes upon maturity. Our obligations under the Notes are not guaranteed by any of our affiliates, including our parent company, 84 Lumber Company.

See “Risk Factors” beginning on page 11 for certain factors you should consider before buying the Notes.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, and neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount and Commission(1)	Proceeds to Company(2)
Per Note	100%	None	100%
Total	$1,000,000,000	None	$1,000,000,000

(1)	The Notes are not being offered or sold pursuant to any underwriting or similar agreement, and no commissions or other remuneration will be paid in connection with their sale. The Notes will be sold at face value.
(2)	Proceeds to Company before deduction of our expenses are estimated at $1,000,000,000.

The date of this prospectus is [_______________], 2011.

84 FINANCIAL L.P.

i

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the Notes only in jurisdictions where offers and sales are permitted.

ii

QUESTIONS AND ANSWERS

Below we have provided some of the more frequently asked questions and answers relating to the offering of the Notes. Please see the “Prospectus Summary” and the remainder of the prospectus for more information about the offering of the Notes.

Q:  Who is 84 FINANCIAL L.P.?

A:  We are a captive finance company affiliated with 84 Lumber Company (“84 Lumber”), a Pennsylvania limited partnership. 84 Lumber has been in business since 1956 and today is a leading supplier of building materials to homebuilders throughout the United States of America (“United States”). 84 Lumber, as limited partner, directly owns a 99% partnership interest in 84 FINANCIAL L.P. Our business and operations are managed by our general partner, 84 LADC, LLC, a Pennsylvania limited liability company which is a wholly owned subsidiary of 84 Lumber. 84 LADC, LLC owns the remaining 1% partnership interest in 84 FINANCIAL L.P. As such, we are, directly and indirectly, a wholly-owned subsidiary of 84 Lumber. We were originally organized in 1993 in the Commonwealth of Pennsylvania as a Pennsylvania business trust under the name Hardy Credit Co. In 2002, Hardy Credit Co. was reorganized as a Pennsylvania limited partnership. Prior to commencing this offering, we redomiciled Hardy Credit Co. to Delaware by merging it with and into 84 FINANCIAL L.P., a Delaware limited partnership newly formed for that purpose. Our primary headquarters is located in Jacksonville, Florida.

Q:  What are your primary business activities?

A:  Our primary business consists of extending, servicing and purchasing construction loans and other types of loans to small- to medium-sized homebuilders and/or multi-family and commercial developers in the United States who are generally customers of 84 Lumber. We also purchase and develop residential building lots to sell to our homebuilder customers. Finally, we own commercial property which we lease to our affiliates for use as retail centers and manufacturing facilities of 84 Lumber.

Q:  What kind of offering is this?

A:  We are offering up to $1,000,000,000 of Notes.

Q:  What is a Note?

A:  A Note is our promise to pay you a specified rate of interest for a specific period of time and to repay your principal investment upon maturity. The Notes are our general unsecured obligations and are subordinated in right of payment to all present and future senior debt. “Subordinated” means that if we are unable to pay our debts as they come due, all of the senior debt would be paid in full first, before any payment would be made on the Notes and related party debt which is equal to the Notes. As of September 26, 2010, we had the following debt outstanding that ranks senior to or equal with the Notes:

Senior debt	$11,248,000
Related party notes payable	7,927,000
Total	$19,175,000

We expect to incur additional debt in the future, including, without limitation, the Notes offered pursuant to this prospectus.

Q:  What is an Indenture?

A:  As required by United States federal law for all bonds, debentures and notes of companies that are publicly offered, the Notes will be governed by a document called an “indenture.” An indenture is a contract between us and a trustee. The main role of the trustee is to enforce your rights against us if we are in default of our obligations under the Notes. Defaults are described in this prospectus under “Description of Notes — Events of Default”. There are some limitations on the extent to which the trustee acts on your behalf. These limitations are described in this prospectus under “Description of Notes — Events of Default”.

The Notes will be issued under an indenture dated [], 2011 between us and Law Debenture Trust Company of New York, as trustee. The indenture does not limit the principal amount of debt securities that we may issue under it. The indenture is governed by New York law and will be qualified under the Trust Indenture Act of 1939.

Q:  Is my investment in the Notes insured?

A:  No. The Notes are not certificates of deposit or similar obligations or guaranteed by any depository institution, are not obligations of our processing agent, The Bank of New York Mellon, and are not insured by the FDIC or any governmental or private insurance fund, or any other entity. They are backed only by the faith and credit of our Company and our operations.

Q:  How is the interest rate determined?

A:  The interest rate offered on the Notes depends on which maturity date and purchase amount you select. From time to time, we will establish the interest rate(s) we are currently offering for various purchase amounts and maturities. By referring to the established features which are in effect at the time, you will see the interest rate(s) and maturity date(s) we are currently offering for your desired purchase amount. The interest rate on a Note purchased by you is fixed and will not change over the term of the Note.

Q:  How is interest calculated and paid to me?

A:  Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated monthly based on a 365-day year or, in the case of a leap year, a 366-day year. Interest will be earned daily and we will pay interest to you monthly or at maturity, as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month (each an “Interest Payment Date”) commencing with the first day of the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an interest Payment Date, the first interest payment will be made on the next succeeding Interest Payment Date.

Q:  When do the Notes mature?

A:  All of our maturity dates will be at least one year from the date of issuance, but no longer than four years from the date of issuance. Not all maturity dates may be offered at all times. We will publish the maturity date(s) we are offering from time to time along with the other established features of the Notes we are then offering.

Q:  May I renew a Note purchased by me?

A:  Thirty to sixty days prior to the maturity date of the Note, you will receive a letter notifying you of the upcoming maturity date and, if we are offering you any renewal option(s), what you must do to exercise the renewal option(s). We may, at our discretion, offer any one or more of the following renewal options: (1) renewal at the same term length as the original term length; (2) renewal at a different term length, which we will specify and will be no more than four years and no less than one year; or (3) renewal at various term lengths, which you may select from, and which will be no longer than four years and no less than one year. Other renewal terms may be offered by us at our discretion. If you do not respond or if there are no options for renewal offered to you, then principal and any earned but unpaid interest will be paid to you.

Q:  May I redeem a Note prior to maturity?

A:  Beginning 180 calendar days after the issuance date, you may request, in writing to our Processing Agent, that we redeem the Note. However, your request is subject to our consent and we may decline your request at our sole discretion. If we consent to your redemption request, a 180-day interest penalty will be imposed. This means that you will not receive the last 180 days worth of interest and, if the accrued and unpaid interest is not sufficient to cover the amount of the penalty, then any remaining amount of the penalty shall be deducted from the principal amount of the Note.

Q:  What happens if I die prior to the maturity date?

A:  Unless the subordination provisions in the indenture restrict our ability to make redemptions, at the written request of the executor or administrator of your estate or, if your Note is held jointly with another investor, the joint owner of your Note, we will redeem any Note at any time after death for a redemption price equal to the principal amount plus earned but unpaid interest payable on the Note, without any interest penalty. We will seek to honor any such redemption request as soon as reasonably possible based on our amount of cash on hand at the time and our then current cash needs, but generally within one business week of request.

Q:  Can you force me to redeem my Note?

A:  Yes, following the first 180 calendar days after issuance, we may call all or a portion of your Note for redemption at any time. We will give you 30 to 60 days notice of the mandatory redemption and redeem your Note for a price equal to the principal amount plus earned but unpaid interest to the date of redemption.

Q:  How are the Notes sold by the Company?

A:  The Notes are offered directly by us without an underwriter or placement agent. We intend to market the Notes primarily by advertisements in local and/or national newspapers, roadway sign advertisements, advertisements on the internet or through direct mail campaigns and other miscellaneous media in states in which we have properly registered the offerings or qualified for an exemption from registration.

Q:  What will you do with the proceeds raised from this offering?

A:  If all of the Notes offered by this prospectus are sold, we expect to receive approximately $999,260,400 in net proceeds (after deducting all costs and expenses associated with this offering). We intend to use substantially all of the cash proceeds from this offering as follows and in the following order of priority:

(1)	to make payments on other borrowings from third parties, including other debt and senior debt;
(2)	to redeem maturing Notes and Notes that we are required to redeem;
(3)	to make interest payments on the Notes; and
(4)	to the extent we have remaining net proceeds and adequate cash on hand, to fund any one or more of the following activities:
º	to extend construction loans to homebuilders or provide other secured or unsecured financing to homebuilders;
º	to extend construction loans to developers of multi-family or commercial properties;
º	to acquire and develop residential building lots or acquire loans to finance the acquisition and development of residential building lots;
º	to finance the acquisition and development of commercial property (possibly with our affiliates);
º	to purchase defaulted or troubled unsecured or secured debt at a discount (possibly from an affiliate);
º	for working capital and other general corporate purposes;
º	to advance/invest in a wholly-owned or majority-owned subsidiary doing any or all of any of the above;
º	to make payments on borrowings from affiliates;
º	to make loans to or invest in affiliates; and
º	to redeem Notes which we have decided to redeem prior to maturity.

Q:  What are some of the significant risks of my investment in the Notes?

A:  You should carefully read and consider all risk factors beginning on page 11 of this prospectus prior to investing. Below is a summary of some of the significant risks of an investment in the Notes:

•	We are obligated to purchase non-performing loans under a put option obligation with financial institutions. As of September 26, 2010, our projection of losses on those loans from this obligation is approximately $5.0 million. This amount has been recorded in our combined consolidated financial statements.
•	The Notes are risky and speculative investments for suitable investors only.
•	We suffered operating losses in 2008, 2009 and the first nine months of 2010. If such losses continue, it may be difficult for us to pay interest on the Notes and will also put your investment at risk. We anticipate such losses will continue through 2010.
•	The Notes are not insured or guaranteed by the FDIC or any third party, so you are dependent on our ability to manage our business and generate adequate cash flows.
•	We have the right to pay your investment back to you before the stated maturity of your investment.
•	We are substantially reliant upon the net offering proceeds from the sale of the Notes to meet our liquidity needs.
•	We may be unable to meet our Note redemption obligations, which could force us to sell our loan receivables and other operating assets or cease our operations.
•	We can provide no assurance that any of the Notes will be sold or that we will raise sufficient proceeds to carry out our business plans.
•	Payment on the Notes is subordinate to the payment of all of our present and future outstanding senior debt, and the indenture does not limit the amount of senior debt we may incur.
•	We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.
•	The indenture does not contain covenants restricting us from taking certain actions, and therefore, the indenture provides very little protection of your investment.
•	There will not be any market for the Notes, so you should only purchase them if you do not have any need for liquidity of your investment.
•	There are limited performance covenants to be maintained under the Notes and/or indenture. Therefore, there is no “early warning” of possible default by our Company. The only default provisions relate to (i) the non-payment of interest and/or principal on the Notes by us, (ii) our bankruptcy, or (iii) our failure to comply with provisions of the Notes or the indenture. These default provisions are detailed in the indenture.
•	Our operations are not subject to the stringent banking regulatory requirements designed to protect investors.
•	The collectability of our loans has been severely and negatively impacted by general economic conditions, and we have not been able to recover the full amount of our loan balances by resorting to foreclosure and the sale of the foreclosed property.
•	If an unusually large number of our current or future construction loans default, we will suffer losses and may be unable to make payments on the Notes.
•	If future housing prices or housing market sales continue to decline, our homebuilder customers may have a hard time selling their homes at a profit and may default in repaying our loans. Further housing price declines also may have the effect of increasing the losses we incur on defaulted loans.

•	Because our principal business is extending construction and real estate loans to homebuilders, we are dependent on the health of the real estate market. The recent national downturn in the real estate market has had and may continue to have a negative impact on our business.
•	The loans that we are obligated to purchase are non-performing and therefore present the possibility of loss.
•	The types of loans that we extend are considered higher risk because the homebuilder depends on sale of the homes it has built to repay our loan, and these homes typically are not sold prior to commencement of construction.
•	We may extend other types of loans and investments in our business, such as commercial real estate loans, loans to acquire and develop real estate and other non-real estate loans to homebuilders and/or developers. These additional or other loans and investments could cause us to experience additional losses.
•	We are currently almost entirely reliant on 84 Lumber to generate income-both directly and indirectly.
•	We are controlled by the Hardy family and do not have any independent board members overseeing our operations.
•	If we, our majority owner or affiliates suffer from severe negative publicity, we could be faced with significantly greater payments on Note redemption obligations than we have cash available for such payments or redemptions.

Q.  How do I purchase a Note?

A.  You may purchase a Note from us by visiting our website at www.84financial.com and following the instructions under the heading “How to Invest in 84 FINANCIAL Fixed-Rate Notes” or by calling (877) 252-0091 to request a copy of the prospectus along with an investment application. Upon receipt of your application and investment check and the posting of your investment, our processing agent will mail to you a confirmation letter containing all the terms of your investment for you to review for accuracy. We reserve the right to reject any investment. Among other reasons, we may reject an investment if the information in your investment application is incorrect or incomplete, or if the interest rate or maturity you have selected has not been offered in the past seven (7) calendar days for your desired purchase amount at the time our processing agent receives your investment documents.

Q.  If I elect to have interest on the Note paid in one lump sum at maturity, can I change my election later?

A.  Yes, we will permit you to change your election so that you receive monthly payments of earned and unpaid interest instead. You should contact our processing agent at (877) 570-1640 to find out what you need to do to change your election.

Q:  Whom may I contact for more information?

A:  You can obtain additional copies of this prospectus by downloading it from www.84financial.com, or by calling (877) 252-0091 (toll free). The established features of the Notes (e.g., the maturities and interest rates currently offered by us) are available at www.84financial.com or by calling (877) 252-0091 (toll free). However, the information contained on our website is not part of this prospectus. If you have questions about the suitability of an investment in the Notes for you, you should contact your own investment, tax and other professional financial advisors.

PROSPECTUS SUMMARY

This summary highlights selected information most of which was not otherwise addressed in the “Questions and Answers” section of this prospectus. For more information about us, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” the combined consolidated financial statements and other financial data, any related prospectus supplement and the documents we have referred you to in “Where You Can Find More Information” on page 63.

Our Company

We are a Delaware limited partnership and our business and operations are managed by 84 LADC, LLC, a Pennsylvania limited liability company. We originally commenced business in 1993 under the name Hardy Credit Co. Our principal corporate office is located at 12627 San Jose Boulevard, Suite 305, Jacksonville, Florida 32223. Our general telephone number is (904) 260-0059. Information about us can be found at www.84financial.com. The information contained on this website is not part of this prospectus.

The Offering

Securities Offered
We are offering up to $1,000,000,000 in aggregate principal amount of our Notes. The Notes are governed by an indenture between us and Law Debenture Trust Company of New York, as trustee. The Notes do not have the benefit of a sinking fund and will not be guaranteed by our 99% owner, 84 Lumber Company, or by any of our other affiliates. See “Description of Notes — General.”
Denominations/Purchase Amounts
Established by us from time to time.
Minimum Investment
A minimum investment of $500 is required.
Maximum Investment
The maximum investment is $1,000,000 per Note or $1,000,000 in the aggregate per investor, but a higher maximum investment amount may be approved by us on a case-by-case basis.
Interest Rate
Various rates will be offered by us from time to time. The interest rate offered on the Notes will vary depending on the maturity date selected by you (maturity dates will range from one year to four years). The interest rates we offer also may vary depending on the denomination/purchase amount selected by you.
Payment of Interest
Interest will be earned daily based on a 365/366-day year and paid monthly or at maturity, as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly.
Maturity
Ranging from one year to four years from the date of issuance.
Renewals
We may, at our discretion, offer any one or more of the following renewal options: (1) renewal at the same term length as the original term length; (2) renewal at a different term length, which we will specify and will be no greater than four years and no less than one year; or (3) renewal at various term lengths which you may choose from and which will be no greater than four years and no less than one year. Other renewal terms may be offered by us at our discretion. If you do not respond or if there are no options for renewal offered to you, then principal and any earned but unpaid interest will be paid to you.
Redemption by You
Subject to our consent in our sole discretion, you may redeem a Note purchased by you at any time beginning 180 calendar days after the issuance date, with a 180-day interest penalty. This means that you will not receive the last 180 days worth of interest and, if the accrued and unpaid interest is not sufficient to cover the amount of the penalty, then any remaining amount of the interest penalty shall be deducted from the principal amount of the Note.
Redemption in the Event of Death
Unless the subordination provisions in the indenture restrict our ability to make the redemption, at the written request of the executor or administrator of your estate or, if your Note is jointly held with another investor, at the written request of your joint investor, we will redeem the Note at any time after death for a redemption price equal to the principal amount plus earned but unpaid interest payable on the Note, without any interest penalty. We will seek to honor any such redemption request as soon as reasonably possible based on our amount of cash on hand at the time and our then current cash needs at the time, but generally within one business week of request.
Redemption by Us
Following the first 180 calendar days after issuance, we may call your Note for redemption at any time upon 30 to 60 days notice. The redemption price will be equal to the principal amount plus accrued and unpaid interest to the date of redemption.
Subordination
The Notes are subordinated, in all rights to payment and in all other respects, to all of our senior debt. Senior debt includes, without limitation, all of our bank debt and any line of credit we may obtain in the future. This means that if we are unable to pay our debts when due, all of the senior debt would be paid first, before any payment would be made on the Notes.
Events of Default
Under the indenture, an event of default is generally defined as (1) a default in the payment of principal or interest on the Notes that is not cured for 30 days, (2) our becoming subject to certain events of bankruptcy or insolvency, or (3) our failure to comply with provisions of the Notes or the indenture if such failure is not cured or waived within 60 days after receipt of a specific notice.
Trustee
Law Debenture Trust Company of New York
No Physical Delivery of Note
The Notes will be issued in uncertificated form. If you purchase a Note, an account showing the principal amount of your Note will be established in your name on our books and records. Interest accrued on your Note will also be credited to your account. You will not receive any certificate or other instrument evidencing our indebtedness to you. Upon purchase of your Note, we will send you a Note confirmation which describes, among other things, the term, interest rate and principal amount of your Note.
Processing Agent
The Bank of New York Mellon
Plan of Distribution
This Offering is being conducted directly by us, without any underwriter or placement agent.
Risk Factors
See “Risk Factors” beginning on page 11 and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in the Notes.

Summary of Combined Consolidated Financial Data

The following table summarizes certain combined consolidated financial data of our business. You should read this summary together with “Selected Combined Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined consolidated financial statements and related notes included elsewhere in this prospectus.

Our combined consolidated information may not be indicative of our future performance and our combined financial information does not reflect what our financial position, results of operations and cash flows would have been had we operated as a stand-alone entity.

The summary financial data as of and for the fiscal years ended January 3, 2010 (“fiscal 2009”) and January 4, 2009 (“fiscal 2008”) and for the fiscal year ended January 6, 2008 (“fiscal 2007”) are derived from our audited combined consolidated financial statements included elsewhere in this prospectus. The selected financial information as of January 6, 2008 and as of and for the fiscal years ended 2006, and 2005 have been derived from unaudited combined consolidated financial information not included in this prospectus.

The summary financial information as of and for the nine-month periods ended September 26, 2010 and September 27, 2009 are derived from our unaudited combined consolidated financial statements, which are included in this prospectus.

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(dollars in thousands)
Combined Consolidated Operations Data
Rental Income	$3,319	$2,566	$3,470	$2,683	$2,841	$3,882	$3,794
Sales of Developed Properties(1)	2,449	1,803	2,515	1,587	1,865	1,116	—
Interest and Fee Income	—	92	78	1,165	2,592	1,376	780
Operating Revenues	5,768	4,461	6,063	5,435	7,298	6,374	4,574
Cost of Sales – Developed Properties(1)	2,964	1,635	2,372	1,252	1,464	888	—
Selling, General and Administrative Expenses, Net of Other Income	2,610	3,136	4,128	1,573	158	(899)	(1,139)
Depreciation and Amortization	791	612	897	698	755	1,063	1,157
Loan and REO Related Losses and Impairment	8,419	24,703	31,869	24,312	3,432	90	1,627
(Gain) Loss on Sale of Fixed Assets, Net	(873)	—	—	(2,440)	—	(576)	—
Interest Expense	527	417	570	699	639	1,089	653
Total Operating Expenses	14,438	30,503	39,836	26,094	6,448	1,655	2,298
(Loss) Income from Continuing Operations	(8,670)	(26,042)	(33,773)	(20,659)	850	4,719	2,276
Income (Loss) from Discontinued Operations	(184)	853	811	502	788	81	106
Net Income (Loss)	$(8,854)	$(25,189)	$(32,962)	$(20,157)	$1,638	$4,800	$2,382
Net Income (Loss) Attributable to Non-Controlling Interest	3	(24)	(26)	(2)	7	N/A	N/A
Net Income (Loss) Attributable to Partners of 84 FINANCIAL L.P.	$(8,857)	$(25,165)	$(32,936)	$(20,155)	$1,631	$4,800	$2,382
Ratio of Earnings to Fixed Charges (unaudited)(2)	N/A	N/A	N/A	N/A	2.33:1	5.33:1	4.48:1
Deficiency	$8,670	$26,042	$33,773	$20,659	N/A	N/A	N/A

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(dollars in thousands)
Combined Consolidated Balance Sheet Data
Cash	$718	$5,778	$2,324	$1,793	$1,327	$1,472	$1,339
Restricted Cash	2,078	4,628	2,537	2,401	6,851	6,130	4,668
Loan Receivable, Net of Allowance	11,810	21,310	16,928	44,744	36,999	21,221	11,656
Related Party Receivable	—	—	—	5,007	364	227	177
Land Inventories Under Development	9,528	14,755	12,577	19,002	20,933	15,708	6,057
Fixed Assets, Net of Accumulated Depreciation	17,238	14,986	19,416	11,443	15,814	21,485	21,373
Assets Held for Sale	2,543	1,895	1,895	1,521	—	736	—
Assets of Discontinued Operations	4,950	4,473	4,187	5,974	5,308	—	1,548
Real Estate Owned – Foreclosed Loan Properties	5,046	10,743	8,681	18,313	8,425	4,991	1,400
Total Assets	53,921	78,694	68,629	110,815	97,505	72,023	48,574
Senior Debt	11,248	14,044	19,603	17,677	13,949	7,998	4,832
Related Party Notes Payable	7,927	5	5,000	3,630	—	16,350	8,000
Put Option Obligation(3)	4,973	6,796	5,687	6,858	3,319	2,448	3,371
Partners’ Equity(4)	$29,295	$57,809	$37,979	$82,040	$78,407	$43,629	$30,855
Partner Contributions(4)	$200	$2,033	$2,033	$25,690	$33,151	$7,929	$3,525
Partner Distribution(4)	$30	$1,075	$13,132	$1,900	$11	$—	$—

(1)	This line of business was initiated in 2005 with sales beginning in 2006.
(2)	The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of this ratio, “earnings” is determined by adding income from continuing operations to “fixed charges,” which consist of interest on all indebtedness. For certain periods, the calculation results in a deficiency in the ratio (i.e., less than one-to-one coverage). The deficiency in earnings to cover fixed charges was $8,670,000 for the nine months ended September 26, 2010, $26,042,000 for the nine months ended September 27, 2009, $33,773,000 for fiscal year ended January 3, 2010, and $20,659,000 for the fiscal year ended January 4, 2009.
(3)	The Put Option Obligation is the estimated loss on future loans that we may have to purchase. The amount is affected by the total amount of loans in the institutional lender program (the higher the amount of loans, the more we may have to buy), the purchase rate (default rate) and the rate of loan loss that we are experiencing.
(4)	The Partners’ Equity increased from 2005 through 2008 due to significant partner contributions. Partner distributions and the losses that we have experienced have caused the partners’ equity to continue to decline since then through the first nine months of 2010. Partner Distributions occurred in 2008 and 2009. The significant amount was in 2009 as we generated a large amount of cash from real estate owned – foreclosed loan property sales and loan repayments which enabled us to return a portion of the capital contributed from partners. During January 2011, the Company repaid $6,927 of the $7,927 related party note payable outstanding at September 26, 2010.

RISK FACTORS

Our operations and your investment in the Notes are subject to a number of risks. You should carefully read and consider these risks, together with all other information in this prospectus, before you decide to buy the Notes. Some of the following risks have actually occurred and could occur again in the future. If any of these risks occur in the future our business, financial condition or operating results and our ability to repay the Notes could be materially adversely affected.

Risks Related to Our Offering

We are obligated to purchase non-performing loans under a put option obligation with financial institutions. Our current projection of losses on those loans from this obligation is approximately $5.0 million.

Our current construction lending to homebuilders is through institutional lenders. The institutional lenders extend the loans per our agreement with them. That agreement has a put option provision that allows the financial institutions to require us to purchase non-performing loans. This obligation does not terminate until all loans have been repaid. At the end of 2007, there was a total of approximately $275 million in loans outstanding with these institutional lenders and as of September 26, 2010, there was a total of approximately $24 million of loans outstanding. Therefore, we have an obligation to purchase a portion of this approximately $24 million in loans. Our estimated loss that could occur from these purchases is recognized on our combined consolidated financials as a liability (“put option obligation”).

The Notes may not be a suitable investment for you.

The Notes may not be a suitable investment for you and we advise you to consult your investment, tax and other professional financial advisors prior to deciding whether to invest in the Notes. The characteristics of the Notes, including the maturity and interest rate, may not satisfy your investment objectives. The Notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, partners’ equity, financial needs, investment risk profile, return objectives, investment experience and other factors. Before deciding whether to purchase Notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the Notes in relation to your other investment holdings and the diversity of those holdings.

We may be substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet our liquidity needs.

We may be substantially reliant upon the net offering proceeds we receive from the sale of our Notes in order to meet our liquidity needs. We intend to use these proceeds to fund redemption obligations, make interest payments and to fund our other working capital needs to the extent that other sources of liquidity from our operations (e.g., repayment of loans we previously extended to our customers) and our credit line are inadequate. However, these other sources of liquidity are subject to risks. Our operations alone may not produce a sufficient return on investment to pay the stated interest rates on the Notes and our existing line of credit expires on April 14, 2012. We may not be able to attract new investors, have sufficient loan repayments, or have sufficient borrowing capacity when we need additional funds to repay principal and interest on your Notes or redeem your Notes. If any of these things occur, our liquidity and capital needs may be severely and negatively affected and we may be forced to sell off our loan receivables and other operating assets, or we might be forced to cease our operations.

We can provide no assurance that any Notes will be sold or that we will raise sufficient proceeds to carry out our business plans.

We are conducting this offering of Notes ourselves without any underwriter or placement agent. We have no experience in conducting a notes offering or any other securities offering. Although we intend to sell up to $1,000,000,000 in aggregate principal amount of the Notes, there is no minimum amount of proceeds that must be received from the sale of the Notes in order to accept proceeds from Notes actually sold. Accordingly, we can provide no assurance about the total principal amount of Notes that will be sold. Therefore, we cannot assure you that we will raise sufficient proceeds to carry out our business plans.

If the proceeds from sale of the Notes exceed the cash flow needed to fund the desirable business opportunities that are identified, we may not be able to invest all of the funds in a manner that generates sufficient income to pay the interest and principal on your investment.

Our ability to pay interest on our debt, including the Notes, pay our expenses, and cover loan losses comes from interest and fee income we receive from loans extended to our customers and rental income earned from our commercial property leasing operations. Because we anticipate the majority of our future income will be from interest and fee income, if we are not able to lend to a sufficient number of customers at high enough interest rates, we may not have enough interest and fee income to meet our obligations, which could impair our ability to pay interest and principal to you.

Our Notes are not insured or guaranteed by any third party, so you are dependent upon our ability to manage our business and generate adequate cash flows.

Our Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”), any governmental agency or any other public or private entity as are certificates of deposit or other accounts offered by banks, savings and loan associations or credit unions. You are dependent upon our ability to effectively manage our business to generate sufficient cash flow, including cash flow from our financing activities, for the repayment of principal at maturity and the ongoing payment of interest on the Notes. If these sources are inadequate, you could lose your entire investment.

If we redeem the Notes purchased by you, you may not be able to reinvest the proceeds at comparable rates.

We may redeem at any time all or a portion of the outstanding Notes purchased by you prior to their maturity beginning 180 calendar days after the issuance date. You also may elect to redeem any Note at any time following the first 180 calendar days after the date of issuance, but only if we consent, in our sole discretion, and you pay us a 180-day interest penalty. In the event we elect to redeem any part or all of your Notes, you would have the risk of reinvesting the proceeds at the then-current market rates, which may be higher or lower.

Payment on the Notes is subordinate to the payment of all outstanding present and future senior debt, and the indenture does not limit the amount of senior debt we may incur.

The Notes are subordinate and junior to any and all of our senior debt and equal to any and all currently outstanding affiliate debt, including the $7,927,000 in related party notes, which were outstanding as of September 30, 2010. There are no restrictions in the indenture regarding the amount of senior debt or other indebtedness that we may incur. Upon the maturity of our senior debt, by lapse of time, acceleration or otherwise, the holders of our senior debt have first right to receive payment, in full, prior to any payments being made to you as a Note holder or to holders of our affiliate debt which is equal to the Notes. Therefore, you would only be repaid in full if the senior debt is satisfied first and, following satisfaction of the senior debt, there is an amount sufficient to fully satisfy all amounts owed under both the Notes and the related party notes. As of September 26, 2010, we had $11,248,000 of senior debt outstanding.

There is no “early warning” on your debt if our Company performs poorly. Only interest and principal payment defaults on your debt or similar debt (other debentures) can trigger a default on your debt prior to a bankruptcy.

There are limited financial or performance covenants to be maintained under the Notes and/or the indenture. Therefore, there is no “early warning” of a possible default by us. Under the indenture, only (i) the non-payment of interest and/or principal on the Notes by us, (ii) our bankruptcy or insolvency, or (iii) a failure to comply with provisions of the Notes or the indenture (if such failure is not cured or waived within 60 days after receipt of a specific notice) could cause a default to occur.

If a large number of our Note holders die, we may be unable to repay their investments.

Upon the death of an investor, if requested by the executor or administrator of the investor’s estate or, if the Note is held jointly by the surviving joint investor, we are obligated to redeem his or her Notes without any interest penalty. Such redemption requests are not subject to our consent. If a large number of our investors or single investors holding a significant portion of the Notes die within a short period of time, we could be faced with a large number of redemption requests. If the amounts of those redemptions are too high and we cannot offset them with loan repayments, secure new loans, or issue additional Notes, we may not have the liquidity to redeem the investments.

The indenture does not contain covenants restricting us from taking certain actions, and therefore, the indenture provides very little protection of your investment.

The Notes do not have the benefit of extensive covenants. The covenants in the indenture are not designed to protect your investment if there is a material adverse change in our combined consolidated financial condition, results of operations or cash flows. For example, the indenture does not contain any restrictions on our ability to create or incur senior debt or other debt or to pay distributions or any financial covenants (such as a fixed charge coverage or minimum partners’ equity covenants) to help ensure our ability to pay interest and principal on the Notes. The indenture does not contain provisions that permit Note holders to require that we redeem the Notes if there is a takeover, recapitalization or similar restructuring. In addition, the indenture does not contain covenants specifically designed to protect you if we engage in a highly leveraged transaction. Therefore, the indenture provides very little protection of your investment.

Management has broad discretion over the use of proceeds from this offering.

We expect to use the proceeds from this offering for purposes detailed in this prospectus under “Q&A” and “Use of Proceeds” sections. Because no specific allocation of the proceeds is required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used.

There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.

The Notes will not be listed on a national securities exchange or authorized for quotation on The NASDAQ Stock Market or any stock exchange. There will not be a CUSIP identification number for the Notes; there will not be any trading market for the Notes; and it is unlikely that the Notes will be able to be used as collateral for a loan. Except as described elsewhere in this prospectus, you have no right to require redemption of the Notes. You should only purchase these Notes if you do not have the need for your money prior to the maturity of the Note.

There is no sinking fund to ensure repayment of the Notes at maturity, so you are totally reliant upon our ability to generate adequate cash flows.

We do not contribute funds to a separate account, commonly known as a sinking fund, to repay the Notes upon maturity. Because funds are not set aside periodically for the repayment of the Notes over their respective terms, you must rely on our combined consolidated cash flows from operations, investing and financing activities and other sources of financing for repayment, such as funds from the sale of the Notes, loan repayments and other borrowings. To the extent cash flow from operations and other sources are not sufficient to repay the Notes, you may lose all or a part of your investment.

Risks Related to Our Business

We suffered significant losses during fiscal years 2008 and 2009 and the first nine months of 2010.

During fiscal years 2009 and 2008, our net losses were approximately $33.0 million and $20.2 million, respectively. During the first nine months of 2010, our net losses were approximately $8.9 million. We anticipate that losses may continue through fiscal 2011.

Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so your investment is completely dependent upon our successful operation of our business.

Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks and thrift institutions, and are not subject to periodic compliance examinations by federal or state banking regulators. Therefore, an investment in our Notes does not have the regulatory protections that the holder of a demand account or a certificate of deposit at a bank does. The return on Notes purchased by you is completely dependent upon our successful operation of our business. To the extent that we do not successfully operate our business, our ability to pay interest and principal on the Notes will be impaired.

Because we require a substantial amount of cash to service our debt, we may not be able to pay our obligations under the Notes.

To service our total indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors, including our successful financial and operating performance. We cannot assure you that our business plans will succeed or that we will achieve our anticipated financial results.

If we do not achieve our anticipated results, we may not be able to generate sufficient combined consolidated cash flows from operations, investing and financing activities or to obtain sufficient funding to satisfy all of our obligations, including our obligations under the Notes.

We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.

We plan to maintain a line of credit with a financial institution so that we may draw funds when necessary (e.g., when payments due to maturity of the Notes exceeds the cash inflow from the repayment of our loans to our customers) to meet our obligation to redeem maturing Notes. Our current line of credit expires on April 14, 2012. If we fail to renew this line of credit or obtain a replacement line of credit, we will be more dependent on the proceeds from the Notes for our continued liquidity. If the sale of the Notes is significantly curtailed or delayed for any reason and we fail to renew or replace our line of credit or we default under our line of credit, our ability to meet our obligations, including our obligations with respect to the Notes offered hereby, could be materially adversely affected and we may not have sufficient funds to redeem your investment.

The collectability of our loan receivables has been affected by general economic conditions. If we are unable to collect under normal collection procedures or if sale of collateral is required, we may not be able to recover the full amount of delinquent accounts.

Our liquidity is dependent on, among other things, the collection of our loan receivables. We continually monitor the delinquency status of our loan receivables and promptly institute collection efforts on delinquent accounts. Collections of our loan receivables have been affected severely and negatively by general economic conditions. Although we ordinarily require collateral for loans, when real estate values are negatively impacted by the economy we may not be able to recover the full amount of outstanding receivables by resorting to the sale of collateral given for those loans. When we recognize that our collateral’s market value will not be sufficient to pay our loan amount, we may choose to accept less than the full repayment of our loan, allowing the borrower to complete a short-sale.

The portion of our business plan utilizing non-institutional investment dollars for lending purposes or real estate development as described in this prospectus is a new endeavor of our business plan.

We have no experience with managing a notes offering as a source of funds for our business activities. There can be no assurance that results of our new business plan will be similar to or better than the results we obtained under our prior business plan.

If we do not perform under the terms of our institutional loan, the lender can call our loan due.

If our lender does not renew our loan or we cannot or do not make timely payments, maintain sufficient partners’ equity, among other covenants, our lender can call our loan due and demand full payment of the balance due. If this were to happen, we will lose our ability to borrow money from them and it could have a materially adverse impact on our liquidity. We may be forced to sell off our loan receivables and other operating assets, or we might be forced to cease our operations, and you could lose some or all of your investment.

If an unusually large amount of our constructions loans default, we could suffer significant losses.

During 2007, 2008, 2009 and the first nine months of 2010, we have been primarily engaged in buying non-performing loans and we have experienced increasing losses from these loans purchased. This was a result of the real estate market initially declining in 2007 with further declines in 2008 and 2009 and most of 2010. During that period of time, we have continued to increase our allocation for loan losses to reflect the declines in the housing market and values. Since these allocations reduce our loan assets to reflect what we can recover in the market for the loan, the actual loss that we believe will occur when the loan is collected should have been recognized. We anticipate that in the future, a substantial portion of our business will be extending construction loans to homebuilders. If a large number of future construction loans default, we could experience significant losses. In addition to losing interest and fee income, we will be required to incur expenses on each loan that defaults, such as attorneys’ fees, local real estate property taxes, property preservation costs and, in some cases, the cost of completing construction of the home. If we experience a higher than expected number of loan defaults, we may be unable to repay your investment at maturity. Further declines in housing prices may increase the rate of loan defaults and increase the loss percentage of defaulted loans.

We are obligated to purchase non-performing loans per our agreement with institutional lenders. Estimated potential losses on these loans are accounted for in our combined consolidated financial statements as the “put option obligation”. The obligation has a negative impact on our liquidity reducing funds available for other obligations.

We may not be able to extend enough construction loans or acquire enough other income producing assets to generate sufficient income to pay you your interest and principal on your investment.

We rely on interest and fees from construction loans and other assets in order to provide income. We are largely dependent upon demand for 84 Lumber’s products and its customers’ willingness to enter into construction loans and other financing alternatives for their businesses. Our ability to extend loans can be affected by other lenders offering loans at lower interest rates and or fees. If we extend more loans, assuming the borrowers do not default in their payment obligations, our interest and fee income increases. If we extend fewer loans or offer terms at lower interest rates or fees, our income will be reduced and we may be unable to repay your total investment.

If we experience significant losses in the loans and other investments we make and the other business activities we engage in, we may be unable to repay your Notes.

We also extend and purchase various other types of loans and investments relating to the homebuilding industry. The loans we extend or purchase could include commercial real estate loans, loans to acquire and develop real estate and working capital loans to homebuilders. The other business activities we engage in include purchasing defaulted or troubled unsecured or secured debt at a discount, including from affiliates. If these loans default we could experience additional losses that may cause us to have insufficient funds to redeem your investment.

Our business is not industry diversified and is subject to downturns or devaluations in the housing market.

We extend loans on a nationwide basis to small- to medium-sized homebuilders for the construction of new homes and for the acquisition and development of real estate. We do not extend loans to any other types of businesses or in any other industry. As a result, our business is dependent predominantly on the health of the real estate market. We are not diversified into any other segment of the economy. The homebuilding industry has been and is experiencing a significant downturn. Demand for newly constructed homes has been and can be affected by many different factors, including but not limited to, demographics, interest rates, overall economy, cost of building materials and labor, availability of financing for end users, inventory of homes available and governmental action or inaction. The tightening credit markets have made it more difficult for consumers to obtain financing to purchase homes. If housing prices continue to decline or sales in the housing market continue to decline, our homebuilder customers may have a hard time selling their homes at a profit. This can cause the amount of defaulted loans that we own, or are required to purchase, to increase. An increase in defaulted loans would reduce our income and could lead to losses on our loans. A decline in housing prices will further increase our losses on defaulted loans. If the amount of defaulted loans or the loss per defaulted loan continues to increase, we will operate at a loss and experience a decline in our partners’ equity. This could cause us to become insolvent and we will not be able to pay back your investment.

If a large number of our borrowers are unable to repay their loans within a normal average number of months, we will experience a significant reduction in our income and/or liquidity.

Loans that we extend are expected to be repaid in a normal average number of months, typically 12 months or less, depending on the size of the loan. If these loans are repaid in a longer period of time, the amount of income that we receive on these loans will be reduced. Any reduction in the amount of income can have a negative effect on how much money we have available to pay you interest on your investment and/or principal.

Construction loans to homebuilders and/or developers, which comprise a significant portion of our assets, are a higher than average credit risk, and could expose us to higher rates of loan defaults.

Our primary business is extending construction loans to homebuilders and purchasing construction loans from institutional lenders under the lending program we operate for homebuilder customers of 84 Lumber. Construction loans to homebuilders are considered higher risk because the ability to repay depends on the homebuilder’s ability to sell a newly built home. These homes typically are not sold by the homebuilder prior to commencement of construction. Therefore, we may have a higher risk of loan default among our customers than other lending companies. If we suffer increased loan defaults in any given period, our operations could be materially adversely affected, and we may have difficulty making our principal and interest payments on the Notes.

We also extend construction loans to developers of multi-family or commercial properties. Loans to developers are repaid with proceeds from a permanent take out loan from a qualified lender. The significant risk in these loans is non performance by the developer in completing construction of the improvements and compliance with the conditions of the take out lender’s loan commitment.

We are subject to risk of significant losses on our loans because we do not require our borrowers to insure their collateral for our loans.

It is customary for real estate lenders to require the borrower to provide title insurance and hazard insurance with minimum coverage amounts set by the lender. We do not generally require our homebuilders to provide either title or hazard insurance on their collateral for our loans to them. This represents an additional risk to us as the lender. The homebuilder may have a fire or other property damage claim, which normally would be covered by insurance, but may result in a loss on the loan because insurance proceeds are not available. We do require developers to provide title insurance and hazard insurance on the collateral for our loan with minimum coverage amounts set by us as the lender.

Additional competition may decrease our profitability, which would adversely affect our ability to repay the Notes.

We could experience increased competition for business from other companies and financial institutions that are willing to extend the same types of loans that we extend at lower interest rates and/or fees. These competitors also may have substantially greater resources, lower cost of funds, and a better established market presence. If these companies increase their marketing efforts to our market niche of borrowers or if additional competitors enter our markets, we may be forced to reduce our interest rates and fees in order to maintain or expand our market share. Any reduction in our interest rates or fees could have an adverse impact on our profitability and our ability to repay the Notes.

Additional competition may decrease our liquidity, which would adversely affect our ability to repay the Notes.

We could experience increased competition for investment dollars from other companies and financial institutions that are willing to offer higher interest rates. We may be forced to increase our interest rates in order to maintain or expand our liquidity. Any increase in our interest rates could have an adverse impact on our liquidity and our ability to repay the Notes.

We will be required to devote resources to comply with various provisions of the Sarbanes-Oxley Act, including Section 404 relating to internal controls testing, and this may reduce the resources we have available to focus on our core business.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, beginning with our Annual Report on Form 10-K for the fiscal year 2011, our management will be required to report on the effectiveness of our internal control over financial reporting. We may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. Among other things, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Any failure to comply with the various requirements of the Sarbanes-Oxley Act may require significant management time and expenses and divert attention or resources away from our core business. In addition, we may encounter problems or delays in completing the implementation of any requested improvements provided by our independent registered public accounting firm.

We are required to maintain effective internal controls of our financial reporting.

If we do not maintain effective internal controls of our financial reporting in accordance with Section 404, it could result in delaying future offerings. If future offerings are delayed, it could have an extreme negative impact on our cash flow causing us to default on our obligations.

We are located in Jacksonville, Florida, which is subject to hurricanes and other severe weather.

While we use an off-site backup system, our employees live in Jacksonville, Florida and the surrounding areas. A highly destructive hurricane or other severe weather impacting Jacksonville, or the surrounding areas, could prevent our employees from working, which could adversely affect our operations and therefore our ability to pay timely the money due under the Notes.

We are controlled by the Hardy family and do not have any independent board members.

We are 99% directly owned by 84 Lumber, which is controlled by Margaret H. Magerko and other members of the Hardy family. Our general partner, 84 LADC, LLC, which owns the remaining 1% interest in our Company, is a wholly-owned subsidiary of 84 Lumber. Therefore, the Hardy family will be able to exercise significant control over our affairs. In addition, decisions may be made with 84 Lumber in mind, which while overall would be intended to benefit 84 Lumber Company and all of its affiliates as a whole (including 84 FINANCIAL L.P.), but may be detrimental to 84 FINANCIAL L.P. itself. 84 Lumber has the ability to dictate the terms of the loans originated, the loan portfolio risk evaluation process, the amount of fees we receive for loan servicing and the amount of rent we receive on 84 Lumber retail stores we own.

We are currently almost entirely reliant on 84 Lumber to generate income — both directly, indirectly —  for profitability and our financial condition.

Our income from 84 Lumber comes from rent paid to us for 84 Lumber facilities that we own. We currently receive an insignificant amount of income from our portfolio of construction loans. Since we currently are not extending loans directly and are only buying non-performing loans, those loans do not generate income for the Company.

We are a captive finance company of 84 Lumber; in other words, our primary business is providing financing to customers who purchase products of 84 Lumber. Generally, our customers are customers of 84 Lumber. In addition, we are substantially reliant on 84 Lumber as a source of operating cash. Rental income we receive from 84 Lumber comprises approximately 62% of our revenue year to date 2010. As a result, various aspects of 84 Lumber’s business, including changes in the production or sales of its products, the use of marketing incentives, its customers’ willingness to enter into alternative financing arrangements, and other factors impacting 84 Lumber or its employees could significantly affect our profitability and financial condition.

We have substantial credit exposure to 84 Lumber.

As a subsidiary of 84 Lumber, we have entered into various operating and financing arrangements with 84 Lumber. For example, our primary source of operating cash is rental income we receive from 84 Lumber. As a result of these arrangements, we have substantial credit exposure to and in respect of 84 Lumber.

If 84 Lumber defaults under its loan obligations, we could experience a change in control.

Furthermore, all of the partnership interests in our Company are pledged as collateral to the bank group which provides a revolving credit loan facility to 84 Lumber and its affiliates and to the separate lending group which provides a term loan to 84 Lumber and its affiliates. The revolving credit loan facility had a maximum commitment from the bank group of $390,000,000 in 2008. The current commitment is

$340,000,000 and the outstanding balance as of September 26, 2010 is $130,061,000. The original balance on the term loan in 2008 was $195,000,000 and has been paid down to approximately $46,464,000 as of September 26, 2010.

We rely on 84 Lumber to perform significant back office functions for us, such as accounting, finance and marketing.

We have no employees who perform general and administrative functions for us, such as accounting and finance, marketing, human resources, and information technology. We rely solely on 84 Lumber, to provide these services and share its employees with us pursuant to a Management Services Agreement. However, the Management Services Agreement was not negotiated on an arm’s length basis and may contain terms that are not as favorable as those that could have been obtained from a third party. Employees of 84 Lumber, including our Vice President of Finance, Daniel M. Wallach, also provide services to other subsidiaries and affiliates of 84 Lumber. There is no assurance that the 84 Lumber employees we use through the Management Services Agreement will devote sufficient time or the same level of attention to our business.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

Loans we extend or repurchase are secured by real property. In the course of our business, we may own or foreclose and take title to real estate that could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Our allowance for loan losses may be insufficient.

All borrowers carry the potential to default and our remedies to recover may not fully satisfy the amount loaned. We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable loan losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of our management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. There can be no assurance that our management has correctly assessed the level of impairments taken and allowances reflected in our financial statements. Furthermore, additional impairments may need to be taken or allowances provided for in the future.

We may be subject to changes in our business as a result of the Dodd-Frank Wall Street Reform and or Consumer Protection Act of 2010

The Dodd-Frank Wall Street Reform and or Consumer Protection Act of 2010 represents a comprehensive overhaul of the financial services industry within the United States and will require a number of federal agencies to implement numerous new rules, many of which may not be implemented for several months or years. At this time, it is difficult to predict the extent to which the Dodd-Frank Act or the resulting regulations will impact our business. However, compliance with these laws and regulations may result in additional cost and expenses, which may impact our results of operations, financial condition or liquidity.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus, including, without limitation, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including but not limited to those set forth in the “Risk Factors” section of this prospectus, as well as the following:

•	We may experience significant difficulties in executing our new business plan, which requires us, among other things, to manage this Notes offering and to originate and service a larger portfolio of loans.
•	The profitability of our business depends to a large degree on stability in housing prices and demand for new housing which have been absent under current economic conditions.
•	Additional competition from other lenders may reduce the number of loans that we are able to extend and reduce the spread between interest rates we receive from customers and the interest rates we pay on our borrowings.

If any of the events described in “Risk Factors” occur, they could have an adverse effect on our business, financial condition and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in this prospectus, in mind. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

USE OF PROCEEDS

We expect to incur approximately $739,600 in initial expenses to offer the Notes pursuant to this prospectus. The net proceeds we receive from this offering will be equal to the amount of the Notes we sell, less our offering expenses. If we sell the maximum offering amount of the Notes, which is $1,000,000,000, we estimate that our net proceeds less our initial offering expenses will be approximately $999,260,400.

We will receive cash proceeds in varying amounts from time to time as the Notes are sold. Due to our inability to predict with any certainty whatsoever the amount and timing from inflows of (i) the sale of Notes, (ii) our customer loan repayments, and (iii) our line of credit borrowing capacity, we cannot provide any specific allocation of proceeds we will use for any particular purpose. However, we intend to use substantially all of the net offering proceeds as follows, in the following order of priority:

(1)	to make payments on other borrowings from third parties, including other debt and senior debt;
(2)	to redeem maturing Notes and Notes required to be redeemed by us;
(3)	to make interest payments on the Notes; and
(4)	to the extent we have remaining net proceeds and adequate cash on hand, to fund any one or more of the following activities:
•	to extend construction loans to homebuilders or provide other secured or unsecured financing to homebuilders;
•	to extend construction loans to developers of multi-family or commercial property;
•	to buy non-performing loans from institutional lenders participating in our lending program
•	to acquire and develop residential building lots or acquire loans to finance the acquisition and development of residential building lots;
•	to finance the acquisition and development of commercial property (possibly with our affiliates);
•	to purchase defaulted or troubled unsecured or secured debt at a discount (possibly from an affiliate);
•	for working capital and other general corporate purposes;
•	to advance/invest in a wholly owned or majority owned subsidiary doing any or all of any of the above;
•	to make payments on borrowings from affiliates;
•	to make loans to or invest in affiliates; and
•	to redeem Notes which we have decided to redeem prior to maturity.

There is no minimum number or amount of the Notes that we must sell to receive and use the proceeds from the sale of the Notes, and we cannot assure you that all or any portion of the Notes will be sold. In the event that we do not raise sufficient proceeds from our offerings of Notes to adequately fund our operations, we could curtail the amount of funds we loan to our customers and focus on cash collections from our customers in order to increase cash flow. Please see “Risk Factors — Risks Related to Our Offering — We are substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet our liquidity needs,” “Risk Factors — Risks Related to Our Offering — We can provide no assurance that any Notes will be sold or that we will raise sufficient proceeds to carry out our business plans,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios below show the extent to which our business generates enough earnings after the payment of all non-interest expenses to make required interest payments on our debt. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before taxes and fixed charges. Fixed charges consist of interest, whether expensed or capitalized and amortization of expenses related to indebtedness.

	For the Nine Months Ended		For the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007	2006	2005
	(dollars in thousands except ratios)
Fixed Charges (“FC”) Interest Expense	$527	$417	$570	$699	$639	$1,089	$653
Earnings (Loss) from Continuing Operations	$(8,670)	$(26,042)	$(33,773)	$(20,659)	$850	$4,719	$2,276
Earnings (Loss) Before FC Prior Two Lines Added Together	(8,143)	(25,625)	(33,203)	(19,960)	1,489	5,808	2,929
Earnings to fixed charges	N/A	N/A	N/A	N/A	2.33	5.33	4.48
Deficiency	$8,670	$26,042	$33,773	$20,659	N/A	N/A	N/A

SELECTED COMBINED CONSOLIDATED FINANCIAL DATA

The following selected combined consolidated financial data should be read together with our combined consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected combined consolidated financial data in this section is not intended to replace our combined consolidated financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

Our combined consolidated information may not be indicative of our future performance and our combined consolidated financial information does not reflect what our financial position, results of operations and cash flows would have been had we operated as a stand-alone entity.

The summary financial data as of and for the fiscal years ended January 3, 2010 (“fiscal 2009”) and January 4, 2009 (“fiscal 2008”) and for the fiscal year ended January 6, 2008 (“fiscal 2007”) is derived from our audited combined consolidated financial statements included elsewhere in this prospectus. The selected financial information as of January 6, 2008 and as of and for the fiscal years ended 2006, and 2005 has been derived from unaudited combined consolidated financial information not included in this prospectus.

The summary financial information as of and for the nine month period ended September 26, 2010 and September 27, 2009 are derived from our unaudited combined consolidated financial statements which are included in this prospectus.

The unaudited combined consolidated financial statements as of and for the nine month periods ended September 26, 2010 and September 27, 2009 include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, that management considers necessary for a fair statement of the results for those aforementioned periods.

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(dollars in thousands)
Combined Consolidated Operations Data
Operating Revenues	$5,768	$4,461	$6,063	$5,435	$7,298	$6,374	$4,574
Lot and Loan Losses and Related Expenses	8,810	26,399	33,864	25,829	4,189	119	1,647
Net Income (Loss) from Continuing Operations	(8,670)	(26,042)	(33,773)	(20,659)	850	4,719	2,276
Income (Loss) from Discontinued Operations	(184)	853	811	502	788	81	106
Net Income (Loss)	$(8,854)	$(25,189)	$(32,962)	$(20,157)	$1,638	$4,800	$2,382
Net Income (Loss) Attributable to Partners of 84 FINANCIAL L.P.	(8,857)	(25,165)	(32,936)	(20,155)	1,631	4,800	2,382
Selected Combined Consolidated Balance Sheet Data
Assets	$53,921	$78,694	$68,629	$110,815	$97,505	$72,023	$48,574
Senior Debt	11,248	14,044	19,603	17,677	13,949	7,998	4,832
Related Party Notes Payable	7,927	5	5,000	3,630	—	16,350	8,000
Put Option Obligation	4,973	6,796	5,687	6,858	3,319	2,448	3,371
Partnership Contributions	200	2,033	2,033	25,690	33,151	7,929	3,525
Partnership Distributions	30	1,075	13,132	1,900	11	—	—
Total Partners’ Equity	29,295	57,809	37,979	82,040	78,407	43,629	30,855
Principal Balance of Assets Disposed	20,326	32,792	41,251	33,284	27,017	17,913	16,942
Loans Purchased Through Contractual Obligations	6,409	10,798	13,895	50,393	28,557	13,857	10,370
Period End Amount of Loans Subject to Put Option	24,187	73,647	53,030	137,773	274,523	317,627	294,754

SUPPLEMENTARY COMBINED CONSOLIDATED QUARTERLY FINANCIAL INFORMATION

[Summarized unaudited quarterly financial data for the nine-month period ended September 26, 2010 and for fiscal 2009 and fiscal 2008 are as follows (in thousands):]

	Fiscal
	Q3 2010	Q2 2010	Q1 2010	Q4 2009	Q3 2009	Q2 2009	Q1 2009	Q4 2008	Q3 2008	Q2 2008	Q1 2008
Net Revenue	$1,232	$2,745	$1,791	$1,602	$1,314	$1,856	$1,291	$856	$1,730	$1,676	$1,173
Cost of sales Developed Properties	(835)	(1,480)	(649)	(737)	(573)	(904)	(158)	(590)	(170)	(436)	(56)
Loan and Lot Losses	(2,516)	(2,152)	(3,369)	(6,662)	(12,990)	(6,151)	(5,562)	(11,447)	(6,367)	(2,149)	(4,201)
Other Expenses/Income	(931)	(1,678)	(828)	(1,934)	(1,601)	(1,488)	(1,076)	217	(823)	(399)	327
Loss from Continuing Operations	(3,050)	(2,565)	(3,055)	(7,731)	(13,850)	(6,687)	(5,505)	(10,964)	(5,630)	(1,308)	(2,757)
Income from Discontinued Operations	250	(684)	250	(42)	474	96	283	(119)	207	235	179
Net Loss	$(2,800)	$(3,249)	$(2,805)	$(7,773)	$(13,376)	$(6,591)	$(5,222)	$(11,083)	$(5,423)	$(1,073)	$(2,578)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the information under our audited annual and unaudited interim period combined consolidated financial statements and related notes and other financial data included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

84 FINANCIAL L.P. (“84 FINANCIAL,” “we” or “our” or the “Company”) is a Delaware limited partnership. 84 Lumber Company (“84 Lumber”), as the sole limited partner, holds 99% of the partnership interests in 84 FINANCIAL. 84 Lumber also is the sole member of our general partner, 84 LADC, LLC, which holds 1% of the partnership interest in 84 FINANCIAL. 84 Lumber was founded in southwestern Pennsylvania in 1956 and today is a leading supplier of building materials to small- to medium-sized homebuilders throughout the United States. Since our inception in 1993, we have operated as a finance company for customers of 84 Lumber who are homebuilders. Today our business is comprised of three segments: 1) lending to residential homebuilders; 2) acquisition, development and sale of residential lots; and 3) commercial property leasing.

Our business plan will continue to emphasize construction lending as our main line of business. Having seen the real estate market reach historical lows, we feel that the market is poised for a recovery. Given this, we are preparing our company to once again become an active lender to homebuilders by providing them construction financing. We have redesigned our lending program to manage overall lending risks as well as specific real estate market risks. Competitively, this segment of the market has fewer lenders due to the contraction in commercial banking and the regulatory environment that banks are currently facing. Since we are not a tightly regulated company, we feel we have a competitive edge that allows us to make prudent, business-minded decisions.

When used herein, “2010” refers to the nine-month period ended September 26, 2010, “2009” refers to the 52-week period ended January 3, 2010, “2008” refers to the 52-week period ended January 4, 2009, and “2007” refers to the 53-week period ended January 6, 2008.

Lending to Residential Homebuilders

Our primary business is extending construction loans to homebuilders and developers who are customers of 84 Lumber and purchasing impaired construction loans extended by institutional lenders under a national lending program to homebuilder customers of 84 Lumber.

From December 1997 through October 2010, in order to meet growing demand for construction loans, we operated a lending program with institutional lenders. Under that program, 84 Lumber was able to refer its homebuilder customers to these institutional lenders for financing, and the institutional lenders were responsible for underwriting, closing, funding and servicing loans to 84 Lumber’s homebuilder customers. The institutional lenders extended the loans per our agreement with them. That agreement has a put option provision that allows the financial institutions to require us to purchase non-performing loans. At the end of 2007, there were a total of $275 million in loans outstanding with these institutional lenders and as of September 26, 2010, there were a total of $24 million of loans outstanding. Therefore, we have an obligation to purchase all or a portion of the $24 million in loans subject to the performance of the borrowers. This obligation does not terminate until all loans extended under the current program have been repaid. The loans that we purchase are typically considered defaulted loans because the ability to collect these loans per the original terms of the loan is unclear and, as a result, investment in the loans is subject to loss. We analyze the projected amount of loans that we may have to purchase as well as potential losses on the expected purchases of loans. This analysis is based on recent historical amounts of loans purchased, our more recent loss experience on loans and expected losses on currently scheduled closings. This projected amount is accounted for as the Put Option Obligation on our balance sheet. We expect the obligation to decline due to the declining amount of loans in the current program. Over the last several years, these institutional lenders have elected to discontinue their participation in our lending program because of the onset of the economic recession and, in particular, its effect on the homebuilding industry. The last date on which new loans could be originated under our lending program with institutional lenders was October 20, 2010.

Finally, we have and may in the future extend unsecured financing and purchase defaulted debt from an affiliate. These purchases will take place when management deems it prudent to do so from an investment and cash flow perspective.

Acquisition, Development and Sale of Residential Lots

On a limited basis, we also acquire and develop land for residential subdivisions, which developed lots are then sold to homebuilders who are customers of 84 Lumber. It is also our intent to continue our completion of our real estate developments as the real estate market warrants.

Commercial Property Leasing

We own, manage and lease commercial properties mainly to 84 Lumber which pays monthly rental payments to us. The monthly rent we received from 84 Lumber for the first nine months of 2010 represents approximately 62% of our total income, including rent classified as income from discontinued operations. It is our intent to continue our commercial property leasing business as the real estate market warrants.

Revenue Sources

The principal components of our revenue are interest and fees on loans, proceeds from the sale of land and lots, and rents received on commercial properties. Our interest income on loans is affected by loan delinquency and the amount of loans that we own. Higher loan delinquency reduces our interest income. If we extend more loans, assuming our borrowers stay current in making their payments and interest rates remain, at a minimum, constant, our interest income increases. The loans that we intend to extend in the future will be floating rate loans that will call for interest rate changes based on our cost of funds plus a specific margin. This method of establishing rates on loans is intended to mitigate income variations due to fluctuating market interest rates. Fees are charged on loans when they are extended and are recognized over the expected life of the loan. Our fee income increases when we extend more loans and decreases if we extend fewer loans. Our sale of land and lots is mostly dependent on the new construction housing market. Our rental income consists primarily of rent charged to 84 Lumber. 84 Lumber leases property that we own for their retail operations. We expect rental income to remain stable for the foreseeable future.

The table below shows the recent history of these revenue sources:

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007
	(dollars in thousands)
Interest and Fee Income	$—	$92	$78	$1,165	$2,592
Sale of Land/Lot Revenue	$2,449	$1,803	$2,515	$1,587	$1,865
Rental Income	$3,319	$2,566	$3,470	$2,683	$2,841
Total	$5,768	$4,461	$6,063	$5,435	$7,298
Rental Income from Discontinued Operations	$750	$831	$1,074	$1,119	$1,048
Total	$6,518	$5,292	$7,137	$6,554	$8,346

The table above depicts our revenue decreasing over the period from 2007 to 2009. This was a result of the poor performance of the economy, particularly in the real estate market.

Interest and fee income in 2008 decreased 50% compared to 2007, dropped sharply in 2009, and further decreased in the first nine months of 2010 compared to the same period in 2009, due to the rise in delinquent loans. When loans become delinquent, borrowers do not make their payments and therefore, we do not receive interest income on the loans. In early 2008, we decided to reduce new loan originations because loan delinquency was increasing and in an effort to minimize our exposure to additional losses. We expect our interest and fee income to remain low until we extend new loans. We have gradually increased our new loan originations in the 4th quarter of 2010 and expect to continue to gradually increase our new loan originations in 2011.

In 2009, we sold one subdivision which resulted in an increase in land/lot sales as compared to 2007 and 2008. Sales in the first nine months in 2010 have increased primarily due to the sale of one subdivision and several individual lots. We expect revenue from this business line over the next two years to be similar to the last two years.

Our rental income remained constant in 2007 and 2008, increasing in 2009 and 2010 due to acquiring more leased commercial property. We expect our rental income to continue to remain constant. Future variations in the rental income will occur if we buy additional or sell existing commercial property.

Expenses

The expenses of our company fall within the general categories shown in the following table:

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007
	(dollars in thousands)
Cost of Sales – Developed Properties	$2,964	$1,635	$2,372	$1,252	$1,464
Selling, General and Administrative Expenses, Net of Other Income:
Loan and Lot Expenses	$773	$1,696	$2,499	$1,901	$757
Overhead	$1,598	$1,472	$1,614	$849	$656
Put Option Fees and Other	$239	$(32)	$15	$(1,177)	$(1,255)
Total Selling, General and Administrative Expenses, Net of Other Income	$2,610	$3,136	$4,128	$1,573	$158
Loan and REO Related Losses and Impairment	$8,419	$24,703	$31,869	$24,312	$3,432
Interest Expense	$527	$417	$570	$699	$639

Cost of Sales — Developed Properties

The fluctuation in cost of sales related to developed properties through 2009 is consistent with the trend in the sales of developed properties for that period. During the first nine months of 2010, we sold several individual properties and one subdivision, resulting in the increase from the first nine months of 2009. However, some of the individual properties were sold at a loss, resulting in the increase in costs of sales compared to sales of developed property for this period. We expect the cost of sales of developed properties to approximate the revenue from this activity for the next several years.

Selling, General and Administrative Expenses, Net of Other Income

Our loan and lot expenses increased from $757,000 in 2007 to $1,901,000 in 2008, and further increased to $2,499,000 in 2009 largely as a result of increased loan defaults. We incur additional expenses on each loan that defaults. These expenses include attorneys’ fees, local real estate property taxes and property preservation costs. These expenses decreased to $773,000 through the first nine months of 2010 from $1,696,000 during the same period of 2009 due to a decrease in the number of loans that we own. We expect these expenses to further decrease as the number of loans and lots decreases through sales.

Overhead expense has increased from $656,000 in 2007 to $849,000 in 2008, and $1,614,000 in 2009 due to additions to staff to manage and perform the necessary tasks on each loan. Overhead expense increased to $1,598,000 through the first nine months 2010 from $1,472,000 during the same period of 2009, largely due to an increase in bonuses to employees during 2010 for goal attainment. As the number of loans that we purchased increased, the work required on loans increased. We expect these expenses to increase as our new business plan is fully implemented to meet the anticipated needs of our expanded operations.

The low amount of net expense in 2007 is a result of higher put option obligation fees, which are netted against SG&A. Put option fees, which are generated through the origination of new loans under the institutional lender program, substantially decreased in 2008 continuing through 2010 as a result of a decline in new loans. Additionally, other loan related expenses increased significantly in 2008 continuing through 2010 as a result of an increase in foreclosures and defaulted loans. Unless institutional lenders are replaced, we do not expect to receive any future put option obligation fees.

Loan and REO-related Losses and Impairment

The impairment and loan losses continued to increase as the real estate market property values continued to decline over the period through 2010 as discussed in Analysis of Allowance for Loan Losses, Real Estate Owned – Foreclosed Loan Properties and Put Option Obligation on page 33

Interest Expense

Interest expense has remained fairly constant without a rise in the prime rate. Since the interest rate on our loan fluctuates with the prime rate, as prime adjusts up or down so will our interest expense.

Company Assets

Our assets largely consist of the following as of and for the fiscal year 2008 through September 26, 2010:

	As of, and for the Nine Months Ended	As of, and for, the Fiscal Year
	September 26, 2010	2009	2008
	(dollars in thousands)
Unrestricted Cash	$718	$2,324	$1,793
Restricted Cash	$2,078	$2,537	$2,401
Real Estate Loans Net of Allowances	$11,810	$16,928	$44,744
Real Estate Owned through Foreclosure	$5,046	$8,681	$18,313
Commercial Properties Owned (Net of Depreciation)	$17,238	$19,416	$11,443
Assets Held for Sale	$2,543	$1,895	$1,521
Assets of Discontinued Operations	$4,950	$4,187	$5,974
Related Party Receivables	$—	$—	$5,007
Land Inventories Under Development	$9,528	$12,577	$19,002

Real Estate Loans

Loans that we extended or purchased are accounted for net of allowance for losses. During fiscal 2009, we saw the net carrying value of loans owned decrease from $44.7 million to $16.9 million as a result of loan repayments, transfers to properties owned through foreclosure and increases in the allowance for loan losses. The decrease in loans that we own also occurred as a result of dramatically reducing the loans extended on a direct basis in 2008 and reducing loans purchased under the put option obligation in 2009.

In 2009, we experienced a significant decrease in net real estate loans to $16.9 million and a further decrease to $11.8 million by September 26, 2010 as a result of:

•	A lower amount of purchased loans under the put option obligation;
•	An increased amount of loans transferred from loans to ownership through foreclosure; and
•	A significant increase in the amount of allowance for loan losses due to the declining real estate market.

Real Estate Owned through Foreclosure

Properties owned through foreclosure decreased from $18.3 million in 2008 to $8.7 million in 2009 and further decreased to $5.0 million by September 26, 2010. These decreases are a result of:

•	A significant increase in sales of our properties owned through foreclosure;
•	A decrease in loans purchased from institutional lenders in 2009 as a result of proactive collection techniques, such as the occurrence of short-sales prior to having to purchase loans; and
•	An increase in impairment as a result of declining real estate values.

Commercial Properties

The amount of commercial properties, less depreciation, that we owned increased from $11.4 million in 2008 to $19.4 million in 2009 as a result of our purchase of additional commercial properties. We purchased these additional commercial properties to take advantage of the investment opportunity. Additionally, all of our commercial property owned serves as collateral for our line of credit. When properties are sold, we typically purchase additional properties from an affiliate (for a price that is generally favorable to 84 FINANCIAL) to keep our total collateral values at an amount which allows us to be eligible to borrow the full amount of our line of credit providing our borrowing base is also large enough. See “Business Segments — Leasing of Commercial Properties Segment” for discussion related to Assets held for sale and Assets of discontinued operations.

Related Party Receivables

We have extended short term loans to affiliates which are reflected as Related Party Receivables.

Land Inventories

With respect to land inventories under development, our assets have been on the decline. Increases occur through adding projects and spending money on improvements in projects. Decreases occur through sales of lots/land and reduction of market value below cost (impairment). Over half of the reduction in the last two years has been from impairment. The amount of our land inventories under development has decreased from $12.6 million to $9.5 million during the nine months ended September 26, 2010 as a result of $3.0 million in property sales, $0.8 million in new property acquired and additional development of existing property, and $1.1 million in impairment recorded due to declining real estate values.

Liabilities

The significant liabilities of the Company are borrowings under a credit facility, the put option obligation, related party notes and account payables. Our credit facility provides us liquidity to meet our obligation to purchase loans from the institutional lenders. Our line of credit has been renewed through April 14, 2012 and is renewable annually thereafter. The put option obligation represents our estimate of future losses that may be incurred on loans we may have to purchase in the future. When needed, we have borrowed funds from related parties to fund our operations or obligations. This amount is reflected in our combined consolidated financial statements as related party notes and related party accounts payables. While we may request these loans, there is no guarantee that the related parties will fulfill our request on favorable terms or at all.

The following table summarizes these activities:

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008
	(dollars in thousands)
Current Borrowings Under Credit Facility	$11,248	$14,044	$19,603	$17,677
Put Option Obligation	$4,973	$6,796	$5,687	$6,858
Related Party Note and Accounts Payable	$7,927	$5	$5,189	$3,693

Our borrowings are under a revolving credit facility secured by our pledge of loans and commercial real estate as collateral. Our borrowings under the credit facility were $17,677,000 at the end of 2008, increasing to $19,603,000 at the end of 2009 and decreasing to $11,248,000 as of September 26, 2010. The changes in our outstanding borrowings in 2008 and 2009 occurred due to purchasing a higher amount of loans through the put option obligation. The balance decreased in the first nine months of 2010 due to selling a higher amount of real estate owned – foreclosed loan properties, and the repayment of loans. We expect the borrowings on our line of credit will remain in this historical range as we continue to administer the balance of loans that are covered by our put option obligation.

The put option obligation decreased from 2008 to 2009 and further decreased to $4,973,000 in September 2010. The amount of the put option obligation is the estimated loss on loans that we may be required to buy in the future. At the beginning of 2008, approximately $275.0 million of loans were subject to the put option obligation and at the end of September 2010 $24.0 million were subject to the put option obligation. The higher the amount of loans that are subject to this put option obligation, the higher expected loss that we could experience. Therefore, the dramatic reduction in the amount of loans subject to the put option obligation has contributed to a reduction in our put option obligation as recorded in our combined consolidated financial statements. Increases in the percentage of loss the we have experienced in loans from 2008 through September 2010 has negatively affected our put option obligation. Therefore, the amount of the put option obligation has decreased in total but increased as a percentage of the total remaining loans in the loan program. We periodically review our data and methodology in calculating this amount to reflect the best estimate based on current market conditions. We expect the amount of our put option obligation to decline as the portfolio of loans that are subject to the put option continues to reduce in amount and we expect that our loss percentage has stabilized.

When necessary, we may borrow additional funds from affiliates. However, they are under no obligation to lend us those funds on favorable terms or at all.

Contractual Obligations

The following table of contractual obligations as of fiscal year end 2009 includes interest obligations.

	Payment Due by Period (dollars in thousands)
Contractual Obligations	Total	Less than One Year	1 – 3 Years	3 – 5 Years	More than 5 years
Long-Term Debt Obligations	$19,617	$—	$19,617	$—	$—
Capital Expenditures	621	621	—	—	—
Related Party Notes Payable	5,000	—	5,000	—	—
Total	$25,238	$621	$24,617	—	—

Our line of credit has been extended through April 14, 2012; therefore, our long-term debt obligations are classified as 1 – 3 year obligations.

In our development of land/lots, we are frequently required to agree to make certain improvements to the real estate within certain periods of time in order to obtain permits from the respective local municipalities. These required expenditures are considered in reviewing our impairment. However, they are not included on our combined consolidated financial statements as a liability or contractual obligation. At the end of fiscal year 2009, the costs that we were under future obligation to incur are approximately $621,300 and they represent two subdivisions which need final topcoats of roads, one subdivision which needs storm water management completion, and one subdivision which needs to purchase a piece of property and build a pool and clubhouse. At September 26, 2010, these remaining costs that we are under future obligation to incur are approximately $500,000.

Off-Balance Sheet Arrangements

As described above, we are contractually obligated to expend approximately $500,000 to complete the development of certain properties. This obligation does not yet meet the liability recognition criteria under accounting principles generally accepted in the United States of America (“U.S. GAAP”), and therefore, is considered to be an off-balance sheet commitment.

Also, as described elsewhere in this document, we are under the obligation to repurchase certain loans in accordance with the institutional lender program. We have recorded a put option obligation as a liability for the losses we expect to incur as a result of purchase. However, the put option obligation recorded does not cover the total carrying amount of the loans that are still owned by institutional lenders, but for which we believe may be obligated to purchase. The carrying amount of loans owned by institutional lenders subject to purchase at September 26, 2010 is approximately $24 million.

Partners’ Equity

This amount is increased by profits from operations and additional capital contributed by the partners. It is decreased by distributions paid to partners and losses incurred from operations of the Company.

The following table is a recap of the activity affecting our partners’ equity:

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007
	(dollars in thousands)
Beginning Partners’ Equity	$37,979	$82,040	$82,040	$78,407	$43,629
Net Profit (Loss)	(8,854)	(25,189)	(32,962)	(20,157)	1,638
Additional Capital Contributed by Partners	200	2,033	2,033	25,690	33,151
Distributions Paid to Partners	(30)	(1,075)	(13,132)	(1,900)	(11)
Ending Partners’ Equity	$29,295	$57,809	$37,979	$82,040	$78,407

The partners’ equity of the Company increased significantly in 2007 and 2008 through cash capital contributions by partners totaling $58.8 million over the two-year period. Cash contributions by partners were reduced to $2.0 million in 2009 and $0.2 million in the first nine months of 2010. Partners’ equity from the end of 2007 through 2009 was reduced by $40.4 million primarily due to losses incurred on loans, sales of foreclosed property, significant increases in allowances for loan losses and significant increases in our put option obligation. During the same period, partner contributions were $27.7 million. Distributions paid to partners grew from $1.9 million in 2008, to $13.1 million in 2009, and were less than $0.1 million in the first nine months of 2010.

Business Segments

We operate in three business segments: (1) lending to residential homebuilders, (2) acquisition, development and sale of residential lots and (3) commercial property leasing. In addition to the information below relating to our business segments, information is contained in the Business Segments footnote in the notes to combined consolidated financial statements.

Lending to Residential Homebuilders and Developers

This business segment reflects our activities related to extending loans to residential homebuilders and developers of multi-family and commercial properties through two separate distribution methods. First, we previously operated a lending program to homebuilders in conjunction with institutional lenders which ended October 21, 2010. Second, we extend loans directly to homebuilders and developers. Our loans are extended to homebuilders and developers located throughout the United States. The homebuilders repay the loans through the sales of homes. Home sales typically take place after a home is fully constructed. In most cases, the homebuilder sells the home after the start of construction. Loans to developers are repaid with proceeds from a permanent take out loan from a qualified lender.

Institutional Lenders

We had contractual agreements with various institutional lenders to extend construction loans to homebuilders. Under those agreements, we referred homebuilders to the institutional lenders and they extend the loans to the homebuilders. The institutional lenders were and are responsible, with our participation, for overseeing the loans until they are repaid by the homebuilders.

We have been engaged in construction lending through institutional lenders since 1997 with total loans extended of approximately $2,000,000,000 since that time. In the event a homebuilder does not perform to the terms of the loan, such as by not making payments, not completing construction of the home or not selling the home in a prescribed time frame, we are required to purchase the loan from the institutional lender per the put option obligation provision under our agreement. We are liable to purchase any non-performing loan owned by the institutional lenders. The largest amount of our lending activity has taken place under this arrangement and presents the largest source of loss and potential future loss to us. As part of our agreement with the institutional lenders, a cash loss reserve fund was established in 2002 and was initially funded with $1 million from us and was then funded from fees charged on each loan extended thereafter. These funds are available to reimburse us for any loss that we may incur in the finalization of these loans. Some losses have been taken from this reserve to date. We are required to maintain the cash loss reserve fund at a computed minimum balance of $1 million. After all loans are repaid to institutional lenders, any remaining balance in the cash loss reserve fund will be released to us.

Over the last several years, these institutional lenders have elected to discontinue their participation in our lending program because of the onset of the economic recession and, in particular, its effect on the homebuilding industry. The effective date of the terminations of these lenders has varied. The last date on which new loans could be originated under our lending program with institutional lenders was October 21, 2010. Therefore, we have developed a new business plan that will utilize investor funds described in this prospectus along with our own capital to offer construction financing in the future to homebuilders and developers and provide other types of financing described herein on a prudent basis. We intend to increase our construction lending activity with the proceeds from this offering. In addition, we may participate in lending programs with other institutional lenders if the opportunity occurs.

When we purchase a loan from an institutional lender, we pursue a solution with the homebuilder. That solution may involve a deferred payment plan for the homebuilder, agreeing to accept less than our pay off if the property is sold (also referred to as a “short sale”), accepting a deed to the property from the homebuilder or pursuing legal action against the homebuilder for non-payment (also referred to as “foreclosure”). Since the loans we purchase are considered less than performing loans, we are subject to incurring losses on these loans. During this process of seeking a solution, we continually evaluate an estimated amount of loss in the future that we may incur (also referred to as “reserves” or “impairment”). This evaluation is calculated and the appropriate adjustment is made in our combined consolidated financial statements to account for estimated losses.

Loans that are not repaid and proceed to foreclosure typically result in higher losses. Any early intervention that causes a loan to be repaid prior to that time typically results in a lower loss, as shown in the loss percentages for short-sales, repayments and sales of properties taken through foreclosure. To manage lower losses, our first course of action is to work with the homebuilder to cause a repayment of the loan as soon as possible. To accomplish this we begin working with the homebuilder prior to our requirement to purchase a loan from the institutional lender through the use of short sales and providing the homebuilder with working capital loans. The difference between the funds received and the full payoff amount is the amount of loss that we incur on the transaction. The put option obligation includes our estimate of these future losses.

Below is a summary of our institutional lending activity:

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007
	(dollars in thousands)
Total Loans Extended through Institutional Lenders	$6,619	$9,282	$13,368	$70,079	$233,107
Total Loans Outstanding through Institutional Lenders	$24,187	$73,647	$51,596	$137,773	$274,523
Cash Loss Reserve	$1,000	$2,205	$2,279	$2,143	$6,593
Total Balance of Principal Disbursed on Loans Purchased from Institutional Lenders	$7,039	$10,798	$13,895	$50,393	$28,557
Total Loans Repaid to Institutional Lenders through Short Sales	$13,107	$20,883	$31,979	$11,657	$—

Institutional lenders extended $233,107,000 in new loans in 2007, $70,079,000 in 2008 and $13,368,000 in 2009. During the first three quarters of 2010 $6,619,000 were extended compared to $9,282,000 during the first three quarters of 2009. This decrease was a result of a slowdown in the national economy and our decision to change to a more restrictive approval process that was instituted in 2008. As previously mentioned, we are potentially liable for all loans owned by the institutional lenders. The larger the amount of loans outstanding, the larger our exposure is to future losses. As shown, the total amount of loans outstanding to institutional lenders has dropped dramatically from $274,523,000 in 2007 to $24,187,000 in September 2010, thus lowering our risk substantially.

As seen on the table above, the cash loss reserve fund grew to $6,593,000 in 2007. The balance in the cash loss reserve decreased due to our ability under our agreement to charge losses on loans to the reserve account. The balance of the fund was $1,000,000 as of September 26, 2010. The balance of the cash loss reserve fund at the end of the third quarter 2010 is equal to the minimum required balance per our agreement and we are not charging any significant losses to the cash loss reserve fund so as not to reduce the balance below the minimum.

The amount of annual loan purchases, based on unpaid loan balances, as a result of our put option obligation in 2007 was $28,557,000 and increased to a high of $50,393,000 in 2008 then decreased to $13,895,000 in 2009 resulting in a reduction of annual purchases of $36,498,000. A renegotiation of the put option obligation terms in October 2008 reduced the future number of loans required to be purchased monthly. During the first nine months of 2010, we purchased loans totaling $7,039,000 compared to $10,798,000 during the same period in 2009. We began utilizing short sales to reduce the amount of purchased loans and mitigate losses in 2008 and did not facilitate any short sales in 2007. The amount of losses through short sales on loans owned by institutional lenders was $1,067,000 in 2008 increased to $5,350,000 in 2009 and the loss from short sales in the first nine months of 2010 was $3,777,000 compared to $3,442,000 during that same period in 2009. The short sale activity has created additional repayments of loan balances of $11,657,000 in 2008, $31,979,000 in 2009 and $13,107,000 in the first nine months of 2010 compared to $20,883,000 during the same period in 2009. By agreeing to these short sales during the two and three quarter year period we avoided purchasing an additional $56,743,000, which reduced our needed liquidity. We expect the amount of purchases to continue to decline as the amount of existing loans financed by institutional lenders is significantly lower now ($24 million) compared to 2007 ($275 million). We expect the amount of short sales to also decrease for the same reason.

Direct Lending

In addition to the institutional lending program, we provided financing to customers of 84 Lumber on a direct basis, outside of the institutional lending program. As the real estate market showed signs of declining values and we experienced increased loan defaults, we suspended extending new construction loans in early 2008 on a direct basis.

Since the remaining construction loans extended on a direct basis are older than twenty-four (24) months and/or delinquent, the majority of these loans are impaired and are therefore analyzed to project possible loss on a loan level basis. Potential losses have been analyzed and reflected in our combined consolidated financials through allowances for loan losses. We anticipate future direct lending will occur as the amount of our liquidity permits or through institutional lenders. New loans will be extended on a more restrictive basis with enhanced risk controls in loan underwriting.

The following table shows a history of our direct lending activity (in thousands):

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007
Total Loans Extended on a Direct Basis	$—	$194	$120	$6,007	$13,102

We expect our direct lending activity to resume as the amount of our liquidity is sufficient to fund this lending activity. The existing balance of loans that we currently own is expected to continue to decline through repayments and the collection of problem loans to include obtaining the collateral for the loan through foreclosure. We expect the percentage of losses on these loans have stabilized.

Analysis of Allowance for Loan Losses, Real Estate Owned – Foreclosed Loan Properties and Put Option Obligation:

At the end of each reporting period, management is required to compile relevant data for use in a systematic approach to assess and estimate the amount of the risk of probable losses inherent in our lending operations and to reflect that estimated risk in our allowance calculations. The risk in our lending operations is generated from three areas: loan losses, losses on real estate owned – foreclosed loan properties and the put obligation. We have provided below an overview of our loan loss and allowance process, along with specific guidance related to these three areas.

Overview

Under our historical and current lending programs, we are required to absorb the loan losses generated by our institutional lending and direct lending programs. Our risk of loss from these operations generally arises from one or more of the following: (a) reimbursing our institutional lenders for losses incurred on short sales, (b) absorbing losses incurred on impaired loans “put” back to us by institutional lenders, (c) losses associated with loan charge-offs, (d) losses associated with impaired loans purchased and sold through short sales, (e) losses incurred related to sales of real estate owned – foreclosed loan properties, and (f) costs associated with holding the asset(s), including maintenance, upkeep, etc. We retain all the risks related to our direct lending program.

We believe the relevant factors impacting our estimate of probable losses include collectability of the loan, residential real estate market values and trends (including, but not limited to, appraisals, housing starts and median home price fluctuations), our loss experience and other factors. Substantially all loans acquired from our institutional lenders and most loans provided through our direct lending program are impaired and considered collateral dependent. Our loans generally are secured by first mortgages on residential real estate, and as a practical expedient, impairments are measured as the difference between the principal loan amount and the fair value of the collateral of the loan. Generally, our measurement of fair value begins with an external evaluation of value for each loan. The estimated market value generally is obtained from sources such as an appraisal performed by a state certified appraiser, a real estate broker price opinion or other validated method. As a general rule, the evaluation is dated within six months and an external evaluation is obtained at least once every 12 months. All property valuations are reviewed for completeness, timing of comparable sales and adjustments to determine the validity of the value conclusions contained in the reports.

We periodically review our actual loss rate experience as part of our projections of future loss calculations. Due to the dramatic and recent declines in market values, we have utilized short sales while the borrower still owns the property as a method of mitigating our loss. Other than payoffs, the remainder of our loss is realized through selling the property securing the loan once we take title after foreclosure of the loan.

We compare this loss experience calculation to the median home price trend of the national real estate market for validation and to determine trends that are pertinent to the risk management of our business. Market data is obtained from several sources including Case-Schiller, the U.S. Census Bureau, and the National Association of REALTORS. This evidence points to a dramatic decline in housing prices and housing starts over the past several years. In fact, the decrease in national average median home price from fiscal 2006 through September 2010 has been approximately 20% according to the National Association of REALTORS. While approximately 22% higher than the bottom of the market as of October 2010, housing starts remain near historically low levels according to the U.S. Census Bureau. Because we are diversified by geographic locations and have a limited number of loans with any single borrower in both originated and purchased loans, we do not believe geographic location or customer concentrations to be significant factors in calculating our potential losses reserved and losses on future obligations.

After taking into account all of the information noted above, we generally discount the values obtained from the external sources. We discount the values obtained by a factor that accounts for our recent liquidation experiences for probable losses on lender sales and selling costs, as and if appropriate. The significant declines in both our portfolio and the national real estate market have caused our estimates of probable losses to continue to increase from period to period and will likely continue until the real estate market stabilizes.

On a quarterly basis, we perform an overall assessment of our loan loss and allowance process, including an evaluation of the relevant factors impacting our risk of loss, the inputs into our calculation and the trend and market information used in assessing that risk.

Allowances for Loan Losses

Under normal lending circumstances, the relevant factors impacting our estimate of allowances for loan losses are the expected collectability of loans outstanding, historical loss experienced and the real estate collateral value. Two particular estimates contribute to our allowance for loan losses:

(i)	Since the beginning of the recent real estate market value declines and continuing through today, the majority of our loan portfolio has been and is comprised of non-performing loans; therefore, for that period of time, the most significant driver of our allowance and the associated losses is real estate values. For these loans, collectability is not certain. Therefore, we compare the estimated present value of the expected property sale proceeds to the loan amount. The expected proceeds are comprised of the estimated market value net of the discounts noted above; and
(ii)	Although not currently a significant factor in our calculations, for performing loans, we establish allowances for loans by multiplying the total amount of performing loans by a reasonable assumed loss factor. We also analyze any loans that are performing on a loan level basis if we have specific information regarding the loan that warrants a loan level analysis. This analysis is performed by reviewing defaulted loan experiences, the borrower’s payment history and any other pertinent data about the borrower and/or the collateral securing the loan. We expect this to become a more significant factor in our assessment as we implement our anticipated new loan origination program as described in this prospectus.

Any deficiency resulting from our analysis of performing and non-performing loans is reflected as an expense and therefore has a negative impact on our combined consolidated financial position and statements of operations. We believe our estimate of allowances for loan losses presented in our combined consolidated financial statements is sufficient to account for the losses that have been incurred on loans currently owned.

Impairment of Real Estate Owned – Foreclosed Loan Properties (REO)

REO properties are recorded at the estimated fair value less anticipated selling costs, not to exceed the initial carrying value of assets at the time of transfer. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. If the carrying value of the property exceeds the calculated fair value of the property, an impairment charge is recorded.

Put Option Obligation

Our current construction lending to builders is through an agreement with institutional lenders. That agreement has a put option provision that allows the financial institutions to require us to purchase non-performing loans. This obligation does not terminate until all loans have been repaid. We analyze the projected amount of loans that we may have to purchase. This analysis is based on the total amount of loans still owned by all institutional lenders, the recent percentage of normal loan repayments, loans purchased and loans repaid through short sales. We then apply our more recent loss experience on loans projected to be purchased and separately on the projected amount of short sales expected to occur. This projected amount is accounted for as the Put Option Obligation on our balance sheet.

The following table shows the balance of allowances for loan losses, real estate properties owned through foreclosure and put option obligation that are included in our year-end consolidated balance sheets:

	As of the Nine Months Ended September 26, 2010	As of the Fiscal Year End
		2009	2008	2007
	(dollars in thousands)
Allowance for Loan Losses (Defaulted & Performing Loans)	$7,140	$9,597	$5,390	$1,579
Real Estate Properties Owned Through Foreclosure	$5,046	$8,681	$18,313	$4,991
Put Option Obligation	$4,973	$5,687	$6,858	$3,319

The amount of the allowance for loan losses in 2007 was $1,579,000, increased to $5,390,000 in 2008, further increased to $9,597,000 in 2009 and was $7,140,000 through the first nine months of 2010.

Real estate properties owned through foreclosure have declined significantly from 2008 through 2010 as a result of property sales and impairment losses. Impairment losses related to declines in the fair value of certain properties acquired through foreclosure were $848,000, $5,761,000, $8,265,000, and $1,370,000 during fiscal years 2007, 2008, 2009, and the first nine months of 2010, respectively.

The increase for both the allowance for loan losses and the losses related to real estate owned – foreclosed loan properties is directly related to the decline in real estate market values from 2006 through September 2010. Overall, this represents approximately a 26% decrease in the 2006 median home price. Pending no further significant decline in real estate market values, we expect the loan loss allowance to remain the same or decline. We do not expect to incur additional impairments on our real estate owned through foreclosure. We believe that our estimates related to allowances and reserves that we have stated on our combined consolidated financial statements are sufficient to account for the losses that we will incur on loans and properties that we currently own.

As it relates to the put option obligation, at the end of 2007, a total of $275 million in loans were outstanding with the institutional lenders and as of September 26, 2010, a total of $24 million of loans were outstanding and remain under the obligation to purchase for non-performance. This dramatic decrease was a result of the following factors:

•	the homebuilder selling the home and therefore repaying the loan;
•	our proactive loss mitigation techniques through the use of short sales;
•	a decrease in the amount of loans that we were required to purchase under our put option obligation; and
•	reduced loan originations by implementing more restrictive guidelines in April 2008.

The amount of the put option obligation was $3,319,000 in 2007, increased to $6,858,000 in 2008, then decreased to $5,687,000 in 2009 and $4,973,000 as of September 26, 2010. This amount is expected to decline due to the declining amount of loans in the current program.

Acquisition, Development and Sale of Residential Lots

84 Lumber Acquisition and Development Co., L.P. (“84 A&D”), an affiliate of ours, was in the business of purchasing raw land and installing roads and utilities to create residential building lots that it would sell to homebuilder customers of 84 Lumber. On March 29, 2010, 84 A&D was merged into Hardy Credit Co., which was subsequently merged into 84 FINANCIAL. The result of the 84 A&D merger was an increase in the partners’ equity of our Company without increasing any debt or other significant liabilities. These development properties owned are reflected in our combined consolidated financial statements after impairment adjustments. These adjustments occurred as a direct result of the decline in real estate values throughout the United States. All of the current and past combined consolidated financial statements and amounts used in this prospectus include all acquisition and development activity including 84 A&D as though it was part of 84 FINANCIAL L.P. from its inception.

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007
	(dollars in thousands)
Raw Ground Owned at Cost	$830	$830	$830	$781	$776
Impairment on Raw Ground Adjustment	(359)	(153)	(246)	—	—
Raw Ground Owned after Impairment	$471	$677	$584	$781	$776
Work in Process	$—	$2,194	$1,748	$4,860	$9,708
Impairment on Work in Process	—	(625)	(625)	(517)	(697)
Work in Process after Impairment	$—	$1,569	$1,123	$4,343	$9,011
Finished Lots Owned at Cost	$13,968	$17,422	$17,184	$18,347	$11,626
Impairment on Finished Lots Adjustment	(4,911)	(4,913)	(6,314)	(4,469)	(482)
Finished Lots Owned after Impairment	$9,057	$12,509	$10,870	$13,878	$11,144
Net Profit (Loss) on Acquisition and Development	$(1,720)	$(2,296)	$(3,949)	$(3,591)	$(171)

Analysis for Impairment of Land/Lots

Periodically, we examine each subdivision we own. We compare the cost to the current value. If the cost is greater than the current value, we reduce our cost and record a loss in our combined consolidated statement of operations. This process is called impairment. Our impairment history for land/lots is listed below:

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007
	(dollars in thousands)
Cost of Land/Lots (including Projected Development Expenses) Owned	$14,798	$20,446	$19,762	$23,988	$21,958
Lower of Determined Values or Cost	$9,528	$14,755	$12,577	$19,002	$20,932
Impairment of Land Inventories under Development	$5,270	$5,691	$7,185	$4,986	$1,026

	As of, and for, the Nine Months Ended		As of, and for, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007
	(dollars in thousands)
Beginning of Year Impairment	$7,185	$4,986	$4,986	$1,026	$695
Amount Reduced through Sales	$2,999	$1,516	$1,833	$150	$173
Additional Impairment	$1,084	$2,221	$4,032	$4,110	$504
End of Year Impairment	$5,270	$5,691	$7,185	$4,986	$1,026

The amount of impairment has generally increased due to the declined values of developed and undeveloped residential property. The amount of impairment on a go forward basis is dependent on two factors. Any sale of lots or property already impaired will have a positive effect on the amount of impairment. Any additional decline in real estate values will have a negative effect on impairment causing additional losses.

Commercial Property Leasing

As of September 26, 2010, we own 22 commercial properties which are leased to 84 Lumber, pursuant to an Agreement of Master Lease, and in which 84 Lumber operates retail and manufacturing businesses. As of September 26, 2010, we also owned 10 closed facilities as discussed below under “Assets Held for Sale and Discontinued Operations”. Our properties are located in Alabama, Colorado, Florida, Georgia, Kentucky, Ohio, Pennsylvania, South Carolina, Texas, and West Virginia. The properties range in size from three to twenty seven acres and the improvements generally consist of a 20,000 square foot metal warehouse type structure with office space, several outdoor storage buildings and three to ten acres of gravel, concrete or pavement. Rent payments are made monthly in advance and in addition to rent, 84 Lumber is responsible for all taxes and maintenance expenses incurred on each property. 84 Lumber also assumes all tenant liabilities and indemnifies 84 FINANCIAL for the same. 84 Lumber has the option to renew our lease, which expires on May 31, 2013.

Following U.S. GAAP, we depreciate our real estate and impair the values as required. The aggregate market value of these properties based on our most recent market appraisals dated between February 2008 and November 2009 is $36,850,000 and the individual properties range in market value from $370,000 to $4,700,000.

	For the Nine Months Ended		For the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008	2007
	(dollars in thousands)
Number of Properties	22	21	25	20	23
Total Cost of Leased Property	$31,254	$28,266	$36,083	$22,357	$26,522
Accumulated Depreciation	13,955	13,280	16,163	10,914	10,708
Impairment Recorded	61	—	504	—	—
Net Book Value	$17,238	$14,986	$19,416	$11,443	$15,814

The amount of lease payments we received has been $3,470,000, $2,683,000 and $2,841,000 for the fiscal years ended 2009, 2008, 2007 respectively. For the first nine months of 2010, the rental payments for the properties leased by 84 Lumber was $3,319,000, compared to $2,566,000 for the first nine months of 2009. The amount of impairment on a go-forward basis is dependent on the real estate market. Any additional decline in real estate values will have a negative effect on impairment causing additional losses. We plan to maintain our level of investment in commercial property as reflected in recent periods.

Assets Held for Sale and Discontinued Operations

Assets held for sale represent stores that were determined to be continuing in accordance with U.S. GAAP, and assets of discontinued operations are stores determined to be discontinued. Amounts in these line items are a function of the specific stores closed, the number of stores closed, the timing of when the stores were closed, if/when they were sold, and the determination of whether they constituted continued or discontinued operations.

If 84 Lumber closes a retail or manufacturing facility which is leased from us, 84 Lumber remains obligated to make the monthly rental payments or they may substitute another retail property for the closed one. We use these properties for collateral for our current line of credit. There are currently ten closed facilities which are still leased by 84 Lumber as well as one parcel of vacant land for which we do not receive rent from 84 but that is currently marketed for sale. As of September 26, 2010, the net book value of these eleven properties marketed for sale by 84 FINANCIAL and not being operated by 84 Lumber is $7,493,000. The amount of lease payments received from 84 Lumber related to closed stores has been

$1,074,000, $1,119,000 and $1,048,000 for the fiscal years ended 2009, 2008 and 2007 respectively. The lease payments for these properties for the first nine months of 2010 were $750,000, compared to $831,000 for the first nine months of 2009.

The table below includes assets of 84 Lumber store properties owned by us that have been closed. Assets related to such stores include land, buildings, improvements, furniture and fixtures, and the related accumulated depreciation. Amounts below are also inclusive of $1,255,000 in impairment recorded in the first nine months of 2010, $286,000 recorded in 2009, and $483,000 recorded in 2008. There were no impairment charges related to these assets recognized in the first nine months of 2009 or throughout 2007.

	As of, the Nine Months Ended		As of, the Fiscal Year
	September 26, 2010	September 27, 2009	2009	2008
	(dollars in thousands)
Number of Properties(1)	11	7	8	7
Assets Held for Sale	$2,543	$1,895	$1,895	$1,521
Assets of Discontinued Operations(1)	$4,950	$4,473	$4,187	$5,974

(1)	The number of properties represents the number of closed properties at the end of each respective period. However, in accordance with U.S. GAAP, we have reclassified historical amounts to conform to the current year’s presentation related to assets of discontinued operations. Therefore, the amounts in the assets of discontinued operations line item may include these reclassifications.

Liquidity and Capital Resources

Historically, we have generated liquidity from:

•	borrowings on our line of credit and from our other borrowing sources, including related parties;
•	the sale of commercial real estate;
•	repayments of loan receivables (after any required line of credit repayments required);
•	sale of property obtained through foreclosure;
•	rental income;
•	interest and fee income; and
•	cash contributions from partners.

Our current liquidity needs are:

•	to reduce and/or repay principal and interest on our outstanding line of credit and other debt;
•	to buy or make new investments in loans (as part of our business plan);
•	to buy non-performing loans from institutional lenders participating in our lending program;
•	absorb short sale losses;
•	to cover shortfalls on loans purchased under our line of credit where the amount repaid on the loan is less than the amount we owe on the line of credit for that loan;
•	to purchase commercial and residential real estate; and
•	to fund operations.

We expect our future needs for liquidity to include all of the above with the addition of:

•	to redeem maturing Notes and Notes required to be redeemed by us;
•	to make interest payments on the Notes; and
•	to redeem Notes which we have decided to redeem prior to maturity.

We expect our future sources of liquidity to include the sources listed above as well as the addition of:

•	proceeds from the Notes; and
•	the issuance of other debt instruments, including commercial paper.

We have a limited operating history and our operations are subject to certain risks and uncertainties, particularly related to the evolution of the current economic environment and particularly its impact on the United States real estate and housing markets, which directly or indirectly impacts our absorption of losses related to certain transactions and our access to and cost of adequate financing. The Company’s primary source of operating cash for 2009 was rental income paid to the Company by 84 Lumber. Therefore, the Company’s ability to fund its operations is dependent upon 84 Lumber’s ability to continue paying rent.

We incurred significant losses during fiscal years 2009 and 2008 of approximately $32,962,000 and $20,157,000 respectively. We also had debt outstanding of approximately $24,603,000 at the end of fiscal 2009. The Company continues to experience negative cash flows from operations, which has historically caused it to be dependent on financing from our revolving line of credit agreements, notes to related parties and capital contributions from our partners to sustain our activities. During the fiscal years of 2009, 2008 and 2007, the Company raised net proceeds of approximately $2,033,000, $25,690,000, and $33,151,000, respectively from our partners’ capital contributions; $5,000,000, $3,600,000 and $0, respectively, from notes to related parties; and $20,908,000, $22,942,000 and $28,785,000, respectively from our lines of credit. These proceeds from our line of credit were offset by payments on our line of credit of $18,982,000, $19,214,000 and $22,833,000 during 2009, 2008 and 2007 resulting in net proceeds of $1,926,000, $3,728,000 and $5,952,000, respectively.

At the end of fiscal 2009, we had cash on hand of approximately $2,324,000. In addition, our line of credit agreement provides us with up to $22,500,000 to fund operations, of which we were utilizing $19,603,000 as of the end of fiscal 2009. As of January 3, 2010, this line of credit was set to expire on October 14, 2010. In July 2010, the line of credit was extended through April 2012. Additionally, the Company has a letter-of-credit facility which is provided to ensure the minimum balance is maintained in the loss reserve account. We anticipate generating, through normal operations, the remaining cash flows necessary to meet our operating, investing and financing requirements. If actual results differ materially from our current plan or if expected financing is not available, we have the ability to liquidate assets and intend to curtail growth initiatives and spending, including the reduction of certain discretionary costs in order to continue as a going-concern. In addition to these actions, we intend, and believe that we have the ability, to obtain funding through additional equity infusions, subordinated debt or a combination thereof. There can be no assurance, however, that we will be able to implement our strategies or obtain additional financing under favorable terms, if at all.

Liquidity Outlook:

•	Our existing line of credit has been renewed through April 14, 2012. The line will automatically renew for another year if no notice is received from our lenders by October 14, 2011.
•	The amount we can borrow on our line of credit is dependent on the amount of commercial real estate we own and lease to 84 Lumber, making it eligible to pledge as collateral to the line of credit. If one of our properties becomes vacant, it is still eligible as collateral for a 12 month period. Any property that becomes vacant is marketed for sale and upon sale, a replacement store could be purchased to replace the sold store as collateral under our line of credit. If we cannot sell the property or if we do not have the available funds to purchase an additional property to replace the collateral value our line of credit could be reduced.
•	The amount we can borrow on our line of credit is also limited by the amount of assets we own which are held for sale, to be liquidated, or assets which are loans secured by real estate. These include loans, real estate held for sale, developments held for sale, and raw ground for sale. The maximum advance rate from the lender is equal to 40% of the net value of most of these asset classes.

•	In our Acquisition, Development and Sale of Residential Lots segment, we expect the sale of real estate to provide additional liquidity over time after taking into account the cost of improvements needed to complete the subdivisions.
•	The amount of loans owned by institutional lenders has decreased from $274,523,000 in committed balances at the end of 2007 to $24,187,000 as of September 26, 2010, thus lowering our requirement to purchase loans. We expect the demand on liquidity for purchase of non-performing and for short sales related to non-performing loans to slow as the portfolio shrinks.
•	Expenses used to start and execute our new business plan will be funded through a combination of normal cash sources from operations and the proceeds from the sale of these Notes.
•	We anticipate using a significant portion of the proceeds from the sale of these Notes to originate or buy performing loans. Since we are under no obligation to originate or buy performing loans, failure to receive any proceeds from the sale of these Notes is not expected to cause a liquidity problem. As mentioned earlier, the current lending program through institutional lenders most likely will not continue as all banks have now terminated their participation in the program. Our only contractual requirement which survives termination of the program is the requirement buy loans under the put option obligation as previously described. Since the amount of loans in the current program has dramatically decreased, the amount of loans that we could be obligated to buy consequently has been reduced.

During January 2011, the Company repaid $6,927 of the $7,927 related party note payable outstanding at September 26, 2010. Of the $6,927 repayment, $4,927 was funded internally through a combination of excess cash and available funds on the revolving line of credit. The remaining $2,000 was funded through an advance from another affiliate as described below. During January 2011, an affiliate of the Company advanced $2,000 to the Company in the form of a subordinated note. The proceeds were utilized to repay the related party note payable as described above. During January 2011, 84 Lumber closed one store owned by the Company.

Our available liquidity (our non-restricted cash and our availability under our line of credit), as of September 26, 2010, is $4,661,955.

Capital Resources

Other than our obligations to purchase loans and complete land and lot projects as stated above, we have no contractual obligations to make capital expenditures. The amount needed to purchase loans is not reserved in or otherwise reflected in our combined consolidated financial statements. However, the estimated loss on the loans we expect to buy is reserved in our combined consolidated financial statements. The amount required to complete land and lot projects does not appear on our financial statements and will only appear when that money is actually spent. Also, in order to execute our business plan, we will need to acquire several software systems and make and enter into contractual obligations. The estimated total of the capital expenditures and contractual obligations for this purpose over the next six years is $3.0 million.

Recent Accounting Pronouncements

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The objective of this ASU is to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. ASU 2010-20 requires entities to disclose the nature of credit risk inherent in their finance receivables, the procedure for analyzing and assessing credit risk, and the changes in both the receivables and the allowance for credit losses by portfolio segment and class. ASU 2010-20 is effective for interim and annual reporting periods ending on or after December 15, 2010. We are currently evaluating the impact, if any, this guidance will have on our combined consolidated financial statements.

In February 2010, FASB issued FASB ASU No. 2010-09, Subsequent Events — Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 establishes separate subsequent event recognition criteria and disclosure requirements for SEC filers. Effective with the release date, the financial statements of

SEC filers will no longer disclose either the date through which subsequent events were reviewed or that subsequent events were evaluated through the date the financial statements were issued. The requirement to evaluate subsequent events through the date of issuance remains unchanged. The adoption of ASU 2010-09 did not have a material impact on our combined consolidated financial statements.

In January 2010, FASB issued FASB ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements. The ASU revised disclosure requirements concerning fair value measurements to require separate presentation of significant transfers between Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and input and valuation techniques should be disclosed for both recurring and nonrecurring fair value measurements. This ASU is effective for annual and interim reporting periods beginning after December 15, 2009 and for periods beginning after December 15, 2010 for the new Level 3 disclosures. Management does not believe that the adoption of ASU 2010-06 will have a material impact on our combined consolidated financial statements.

Critical Accounting Estimates

Allowance for Loan Losses

We account for the credit risk associated with our lending activities through the allowance and provision for loan losses. The allowance represents management’s best estimate of probable losses that are inherent in our existing loan portfolio as of the balance sheet date. The provision is a periodic charge to earnings in an amount necessary to maintain the allowance at a level that is appropriate based on management’s assessment of probable estimated losses. On a periodic basis, at least quarterly, we review loans individually and determine whether that loan is “impaired,” which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. When a loan is deemed to be impaired, we calculate the estimated fair value based on observable market data, generally the value of the underlying collateral. If the fair value of the underlying collateral is less than the current carrying amount of the loan, an allowance is recorded for the difference.

There are many quantitative and qualitative factors affecting the allowance for loans losses and calculations of this amount require judgment and estimates on the part of management related to the amount and timing of expected future cash flows, estimated losses, and current economic conditions. All of these factors can change significantly and in a relatively short period of time. To the extent that actual outcomes differ from our estimates, additional provisions for loan losses could be required, which would negatively impact our combined consolidated earnings or financial position in future periods.

Fair Value Measurements

U.S. GAAP, establishes a hierarchy for measuring fair value. We group assets and liabilities measured at fair value, on either a recurring or nonrecurring basis, in three levels based on the inputs used to determine fair value.

Level 1 valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities. Level 2 valuations are based on observable market data for similar assets. Level 3 valuations are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on observable market transactions.

We consider our impaired loans, impaired fixed assets, including assets held for sale and assets of discontinued operations, impaired real estate owned – foreclosed loan properties, and impaired inventories under development to be Level 2 valuations, based primarily on market appraisals of the underlying assets. However, our valuations may produce a fair value that may not be indicative of net realizable value or reflective of future fair values. While management believes our valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions could result in significantly different estimates of fair value at the reporting date.

Put Option Obligation

In accordance with the institutional lending program, we have a put option obligation to purchase mortgage loans financed by the institutional lender upon the occurrence of a triggering event, as defined in the institutional lender agreement. These mortgage loans are serviced entirely by the institutional lender until either the mortgage loan is repaid by the customer or the occurrence of a triggering event. We record the fair value of the put option obligation as a liability. The fair value is estimated using a cash flow model. The inputs to the cash flow model include both quantitative and qualitative factors and require judgment and estimates on the part of management related to the expected future cash outflows, loss percentage estimates, and current economic conditions. All of these factors can change significantly and in a relatively short period of time. To the extent that actual outcomes differ from our estimates, additional provisions could be required, which would negatively impact our combined consolidated earnings or financial position in future periods.

Impact of Inflation and General Economic Conditions

We believe the success of our business is based on assessing the pertinent risks involved in the lending process and the economic health of the national and local real estate markets in which we operate. We believe our management team has the appropriate experience in managing these risks. Negative inflation (deflation) in housing prices can reduce our income as our customers will struggle to make money and thus increase our default rate. When these events happen, our allowances for loan losses can increase and our put option obligation could also increase, therefore, causing us to experience losses on individual loans. If this activity becomes significant, it could erode all of our income and cause us to record operating losses. Gains and losses from lot and land sales are dependent on the inflation/deflation of these assets.

Quantitative and Qualitative Disclosures About Market Risk

Our profitability is somewhat dependent upon inflation/deflation of housing prices. Every drop in housing prices of 10% is likely to cause an approximate $3.4 million loss for us based on the assets held and liabilities owed at the end of fiscal 2009. An increase in housing prices is likely to increase our profitability although not to the same extent that decreases respectively impact our profitability. While the new loans we propose to extend will have interest rates based on our cost of funds and thereby will eliminate most of our interest rate risk, the non-performing portion of our portfolio, which is funded with debt does have interest rate risk. Based on a $20 million senior debt balance, we estimate that every increase of the prime rate by 1.0% will cost us approximately $200,000 annually.

The demand for single family new homes also affects our profitability. January 2009 saw a historic low point in sales of new homes according to information recorded in the mass news media. Since then, single family new housing markets have recovered 24% above that low point but still about half of what we believe should be “normal.” Increases in demand for housing will reduce our loan losses and will likely cause inflation in housing prices. It will also increase the rate at which our loans turn-over, which results in a higher percentage profit for our Company. Any further decreases in housing starts will have the opposite effect. During the first nine months of 2010, we believe the housing markets have continued to show some signs of recovery followed by a very recent reversal of this trend. The recent drop has been reported by mass media to be a direct result of the expiration of home buying federal tax incentives. We believe that the housing market will progress in a slow recovery fashion over the next several years.

Internal Control Over Financial Reporting

Our management and independent registered public accounting firm did not perform an evaluation of our internal control over financial reporting as of January 3, 2010, as would have been required in accordance with the provisions of the Sarbanes-Oxley Act of 2002 had we previously been subject to the reporting requirements of the Securities Exchange Act of 1934. Had we and our independent registered public accounting firm performed an evaluation of our control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002, additional control deficiencies may have been identified by management or our independent registered public accounting firm and those control deficiencies also could have represented one or more material weaknesses.

BUSINESS

General

84 FINANCIAL L.P. (“84 FINANCIAL”, “we” or “our” or the “Company”) is a Delaware limited partnership. 84 Lumber Company (“84 Lumber”), as the sole limited partner, holds 99% of the partnership interests in 84 FINANCIAL. 84 Lumber also is the sole member of our general partner, 84 LADC, LLC, which holds 1% of the partnership interest in 84 FINANCIAL. 84 Lumber was founded in southwestern Pennsylvania in 1956 and today is a leading supplier of building materials to small- to medium-sized homebuilders throughout the United States. Since our inception in 1993, we have operated as a finance company for customers of 84 Lumber who are builders.

Today our business is comprised of three segments: (1) construction lending to residential homebuilders and/or multi-family or commercial developers; (2) acquisition, development and sale of residential lots; and (3) commercial property leasing. Currently our main emphasis is on construction lending to residential homebuilders. Our future business plan will continue to emphasize construction lending as our main line of business. Having seen the real estate market reach historical lows, we feel that the market has reached a stabilization point. Given this, we are preparing our company to once again, become an active lender by providing construction financing. We have redesigned our lending program to manage overall lending risks as well as specific real estate market risks. We employ a detailed process of evaluating each construction loan application using individual credit and industry reference information. Our loan programs are designed to control loan exposure related to value and dollar exposure concentration by utilizing maximum loan amounts, maximum number of loans to a single builder, analysis of housing starts by Metropolitan Statistical Areas and risk pricing variances.

We have assembled a management staff with over 100 years of combined experience in commercial, residential and construction lending, loan collection, loss mitigation and funds management. Our staff has served in various executive and management positions with our companies, the banking profession and finance companies. Therefore, we are accustomed to analyzing housing start trends and home pricing fluctuations and monitoring housing markets and trends. The geographic diversification of our lending provides a valuable risk control as we do not and will not have the majority of loans concentrated in any one state or region of the country.

Competitively, the construction lending segment of the market has fewer lenders due to the contraction in banking and the regulatory environment that banks are currently facing. This presents a unique opportunity for us to be one of a smaller group of lenders willing to do this type of lending. Since we are not a tightly regulated company, we feel we have a competitive edge that allows us to make decisions based on prudent business. We are able to stay focused on one main product line and devote most of our internal resources to construction lending. The field representatives we employ are located in various parts of the country and have loan origination and loss mitigation experience in construction lending. Our field staff select our customers based on initial market reputation and standing within the builder community. In addition to using local state certified appraisers, our field staff perform property inspections in evaluating the property to be financed. Our field staff also maintain face-to-face interaction with our customer, the homebuilder or developer, to monitor their success in completing and selling the property. Additionally, we maintain a high equity-to-debt ratio as compared to other lenders in the market.

We anticipate reducing our investment in acquiring and developing residential building lots through continued sales of these properties and maintaining our level of activity in owning, managing and leasing commercial properties mainly to 84 Lumber who pays monthly rental payments to us. Other activities such as providing other secured and unsecured financing to builders, acquiring loans to finance the acquisition and development of residential building lots and purchasing defaulted or troubled unsecured or secured debt at a discount will be considered if and when we would deem the investments to be prudent.

Business Segments

We operate in three business segments: (1) lending to residential homebuilders and/or multi-family or commercial developers; (2) acquisition, development and sale of residential lots; and (3) commercial property leasing. In addition to the information below, information relating to our business segments is contained in the Business Segments footnote in the Notes to combined consolidated financial statements.

Lending to Residential Homebuilders

We extend our construction loans to homebuilders and developers who are citizens or companies of the United States and who build homes located throughout the United States. Our homebuilders repay their loans through the sale of the homes they build. In most cases, the homebuilder sells the home after completion of construction. Developers repay their construction loan with proceeds from a permanent take out loan from a qualified lender.

Originally, we extended all loans to homebuilders on a direct basis. In late 1997, the demand for our loans exceeded the amount of funds we were willing to lend. We entered into an agreement with a single institutional lender which was willing to work with us in extending loans to our homebuilder customers. This initial agreement became the basis for the lending program with institutional lenders. Under this lending program, the institutional lender extended loans directly to homebuilders referred to it by our parent company, 84 Lumber. The institutional lender used its own funds to extend the loans without any funding requirement on our part. The institutional lender was responsible for administering the loans, and received all financial compensation and losses derived from these loans. This version of our construction lending program continued from January 1, 1998 through December 31, 2002.

The demand for loans continued to grow and our construction lending program outgrew the funding capability of the single institutional lender. In late 2002, we modified our program to attract additional institutional lenders. Among the more significant changes, we established a reserve fund for loan losses and agreed to give our participating institutional lenders the option to “put” back to us (i.e., require us to purchase back from them) any non-performing loan. This put obligation applied to all outstanding loans that had been originated by an institutional lender as of December 31, 2002 and all loans originated by an institutional lender thereafter. In the event of a default by a homebuilder under a loan (e.g., failing to make payments of principal and/or interest; failure to complete construction of the home or to sell the home within a prescribed time frame), we are required to purchase the loan from the institutional lender and assume responsibility for the losses derived from that loan. We receive a portion of the fee charged to the customer at the time the loan is extended as compensation for the loss responsibility of these loans. We have operated under this version of our lending program since that time. Additionally, we have continued, on a limited basis, to extend direct loans to homebuilders.

Over the last several years, because of the onset of the economic recession and, in particular, its effect on the homebuilding industry, home prices and default rates, our institutional lenders have decided to discontinue their participation in our construction lending program. The last date on which new loans could be originated under our lending program was October 20, 2010. Therefore, we have revised our business plan. Going forward, we will extend new loans to homebuilders and developers using funds received by this offering, our own capital, repayment from loans that we own and borrowed funds. In the future, we may seek to restructure our existing lending program with institutional lenders. If we are successful in restructuring our existing lending program with institutional lenders, we may curtail or reduce the amount of our planned direct lending to homebuilders.

We plan to originate future loans to homebuilders and developers throughout the country through approximately 11 field construction financing representatives located throughout the United States. We do not maintain branch offices in our business. Our loans will typically average approximately $200,000 for homebuilders and $1,500,000 for developers. All loans are extended on a demand basis and repayment is generally anticipated within 24 months of the initial date of the loan. Under our new business plan, we plan to reach annual loan originations of up to $300,000,000. The rolling amount of disbursed loan balances is expected to be about $225,000,000.

Set forth below is a general outline of some typical features of our loans to homebuilders (deviation from this outline is considered on a case by case basis):

Purpose of Loans:	Construction of 1 to 4 family residential homes.
Borrower/Homebuilder Profile:	Small- to medium-size homebuilders.
Creditworthiness of Borrower/Homebuilder:	Prior to extending loans, we review the experience and creditworthiness of a homebuilder and the location of the property. We place greatest importance on the homebuilder’s history of repaying obligations rather than the potential resale value of the property. Loans are extended for the acquisition of real estate and the construction of improvements on that real estate.
Security:	First lien mortgage or deed of trust on real estate and improvements on the real estate.
Term:	The loans are written as demand loans with specific loan performances contained in the documentation. The historical average life of the loans has been approximately 12 months or less.
Rate:	Charged at a margin over 84 FINANCIAL L.P. cost of funds, Prime or other index.
Draw Method:	Construction funds drawn are disbursed based on Percentage of Completion verified by inspection.
Appraisal Techniques:	Single family residential appraisal reports completed by state certified appraisers.
Documentation:	Standard state specific real estate construction loan documentation.
Collection Methods:	We utilize various efforts in collecting on the loans that we extend. These efforts include frequent telephone contact, mailings of notices and information and personal visits by our field construction financing representatives. During the course of construction, numerous inspections of the property are performed. Generally, we do not disburse funds on a loan without receipt of a current inspection report. Additionally, we monitor the homebuilder’s payments to his subcontractors and suppliers of materials.
Required Insurances:	Builder General Liability and Workman’s Compensation. NO Title Insurance NO Hazard Insurance
Locations:	Loans may be extended with respect to new homes to be built in approximately 35 states within the United States.

Loans to developers will vary in size and loan structure to prudently meet the financing needs of the project. The following is a general outline of some typical features of our loans to developers:

Purpose of Loans:	Secondary construction financing that will fund an amount sufficient to cover the difference between the primary construction loan from a qualified lender and the cost of construction.

Loan Amount:	Loan amounts will typically range from $1,000,000 to $4,000,000.
Borrower/Homebuilder Profile:	Developers of multi-family and commercial projects
Creditworthiness of Borrower/Homebuilder:	Prior to extending loans, we review the experience and creditworthiness of a developer, the feasibility of the project and the location of the property. We place greatest importance on the developer’s history of repaying obligations and the strength of the loan take out financing commitment rather than the potential value of the property. Loans are extended for the acquisition of real estate and the construction of improvements on that real estate.
Security:	First or second lien mortgage or deed of trust on real estate and improvements on the real estate.
Term:	Generally the loans are written as demand loans with specific loan performances contained in the documentation.
Rate:	Charged at a margin over 84 FINANCIAL L.P. cost of funds, Prime or other index.
Draw Method:	Construction funds drawn are disbursed based on Percentage of Completion or AIA draw schedule verified by inspection.
Appraisal Techniques:	Appraisal reports completed by qualified appraisers.
Documentation:	Standard state specific real estate construction loan documentation.
Collection Methods:	We utilize various efforts in collecting the loans that we extend. These efforts include frequent telephone contact, mailings of notices and information and personal visits by our field construction financing representatives. During the course of construction, numerous inspections of the property are performed. Generally, we do not disburse funds on a loan without receipt of a current inspection report. Additionally, we monitor the developer’s payments to his subcontractors and suppliers of materials.
Required Insurances:	Builder General Liability and Workman’s Compensation. Title Insurance Hazard Insurance
Locations:	Loans will be made for projects in the United States.

We fund our current obligations in extending and purchasing construction loans through a combination of sources of liquidity. These sources consist of rental income from commercial property owned, the receipt of funds from the repayment of existing loans, the sale of properties acquired through foreclosure of the properties that secure these loans, bank borrowings, and borrowings and additional capital investments from our affiliates. We anticipate adding borrowings under this prospectus as a source of liquidity for our operations. Because there is no minimum amount of proceeds that must be received from the sale of the Notes in order to accept and use proceeds from this offering, there is no guarantee we will receive sufficient funds from this offering to satisfy our cash requirements and it may be necessary to liquidate assets and curtail growth initiatives and spending to meet expenditures and continue as a going concern.

Our single-family residential construction lending activities do not present the risks typically associated with:

•	high concentration with one particular homebuilder
•	large loan amounts
•	concentrated geographic locations

This is a result of having lending guidelines that restrict the maximum number of loans and dollar amount of loans to each homebuilder and developer. Furthermore, we are actively lending in approximately 35 states, which we believe mitigates the risks associated with specific state or regional risk concentration. We also believe geographic diversification decreases seasonality swings in the amount of loans extended. We periodically review our portfolios to make sure that our geographic, homebuilder and developer exposures are maintained within acceptable risk tolerance levels.

Acquisition, Development and Sale of Residential Lots

As of September 26, 2010, we owned eight residential developments in various parts of the country. We acquired seven of these developments as a result of our merger with our affiliate, 84 A&D. 84 A&D was formed in Delaware on June 23, 2004 with the same ownership structure as our Company. The business plan of 84 A&D was to buy raw land, install roads and utilities to create residential building lots that it would then sell to homebuilder customers of 84 Lumber. Because of the substantial decline in the market value of the lots it owned, 84 A&D decided to stop acquiring land and sell its lots over time. Effective March 29, 2010, 84 A&D was merged into Hardy Credit Co., which in turn was later merged into our Company. All of the current and past financial combined consolidated statements and amounts used in this prospectus include 84 A&D as though it had been part of our Company since its inception.

We continue to oversee the developments we acquired through 84 A&D and the development we owned prior to the merger and endeavor to sell lots in these developments to residential homebuilders. In our development of land and lots, we are frequently required to agree to make certain improvements to the real estate within certain periods of time in order to obtain permits from the local municipalities. As of September 26, 2010, the costs that we are under future obligation to incur are approximately $500,000. These costs relate to the following: two subdivisions which need final topcoats for roads; one subdivision which needs storm water management completion; and one subdivision which needs to purchase a piece of property and build a pool and clubhouse.

There is a seasonal component in demand for subdivision lots in the northern part of the United States. Our lot/land positions are concentrated due to the fact that we have seven subdivisions. Since these lots are not committed to any one or a few homebuilders, we believe we can sell lots in our subdivision to a wide array of customers.

Commercial Property Leasing

Our future plans for our commercial property leasing business line include marketing locations that are available for sale and maintaining the amount currently invested in commercial properties. Properties sold provide liquidity for general Company purposes including repayment of Company borrowings and the purchase of additional commercial property. This business line, as previously mentioned, provides income to our Company and enables us to use the properties as collateral for Company borrowings. Currently, our commercial properties are primarily leased to 84 Lumber.

Company Market Area and Competition

We operate only in the United States. We compete with national, regional and private lenders. We believe our homebuilder loan terms are different than other lenders in the markets in which we are active. Typically the differences are:

•	Our loans may have a higher fee;
•	Our loans may include an interest free period (whereas normal lenders charge interest); and
•	Our loans may have lower costs as a result of not requiring title or hazard insurance.

Our developer loan terms are also different than other lenders in the market, since we typically charge higher fees and interest rates. Other terms and requirements are typical for this type of lending in the market place.

Environmental Compliance

We do not believe that compliance with United States, state or local laws relating to the protection of the environment will have a material effect on our business in the foreseeable future. However, loans we extend or repurchase are secured by real property. In the course of our business, we may own or foreclose and take title to real estate that could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. To date we have not incurred any significant cost related to environmental compliance and we do not anticipate incurring any significant cost for environmental compliance in the future.

Employees

As of the date of this prospectus, we have eight full-time employees. We do not have employment agreements with any of our employees.

Properties

Our headquarters is located at 12627 San Jose Boulevard, Suites 304 and 305, Jacksonville, Florida. We own this office space on a fee simple basis. This space may be built out in the future in order to meet needs we may have for additional employees. As of September 26, 2010, other real estate we own consists of 15 residential developments, homes in various stages of construction which we have acquired through foreclosure on construction loans, and 32 commercial properties located in 10 states, of which 31 are leased to our affiliates and serve as collateral for our line of credit.

Legal Proceedings

As of the date of this prospectus, neither we, our general partner, its directors or any of our officers, are a party to, and none of our property is presently the subject of, any pending or threatened legal proceeding or proceeding by a governmental authority that could have a material adverse effect on our business. We are a party to litigation arising in the normal course of business. However, we do not believe this litigation will have a material adverse effect on our combined consolidated statement of position, operations or cash flows.

Reports to Security Holders

We intend to file quarterly and annual reports as required by the United States Securities and Exchange Commission (the “SEC”). The annual reports we file with the SEC will contain financial information that has been examined and reported upon, with an opinion expressed by, an independent registered public accounting firm. You may access this information on-line at our website, at www.84financial.com, or call us at (877) 484-8458 (toll free), to have copies mailed to you at no cost. However, information contained on our website does not constitute part of this prospectus, and you should rely only on the information contained in, or specifically incorporated by reference into this prospectus in deciding whether to invest in the Notes.

MANAGEMENT

Listed below are the officers and key employees of the Company, and the directors of our general partner, 84 LADC, LLC. The daily operation of our business is conducted by our officers; we do not have a board of directors. Our general partner, 84 LADC, LLC, is responsible for managing our business and operations under supervision of its board of directors. 84 LADC, LLC established its board of directors on August 20, 2010 in connection with the reorganization of 84 FINANCIAL L.P. Prior to the reorganization 84 LADC, LLC was managed by Margaret H. Magerko as the sole manager of 84 LADC, LLC.

The positions and business experience of our officers and key employees and of the directors of 84 LADC, LLC are described below. The specific business experiences of each director described in the biographical information provided below were considered by 84 Lumber in choosing each director.

All of the officers and key employees of the Company and the directors of 84 LADC, LLC may be contacted at the Company’s address and telephone number.

Directors of the General Partner and Officers of the Company

Name	Age	Position
Margaret H. Magerko	45	Chairman of Board of Directors of 84 LADC, LLC
Daniel M. Wallach	43	Vice President — Finance of 84 FINANCIAL L.P. and Vice Chairman of the Board of Directors of 84 LADC, LLC
Thomas P. Spatola	58	President of 84 FINANCIAL L.P. and Director of 84 LADC, LLC

Key Employees of the Company

Name	Age	Position
Kimberly M. Bedford	36	Vice President — Administrative Operations/Product Management of 84 FINANCIAL L.P.
Rhonda L. Warrington	39	Vice President — National Production of 84 FINANCIAL L.P.
Barbara L. Harshman	35	Vice President — Loan Servicing of 84 FINANCIAL L.P.
Sandra L. Chapman	48	Vice President — National Lending of 84 FINANCIAL L.P.

Margaret H. Magerko was chosen by 84 Lumber to serve on the Board of Directors of 84 LADC, LLC and appointed to serve as Chairman of the Board of Directors upon the reorganization of Hardy Credit Co. on August 20, 2010. Prior to the reorganization of Hardy Credit Co. and the establishment of the Board of Directors of 84 LADC, LLC, Ms. Magerko served as the sole manager of 84 LADC, LLC. She has been President of Nemacolin Woodlands, Inc. since 1989 and President of 84 Lumber and a member of the Board of Directors of 84 Lumber since 1992.

Daniel M. Wallach was chosen by 84 Lumber to serve on the Board of Directors of 84 LADC, LLC and appointed to serve as Vice President — Finance of 84 FINANCIAL L.P. upon the reorganization of Hardy Credit Co. on August 20, 2010. Mr. Wallach has worked for 84 Lumber and its affiliates for approximately 20 years in various financial and accounting positions. He is currently Executive Vice President of 84 Lumber and has previously served as the Chief Financial Officer of 84 Lumber for 11 years. In addition, since the inception of our business in 1993, 84 Lumber has designated Mr. Wallach as the “Owner’s Representative” to the Company. In that capacity, Mr. Wallach acts as an agent of 84 Lumber and is responsible for monitoring the business and operations of the Company.

Thomas P. Spatola became President of Hardy Credit Co. in December 2007 and was chosen by 84 Lumber to serve on the Board of Directors of 84 LADC, LLC upon reorganization of Hardy Credit Co. on August 20, 2010. He has 39 years of banking experience, serving in various executive and management positions in residential, commercial, consumer and construction lending. Most recently, Mr. Spatola served as the President of Federal Trust Mortgage Company, a subsidiary of Federal Trust Corp. (2005 – 2007), and as a Senior Vice President of Residential Lending at Liberty Savings Bank, F.S.B. (1995 – 2005). Additionally, Mr. Spatola is knowledgeable regarding overall bank operations and management.

Kimberly M. Bedford became our Vice President — Administrative Operations/Product Management on August 20, 2010. She has 8 total years of work experience with us and served as our Vice President — Lending from 2002 to December 2005. From January 2006 to December 2007, she served as Assistant Vice President — Lending in a consultant role with the Company. In January 2008, Ms. Bedford returned in a full time status as Vice President. Ms. Bedford has a total of 18 years of experience in the banking/financing industry serving in various lending and operational positions.

Rhonda L. Warrington became our Vice President — National Production on August 20, 2010. She has 13 total years of work experience with both 84 Lumber and the Company, including 12 years in various positions relating to construction financing activities. During the last 5 years she managed origination, originated, and performed loss mitigation functions for us and 84 Lumber. She has been a full time employee with us since 2007.

Barbara L. Harshman became our Vice President — Loan Servicing on August 20, 2010. She has 7 total years of work experience with both 84 Lumber and the Company. From 2005 through August 19, 2010, Ms. Harshman served as our Vice President — Lending. In 2004 and 2005, Ms. Harshman also served as Account Manager and Credit Manager for affiliate companies.

Sandra L. Chapman became our Vice President — National Lending on August 20, 2010. She has served as our Assistant Vice President — Lending as well as Director of Financial Services since December 2006, which included acquisition and development activities. Ms. Chapman has over 20 years of experience with finance companies, 11 of which have been spent with 84 Lumber’s construction lending department. Since 2003, Ms. Chapman has provided training to 84 Lumber’s construction financing field representatives regarding origination and loss mitigation strategies. Since 2006, Ms. Chapman has also supervised the origination and loss mitigation practices and procedures of 84 Lumber’s construction financing field representatives. We anticipate that upon commencement of our direct lending program, all of 84 Lumber’s construction financing field representatives will be transferred to the Company as our employees and Ms. Chapman will continue her current responsibilities of managing all construction financing field representatives.

The term of office of each officer expires when a successor is determined by either the Owner’s Representative, or the board of directors of our general partner.

There are no family relationships among any of the persons listed above.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy and policies for fiscal year 2010 that applied to the executives named below in the Summary Compensation Table (the “Named Executive Officers”). It explains the structure and rationale associated with each material element of each Named Executive Officer’s total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this discussion and analysis.

During fiscal year 2010, we paid compensation directly to only one of our named executive officers, Thomas P. Spatola, our President. We do not pay compensation directly to Daniel M. Wallach, who was appointed as our Vice President — Finance on August 20, 2010, but prior to that time had served in a similar role for the Company in his capacity as the “Owner’s Representative” of 84 Lumber. Mr. Wallach is employed by 84 Lumber as its Executive Vice President and his services are provided to us pursuant to a Management Services Agreement with 84 Lumber. We also do not pay any fees or other compensation to members of the board of directors of our general partner.

Management Services Agreement.  Pursuant to a Management Services Agreement with 84 Lumber, 84 Lumber provides us with certain management and general and administrative services, which include the services of Daniel M. Wallach. In exchange for 84 Lumber’s management and general and administrative services, we pay 84 Lumber a base fee and reimburse the employment expenses of our employees and other costs and expenses incurred by 84 Lumber on our behalf or in providing such services to us. The base fee amount includes reimbursement to 84 Lumber on our behalf or of a portion of its cost of employing Mr. Wallach, based on the estimated percentage of time he is expected to devote to the Company over the year. In January 2009 the base fee amount was increased from $500 per month to $5,000 per month and continued at that rate in 2010. The base fee paid for 2010 under the Management Services Agreement represents, in management’s view, the reasonable equivalent of “compensation” for such services. Under similar agreements with its other subsidiaries, 84 Lumber provides similar services to its subsidiaries.

We believe the cost of the services received under our Management Services Agreement with 84 Lumber, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

The following discussion and analysis contains statements regarding future Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Objectives of the Named Executive Officer Compensation Program

The objectives of our executive compensation program are to attract, retain and motivate highly talented executives and to align each executive’s incentives with our annual and long-term objectives set by the Board of Directors of our general partner, while maintaining a healthy and stable financial position. Specifically, our executive compensation program is designed to accomplish the following goals and objectives:

•	maintain a compensation program that is equitable in our marketplace;
•	provide opportunities that integrate pay with the annual and long-term performance goals;
•	encourage and reward achievement of strategic objectives, while properly balancing a controlled risk-taking behavior; and
•	maintain an appropriate balance between base salary and short- and long-term incentive opportunity.

Determining Named Executive Officer Compensation

We are a wholly-owned subsidiary, directly and indirectly, of 84 Lumber, and 84 Lumber, in turn, is a family-owned limited partnership that is not publicly traded. Margaret H. Magerko, the Chairman of the Board of Directors of our general partner, and members of her family beneficially own substantially all interests in 84 Lumber. 84 Lumber is not governed, directly or indirectly, by an independent board of directors and our general partner does not have an official “compensation committee,” or other committee of its Board of

Directors performing compensation-related activities on behalf of the Board of Directors. Prior to our reorganization, Daniel M. Wallach, in his capacity as Owner’s Representative, determined the compensation of all Named Executive Officers except himself, and Mr. Wallach’s compensation as to his services to the Company was determined by 84 Lumber. Notwithstanding the structural changes resulting from our reorganization, we have no immediate plans to discontinue this practice in determining the compensation of the Named Executive Officers.

Our determination and assessment of executive compensation for Mr. Spatola are primarily driven by the following three factors: (1) market data based on the compensation levels, programs and practices of certain other comparable companies for comparable positions, (2) our financial performance, and (3) his performance. We believe these three factors provide a reasonably measurable assessment of executive performance in light of building value and creating a healthy financial position for us. The comparable companies that we analyze when making compensation decisions, are small and regional banks. We rely upon our judgment and not on rigid formulas or short-term changes in business performance in determining the amount and mix of compensation elements for Mr. Spatola and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances our long-term growth.

2009 Named Executive Officer Compensation Components

Our executive compensation program for Mr. Spatola consists primarily of base salary and bonuses. The program is complemented with other benefits such as 401(k) matching contributions, medical insurance (which requires the employee to make a contribution to the medical plan). Mr. Spatola has the same benefits as all of our employees and the employees of 84 Lumber. Given our ownership structure and that of our ultimate parent, 84 Lumber, we do not have available for grant, nor is it deemed appropriate to pay, any equity based compensation. This fact is taken into account annually when determining other components and amounts of compensation.

Annual Base Salary

We provide Mr. Spatola and other employees with a base salary to compensate them for services rendered throughout the year. Salaries are established annually based on the individual’s position, experience, performance, past and potential contribution to us, and level of responsibility, as well as our overall financial performance. No specific weighting is applied to any one factor considered, and we used our judgment and expertise in determining appropriate salaries for 2010 within the parameters of the compensation philosophy. Mr. Spatola’s individual performance is reviewed on a yearly basis by us.

Bonus Awards

In addition to base salary, Mr. Spatola may receive a monthly cash bonus or sales-based commission. Each monthly bonus is determined on an individual and/or group basis based on whether he and/or the Company meets certain monthly performance goals which may be based on, but are not limited to, new origination, bad debt, net profit, and liquidity. For fiscal year 2010, the bonus award paid to Mr. Spatola was $84,074.

401(k) Plan

All of our employees participate in the “Amended and Restated Savings Fund 401(k) Plan for Employees of 84 Lumber Company” in which all qualified employees of 84 Lumber and its subsidiaries and affiliates may participate. The purpose of the 401(k) plan is to provide participating employees with an opportunity to accumulate capital for their future economic security through their elective deferrals and our contributions. We believe this plan creates a strong incentive for participating employees to remain with us and to prepare for their individual futures. This benefits both employee retention and employee morale.

Perquisites and Other Named Executive Officer Benefits

Perquisites and other similar personal benefits are not part of our compensation package for any employee.

Management Services Agreement

In determining the amount of compensation to be paid under the Management Services Agreement, 84 Lumber’s senior management, including certain members of the board of directors of our general partner, estimated the percentage of time which Mr. Wallach is expected to devote over a five year period under the Management Services Agreement to us, relative to 84 Lumber and its other subsidiaries. 84 Lumber’s senior management then determined its base fee under the Management Services Agreement to include our proportionate percentage of the estimated cost of employing Mr. Wallach over such five year period.

In the early part of 2009, 84 Lumber’s senior management and the board of directors of our general partner reviewed the Management Services Agreement and determined that an increase in the base fee amount from $500 to $5,000 was necessary. In determining the amount of the increase, among other things, they considered:

•	The additional time that would be required from Mr. Wallach and other personnel of 84 Lumber for purposes of this offering and continuing as a reporting company;
•	The quality of the services 84 Lumber provides to us, including the quality of the services Mr. Wallach provides to us;
•	The comparison of the base fee and the number of full-time equivalent employees reflected in the charge by department for 2008 and proposed for 2009;
•	The comparison of 2008 and proposed 2009 charges by department and in total and such amounts as a percentage of 84 Lumber’s similarly calculated costs for its departments and in total for those years; and
•	The cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In determining whether an adjustment to the base fee under the Management Services Agreement is necessary, 84 Lumber’s senior management and the board of directors of our general partner exclude consideration of:

•	Any base fee paid by another subsidiary of 84 Lumber for similar services;
•	The compensation policies of 84 Lumber because:
º	Mr. Wallach provides services to many companies related to 84 Lumber, including 84 Lumber itself;
º	The base fee does not represent all of 84 Lumber’s cost of employing Mr. Wallach;
º	84 Lumber and its other subsidiaries absorb the remaining amount of 84 Lumber’s cost of employing Mr. Wallach; and
º	84 Lumber’s senior management and the board of directors of our general partner consider the other factors discussed above in determining whether anent to the base fee amount is necessary or advisable.

Employment Agreements

We do not have any employment agreements with any of our Named Executive Officers. Our Named Executive Officers are not entitled to any severance payments upon termination or a change of control.

Tax and Accounting Considerations

The Owner’s Representative is mindful of the potential impact on us of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which prohibits public companies from deducting certain executive compensation in excess of $1,000,000 that is paid to certain individuals. We do not have any Named Executive Officers who met this limit during fiscal year 2010. For financial reporting and income tax purposes, the base fee under the Management Services Agreement is expensed as incurred on a monthly basis.

Summary Compensation Table(1)

The following table provides certain summary information concerning the annual and long-term compensation paid or accrued by us on behalf of our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary		Bonus	Total
Thomas P. Spatola, President	2010	$165,000		$84,074	$249,074
	2009	$165,000		$400,335	$565,335
Daniel M. Wallach, Vice President – Finance	2010	$30,000		$-0-	$30,000
	2009	$30,000	(2)	$-0-	$30,000	(2)

(1)	Certain non-applicable columns have been omitted from this table.
(2)	The amounts shown for 2009 and 2010 in the Summary Compensation Table as salary for Mr. Wallach represents the portion of the fees we paid to 84 Lumber pursuant to our Management Services Agreement with 84 Lumber with respect to the services Mr. Wallach rendered to us.

Compensation Committee Interlocks and Insider Participation

We are a wholly-owned subsidiary, directly and indirectly, of 84 Lumber, a family-owned business. Because of the closely-held nature of ownership, neither we nor our general partner has an official compensation committee or other official committee of the Board of Directors performing equivalent functions. Decisions for compensation of our paid executive officers are made by our ultimate parent, 84 Lumber, and the Owner’s Representative.

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any non-affiliated entity that has one or more of its executive officers serving as a member of the board of directors of our general partner or the board of directors or compensation committee or other committee serving an equivalent function of any of our affiliates.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of the Company as of the date hereof. None of the executive officers of the Company or the directors of the general partner of the Company directly own any partnership interests of the Company. However, Margaret H. Magerko, the Chairman of the Board of Directors of the general partner, and other members of her family, are the beneficial owners of substantially all of the partnership interests of 84 Lumber, the ultimate parent of the Company.

Title of Class	Name of Beneficial Owner	Percentage of Beneficial Ownership
General Partnership Interest	84 LADC, LLC 1019 Route 519 Eighty Four, PA 15330	1%
Limited Partnership Interest	84 Lumber Company 1019 Route 519 Eighty Four, PA 15330	99%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are a wholly-owned subsidiary, directly and indirectly, of 84 Lumber Company, which is controlled by Margaret H. Magerko and other members of the Hardy family. Therefore, the Hardy family will be able to exercise significant control over our affairs. Members of the Board of Directors of our general partner also serve as officers or directors of 84 Lumber or its other subsidiaries. We have no directors who would be deemed “independent.” Decisions may be made with 84 Lumber in mind, which while overall would be intended to benefit 84 Lumber and its affiliates as a whole (including 84 FINANCIAL L.P.), may be detrimental to 84 FINANCIAL L.P. itself. The following is a description of certain transactions and relationships between us and our directors, officers and other affiliates. We have no formal policies or procedures for the review, approval, or ratification of related party transactions, including transactions such as those described in the section.

Products and Services Provided to 84 Lumber and Other Subsidiaries

Agreement of Master Lease.  We own the real estate for 32 facilities (as of September 26, 2010) that are leased to and operated by 84 Lumber. The Agreement of Master Lease between 84 Lumber and our Company expires on May 31, 2013. The monthly rent we received from 84 Lumber for the first nine months of 2010 represents approximately 62% of our total income. During 2009, we received an aggregate of $4,544,000 in rental income from 84 Lumber, including $1,074,000 included in income from discontinued operations. During the nine month period ended September 26, 2010, we received $4,069,000 in rental income from 84 Lumber, including $750,000 included in income from discontinued operations.

Financing Incentives to 84 Lumber Customers.  In order to encourage customers of 84 Lumber to utilize our financing programs, from time to time we offer one-year interest free construction loans to qualifying customers. 84 Lumber reimburses to us the amount of interest not charged to these customers. During 2009, the amount of interest income we received from 84 Lumber was $8,000, and in 2010 we received $0.

National Lending Program.  Under our current lending program, participating institutional lenders have agreed to extend construction loans to homebuilder customers which are referred to them by 84 Lumber. To induce these institutional lenders to participate in the program, we have agreed to purchase all non-performing construction loans from them lenders. During the fiscal year ended January 3, 2010, and the nine month period ended September 26, 2010, we purchased approximately $13.9 million and $7.039 million, respectively, of construction loans pursuant to the lending program. See the “Management Discussion and Analysis” section and the “Business” section in this prospectus for additional information regarding this lending program.

Support Services Provided by 84 Lumber

Management Services Agreement.  As discussed elsewhere in this prospectus, we have entered into a Management Services Agreement with 84 Lumber pursuant to which 84 Lumber provides certain services, including executive officer services and office equipment, to us. The services rendered under the Management Services Agreement may include executive, management, financial, internal, audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of our business. We pay a $60,000 annualized base fee for such services, plus reimbursement of the employment-related expenses (e.g., salaries, wages, payroll taxes, employee benefits) and other out-of-pocket expenses incurred by 84 Lumber on our behalf of in providing services to us. The base fee is generally based upon an estimated percentage of the time devoted by Daniel M. Wallach, the Executive Vice President of 84 Lumber, to our business and other overhead components. The initial term of the Management Services Agreement expires on January 1, 2012 and renews automatically for an unlimited number of consecutive three-year terms, unless terminated by either party pursuant to a written notice delivered 90 days prior to the expiration of the then-current initial term or renewal term, as applicable. Because of the number of companies related to 84 Lumber and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company. See the “Compensation Discussion and Analysis — Management Services Agreement” section in this prospectus for additional discussion regarding the considerations taken into account by 84 Lumber’s senior management and the board of directors of our general partner in determining the base fee amount under the Management Services Agreement.

In 2009, we paid 84 Lumber an aggregate of $1,281,000, and in the nine month period ended September 26, 2010, we paid 84 Lumber an aggregate of $753,000 for its services under the Management Services Agreement, including amounts for the services of Mr. Wallach, as disclosed in the Summary Compensation Table in this prospectus. Of these amounts, $1,221,000 in 2009 and $708,000 in the nine month period ended September 26, 2010 was reimbursement to 84 Lumber of employment compensation for our employees, which is paid by 84 Lumber. We anticipate 84 Lumber to continue this practice for us in the future.

Credit Arrangements and Other Amounts Due From or Owed to 84 Lumber

Real Estate Loan.  From time to time, we would grant a loan secured by real property to or purchase real estate from a customer of 84 Lumber. The proceeds of the loan or the purchase price of the real estate would be paid to 84 Lumber to satisfy the 84 Lumber customers past due account with 84 Lumber. The Company paid 84 Lumber approximately $3.36 million, $124,000 and $219,000 during 2008, 2009 and the nine month period ended September 26, 2010, respectively in these types of transactions. These transactions served as a means to secure a troubled debt to enhance the ability to have the debt repaid.

Related Party Loans for Cash Management Purposes.  From time to time, loans and advances are extended between us and various related parties pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes. When we loan funds to related parties, we generally are able to earn a higher rate of return on the loan than if the funds were invested in other instruments. While certain of such loans may be of lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved and that those risks are reasonable and reflected in the terms of the applicable loans. When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties. At the end of 2008, we had advanced a total of $5.0 million to 84 Lumber for working capital needs and the balance of all advances to affiliates on September 26, 2010 was $0.

During 2009, one of our affiliates advanced us $5.0 million in the form of a note, of which $1.0 million has been repaid as of September 26, 2010. The note is subordinate in right of payment to the senior creditors of 84 FINANCIAL. As such, it is equal in right of payment with the Notes. The remainder of the note is scheduled to be repaid by 2012. During 2008, one of our partners advanced us $3.0 million for working capital purposes. This advance was non-interest bearing and was repaid by us in 2009. On August 20, 2010, one of our affiliates advanced $10,000,000 to the Company in the form of a subordinated note, of which $6.1 million has been subsequently repaid. The remainder of the note is scheduled to be repaid by 2012.

We may from time to time draw on our line of credit, thus incurring additional senior debt, to repay indebtedness to our affiliates.

Purchase of Receivables.  In connection with our lending programs, our borrowers may purchase materials directly from 84 Lumber. We then pay 84 Lumber for the value of the resulting accounts receivable balance. The amount payable to 84 Lumber as of end of fiscal years 2009 and 2010 was $132,000 and as of September 26, 2010 there were no amounts payable.

Transactions With Officers

In June 2009, an affiliate of the Company entered into a sale-leaseback transaction with Thomas P. Spatola and his wife. In this transaction, the Spatolas acquired commercial real estate used as an 84 Lumber store from the affiliate for a purchase price of $1,250,000. To finance the purchase, the Spatolas obtained a loan on an arm’s length basis from a regional bank. The Spatolas lease the store back to the affiliate for monthly rental payments of $10,417, or approximately $125,000 annualized. The lease has a nine year term commencing July 1, 2009 and ending June 30, 2018. Under the lease, the Spatolas have the right to require the affiliate to buy back the store at any time, and the affiliate has an identical right to require the Spatolas to sell the store back to it at any time. The buyback purchase price is to be determined according to a schedule contained in the lease. If the buyback were to occur during 2011, the purchase price would be $1,375,000.

The buyback purchase price increases by approximately 10% each year up to a maximum of $2,125,000. However, as an accommodation to 84 Lumber and the bank groups providing a revolving credit facility and a term loan facility to 84 Lumber and certain of its affiliates, the Spatolas have agreed to forbear from exercising their right to force a buyback of the store until such time as 84 Lumber and its affiliates have satisfied in full their obligations under the revolving credit facility and the term loan facility and the bank groups’ commitments to lend under those loan facilities are terminated.

The sale-leaseback transaction between Mr. and Mrs. Spatola and the affiliate, also an 84 Lumber subsidiary, was reviewed and approved on behalf of 84 Lumber by Daniel M. Wallach, in his capacity as Owner’s Representative. In reviewing this transaction, Mr. Wallach considered, among other things, that the interest rates available to 84 Lumber and its subsidiaries for similar financing would be considerably higher, and that the arrangement provided an investment opportunity for Mr. and Mrs. Spatola. In addition, Mr. Wallach determined that a premium on the buyback price was appropriate in order to compensate Mr. and Mrs. Spatola for the risk they assumed as borrowers on the financing for the purchase.

Subsequent to their acquisition of the store, Mr. and Mrs. Spatola transferred their interest in the store and the lease to a limited partnership wholly owned by them.

DESCRIPTION OF NOTES

The Notes will be issued under an indenture dated as of [______________ _____, 2011] between us and Law Debenture Trust Company of New York, as trustee. We have no previous relationship with the trustee. The indenture has been filed as an exhibit to the registration statement. You can also obtain a copy of the indenture from us. We have summarized certain parts of the indenture. The summary is not complete, and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

The Notes are registered and issued without coupons. We may change the interest rates and the maturities of the Notes as they are offered, provided that no such change shall affect any Note issued prior to the date of change. We may, at our discretion, limit the maximum amount any investor or related investors may maintain in outstanding Notes.

The Notes are our direct obligations but are not secured. Principal and interest are payable at the offices of our processing agent, The Bank of New York Mellon, at 500 Ross Street, Pittsburgh, Pennsylvania 15262.

The total aggregate maximum principal amount of the Notes offered under this prospectus is $1,000,000,000. The maximum investment is $1,000,000 per Note or $1,000,000 in the aggregate per investor. Minimum investment amounts will be $500 and may be modified by us from time to time.

Established Features of Notes

The Notes are issued and dated as of the date when purchased. The interest for a Note is compounded monthly (based on a 365/366-day year) and is payable monthly or at maturity at your request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. Any change to your original request may be made to us by contacting our processing agent by phone or mail during the term of your Note. The Notes mature one to four years from the date of issuance, as offered by us and selected by you. Thirty to sixty days prior to redemption, you will receive a letter describing redemption/renewal options, if any, which will specify action(s) needed by you. If you do not respond, principal and unpaid interest will be paid to you.

From time to time we will establish varying interest rates and maturity dates for the Notes. The interest rates offered may vary depending on the denomination or purchase amount of the Note. The interest rates thereby established will be fixed for the term of the Note.

Notes with the current established features are available until they are superseded by new established features. The current established features are applicable to all Notes sold by us during the period the current established features are in effect. We intend to publish this information on our website at www.84financial.com or it may be obtained by calling (877) 252-0091 (toll free). We will also file with the SEC a Rule 424(b)(2) prospectus supplement setting forth the established features upon any change in the established features.

Subordination

Our obligation to repay the principal of and make interest payments on the Notes is subordinate in right of payment to all senior debt. This means that if we are unable to pay our debts, when due, all of the senior debt would be paid first, before any payment of principal or interest would be made on the Notes and related party debt which is equal in priority to the Notes.

The term “senior debt” means all of our debt created, incurred, assumed or guaranteed by us, except debt that by its terms expressly provides that such debt is not senior in right of payment to the Notes. Debt is generally any indebtedness, contingent or otherwise, in respect of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit and shall include any guarantee of any such indebtedness. Senior debt includes, without limitation, all of our bank and finance company debt and any line of credit we may incur in the future. The Notes are not senior debt. As of September 26, 2010, the outstanding debt that the Notes will be subordinate to is $11,248,000. In addition to this amount, there are other obligations of the Company that are senior to the Notes being offered, including our put option obligation.

Priority

The Notes are subordinate to all of our senior debt and equal to all related party debt. We may at any time borrow money on a secured or unsecured basis that would have priority over the Notes.

Redemption by Us Prior to Maturity

We may redeem any Note, in whole or in part, at any time following the first 180 calendar days after the date of issuance of the Note for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. We will notify Note holders whose Notes are to be redeemed not less than 30 nor more than 60 days prior to the date of redemption.

Redemption at Request of Holder Prior to Maturity

At your written request but subject to the subordination provisions and our consent (which may be withheld in our sole discretion), we will redeem any Note at any time following the first 180 calendar days after the date of issuance of the Note for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest minus a penalty in an amount equal to the interest earned over the last 180 days immediately prior to the redemption date. The penalty will be taken first from any interest accrued but not yet paid on the Note, and to the extent such accrued and unpaid interest does not cover the entire penalty amount, the remainder of the penalty amount shall be reduced from the principal amount of the Note.

Redemption Upon Your Death

At the written request of the executor of your estate or, if your Note is held jointly with another investor, the surviving joint holder, but subject to the subordination provisions, we will redeem any Note at any time after death for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest, without any penalty. We will seek to honor any such redemption request as soon as reasonably possible based on our cash situation at the time, but generally within one week of request.

Extension After Maturity

Unless we offer, and you accept in writing, a renewal option (which we are not required to do), the maturity of a Note will not be extended from the original maturity date. We will provide you notice of the maturity date of your Note at least 30 days, but not more than 60 days, prior to the original maturity date. Our notice may also describe the redemption/renewal options we are then offering and the action(s) you must take to exercise a redemption or renewal option.

No Restrictions on Additional Debt or Business

The indenture does not restrict us from issuing additional securities or incurring additional debt, including senior debt or other secured or unsecured obligations or the manner in which we conduct our business.

Modification of Indenture

We, together with the trustee, may modify the indenture at any time with the consent of the holders of not less than a majority in principal amount of the Notes that are then outstanding. However, we and the trustee may not modify the indenture without the consent of each holder affected if the modification:

•	reduces the principal or rate of interest, changes the fixed maturity date or time for payment of interest, or waives any payment of interest on any Note;
•	reduces the percentage of Note holders whose consent to a waiver or modification is required;
•	affects the subordination provisions of the indenture in a manner that adversely affects the rights of any holder; or
•	waives any event of default in the payment of principal of, or interest on, any Note.

Without action by you, we and the trustee may amend the indenture or enter into supplemental indentures to clarify any ambiguity, defect or inconsistency in the indenture, to provide for the assumption of the Notes by any successor to us, to make any change to the indenture that does not adversely affect the legal rights of any Note holders, or to comply with the requirements of the Trust Indenture Act of 1939. We will give written notice to you of any amendment to the indenture which is adopted by written consent of the Note holders who hold at least the majority in principal amount of the then-outstanding Notes.

Place, Method and Time of Payment

We will pay principal and interest on the Notes from the offices of our processing agent, or at such other place as we may designate for that purpose; provided, however, that if payments are made by check, they will be mailed to you at your address appearing in the Note register maintained by the processing agent. Any payment of principal or interest that is due on a nonbusiness day will be payable on the next business day immediately following that nonbusiness day.

Events of Default

An event of default is defined in the indenture as follows:

•	a default in payment of principal or interest on the Notes when due or payable if such default has not been cured for 30 days;
•	our becoming subject to certain events of bankruptcy or insolvency; or
•	our failure to comply with any agreements or covenants in or provisions of the Notes or the indenture if such failure is not cured or waived within 60 days after we have received notice of such failure from the trustee or from the holders of at least a majority in principal amount of the outstanding Notes.

If an event of default occurs and is continuing, the trustee or the holders of at least a majority in principal amount of the then-outstanding Notes may declare the principal of and the accrued interest on all outstanding Notes due and payable. If such a declaration is made, we are required to pay the principal of and interest on all outstanding Notes immediately, so long as the senior debt has not matured by lapse of time, acceleration or otherwise. We are required to file annually with the trustee an officers’ certificate that certifies the absence of defaults under the terms of the indenture.

The indenture provides that the holders of a majority of the aggregate principal amount of the Notes at the time outstanding may, on behalf of all holders, waive any existing event of default or compliance with any provision of the indenture or the Notes, except a default in payment of principal or interest on the Notes. In addition, the trustee may waive an existing event of default or compliance with any provision of the indenture or Notes, except in payments of principal or interest on the Notes, if the trustee in good faith determines that a waiver or consent is in the best interests of the holders of the Notes.

If an event of default occurs and is continuing, the trustee is required to exercise the rights and duties vested in it by, and subject to, the indenture and to use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of his or her affairs. The trustee however, is under no obligation to perform any duty or exercise any right under the indenture at the request, order or direction of Note holders unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The indenture effectively limits the right of an individual Note holder to institute legal proceedings in the event of our default.

Satisfaction and Discharge of Indenture

The indenture may be discharged upon the payment of all Notes outstanding thereunder or upon deposit in trust of funds sufficient for such payment and compliance with certain formal procedures set forth in the indenture.

Reports

We plan to file annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three fiscal quarters of each fiscal year with the Securities and Exchange Commission while the registration statement containing this prospectus is effective and as long thereafter as we are required to do so. Copies of such reports will be sent to any Note holder upon written request.

Service Charges

We reserve the right to assess service charges and fees to issue a replacement interest payment check, and, in the event we permit transfer or assignment in our discretion, to transfer or assign a Note.

Book Entry Record of Your Ownership

The Notes will be issued in uncertificated form. If you purchase a Note, an account showing the principal amount of your Note will be established in your name on our books. Interest accrued on your Note will also be credited to your account. The interest rate on your Note will be determined on the date that your account is established. In determining your interest rate, we will use the higher of (1) the rate in effect at that time for your principal amount and maturity, or (2) the highest rate within the last 7 calendar days which was applicable to your principal amount and maturity. You will not receive any certificate or other instrument evidencing our indebtedness to you. Upon purchase of your Note, we will send you a Note confirmation which confirms, among other things, the term, interest rate and principal amount of your Note.

Concerning the Processing Agent

We employ a processing agent, presently The Bank of New York Mellon, whose address is 500 Ross Street, Pittsburgh, Pennsylvania 15262, to act as our agent for certain processing and administrative purposes with respect to the Notes. Services performed by the processing agent include record keeping, transaction processing and accounting, preparation of account statements and other correspondence, investor servicing, transmitting our payments of principal and interest on the Notes to Note holders, processing of requests for early repayment, production and mailing of annual tax statements to investors and corresponding filing with the IRS. For these services, we pay a processing agency fee as well as reimburse the processing agent for certain reasonable out-of-pocket costs. The processing agent is not acting as our agent in connection with the solicitation of purchases of the Notes, which we are handling directly. The processing agent is not acting as trustee with respect to the Notes or as agent for the holders of the Notes, but is acting solely as our agent and has not assumed any obligation relative to any holder of the Notes. The processing agent has obligations to, and may be held liable, only by us. The processing agent and its affiliates provide other banking and financial services to us and our affiliates, including without limitation, lending services and cash management services.

Concerning the Trustee

The indenture contains certain limitations on the trustee’s right, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property with respect to any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires certain conflicting interests and if any of the indenture securities are in default, it must eliminate such conflict or resign.

PLAN OF DISTRIBUTION

We are offering up to $1,000,000,000 in aggregate principal amount of the Notes. We will offer the Notes directly to the public without an underwriter or placement agent and on a continuous basis.

We intend to market our Notes in many ways, including but not limited to, publishing the established features in a newspaper, on billboards, through direct mail in states in which we have properly registered the offering or qualified for an exemption from registration. The established features will be available to investors on our web site at www.84financial.com or by calling (877) 252-0091 (toll free). We may also make oral solicitations in limited circumstances and use other methods of marketing the offering, all in compliance with applicable laws and regulations, including securities laws. The information contained on our website is not part of this prospectus. If you have questions about the suitability of an investment in the Notes for you, you should consult with your own investment, tax or other professional financial advisor. Prospective investors will be required to complete an application prior to investing in the Notes. We reserve the right to reject any investment. If we accept an investment, you should not assume that the Notes are a suitable and appropriate investment for you.

You will not know at the time of investment whether we will be successful in completing the sale of any or all of the Notes. We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, investments received prior to such withdrawal or cancellation will be irrevocable and will be repaid in accordance with the terms of the Notes.

The Notes are not listed on any securities exchange, and there is no established trading market for the Notes. We do not expect any trading market to develop for the Notes.

LEGAL MATTERS

The validity of the Notes being offered by this prospectus will be passed upon for us by Eckert Seamans Cherin & Mellott, LLC, Pittsburgh, Pennsylvania.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

The combined consolidated financial statements as of January 3, 2010 and January 4, 2009 and for the years ended January 3, 2010, January 4, 2009 and January 6, 2008 appearing in this prospectus and registration statement have been audited by Carr, Riggs & Ingram, LLC, an independent registered certified public accounting firm, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited combined consolidated financial information of 84 FINANCIAL L.P. for the nine-month period ended September 26, 2010, included in this prospectus and registration statement, Carr, Riggs & Ingram, LLC reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated February 15, 2011 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited combined consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Carr, Riggs & Ingram, LLC is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited combined consolidated financial information because that report is not a“report” or a“part” of the registration statement prepared or certified by Carr, Riggs & Ingram, LLC, within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (SEC), Washington, D.C., a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Notes offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Notes sold in this offering, refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and schedules thereto.

As a result of the offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.

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84 FINANCIAL L.P.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Owners of 84 FINANCIAL L.P.

We have audited the accompanying combined consolidated balance sheets of 84 FINANCIAL L.P. and its affiliates and subsidiary (collectively referred to herein as the “Company”) as of January 3, 2010 (“2009”) and January 4, 2009 (“2008”) and the related combined consolidated statements of operations, changes in partners’ equity, and cash flows for each of the three fiscal years ended January 3, 2010, January 4, 2009 and January 6, 2008. The Company's management is responsible for these combined consolidated financial statements. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of the end of the fiscal year 2009 and 2008, and the results of their operations and their cash flows for each of the three fiscal years ended January 3, 2010, January 4, 2009 and January 6, 2008 in conformity with accounting principles generally accepted in the United States of America.

As more fully described in the notes to the combined consolidated financial statements, the Company has significant transactions with related parties.

Carr, Riggs & Ingram, LLC

September 8, 2010

Gainesville, Florida

84 FINANCIAL L.P.

Combined Consolidated Balance Sheets
January 3, 2010 (2009) and January 4, 2009 (2008)

(in thousands of dollars)	2009	2008
Assets
Cash and cash equivalents	$2,324	$1,793
Restricted cash	2,537	2,401
Accounts receivable	5	7
Loans receivable, net of allowance for loan losses of $9,597 and $5,390	16,928	44,744
Related party receivables	—	5,007
Land inventories under development	12,577	19,002
Fixed assets
Land	5,484	2,866
Buildings	13,899	9,691
Improvements	10,061	5,096
Furniture, fixtures and equipment	6,135	4,704
	35,579	22,357
Less: Accumulated depreciation	16,163	10,914
	19,416	11,443
Other real estate owned	8,681	18,313
Assets held for sale	1,895	1,521
Other assets, net	79	610
Assets of discontinued operations	4,187	5,974
Total assets	$68,629	$110,815
Liabilities and Partners’ Equity
Borrowings under credit facility	$19,603	$17,677
Accounts payable	143	317
Related party accounts payable	189	63
Other current liabilities	28	230
Related party notes payable	5,000	3,630
Put option obligation	5,687	6,858
Total liabilities	30,650	28,775
Contingencies and commitments (Notes 4 and 9)
Non-controlling interests	27	110
Partners’ equity	37,952	81,930
Total partners’ equity	37,979	82,040
Total liabilities and partners’ equity	$68,629	$110,815

The accompanying notes are an integral part of these combined consolidated financial statements.

84 FINANCIAL L.P.

Combined Consolidated Statements of Operations
52-week periods ended January 3, 2010 (2009) and January 4, 2009 (2008), and
53-week period ended January 6, 2008 (2007)

(in thousands of dollars)	2009	2008	2007
Operating revenues
Rental income	$3,470	$2,683	$2,841
Sales of developed properties	2,515	1,587	1,865
Interest and fee income	78	1,165	2,592
Total operating revenues	6,063	5,435	7,298
Operating expenses
Cost of sales – developed properties, excluding depreciation	2,372	1,252	1,464
Provision for loan losses	8,428	4,682	1,038
Provision for put option losses	7,363	8,257	871
Selling, general and administrative, net of other income	4,128	1,573	158
Depreciation and amortization	897	698	755
Impairment expense	12,801	9,871	1,352
Gain on sale of fixed assets, net	—	(2,440)	—
Loss on sale of other real estate owned, net	3,277	1,502	171
Interest expense	570	699	639
Total operating expenses	39,836	26,094	6,448
Income (loss) from continuing operations	(33,773)	(20,659)	850
Income from discontinued operations	811	502	788
Net income (loss)	$(32,962)	$(20,157)	$1,638
Less: Net income (loss) attributable to non-controlling interests	$(26)	$(2)	$7
Net income (loss) attributable to partners of 84 FINANCIAL L.P.	(32,936)	(20,155)	1,631

The accompanying notes are an integral part of these combined consolidated financial statements.

84 FINANCIAL L.P.

Combined Consolidated Statements of Changes In Partners’ Equity
52-week periods ended January 3, 2010 (2009) and January 4, 2009 (2008), and
53-week period ended January 6, 2008 (2007)

(in thousands of dollars)	2009	2008	2007
Partners’ equity, beginning balance	$81,930	$78,295	$43,584
Net income (loss) attributable to partners of 84 FINANCIAL L.P.	(32,936)	(20,155)	1,631
Partners’ contributions	2,033	25,690	33,080
Partners’ distributions	(13,075)	(1,900)	—
Partners’ equity, ending balance	37,952	81,930	78,295
Non-controlling interests, beginning balance	110	112	45
Net income (loss) attributable to non-controlling interests	(26)	(2)	7
Contributions	—	—	71
Distributions	(57)	—	(11)
Non-controlling interests, ending balance	27	110	112
Total partners’ equity	$37,979	$82,040	$78,407

The accompanying notes are an integral part of these combined consolidated financial statements.

84 FINANCIAL L.P.

Combined Consolidated Statements of Cash Flow
52-week periods ended January 3, 2010 (2009) and January 4, 2009 (2008), and
53-week period ended January 6, 2008 (2007)

(in thousands of dollars)	2009	2008	2007
Cash flows from operating activities
Net income (loss)	$(32,962)	$(20,157)	$1,638
Less net income (loss) attributable to noncontrolling interests	26	2	(7)
Net income (loss) attributable to partners of 84 FINANCIAL L.P.	(32,936)	(20,155)	1,631
(Income) loss from discontinued operations	(811)	(502)	(788)
Adjustments to reconcile net income (loss) attributable to partners of 84 FINANCIAL L.P. to net cash used in operating activities
Depreciation and amortization	897	698	755
Amortization of debt issuance costs	152	92	89
(Gain) loss on sale of fixed assets and REO	3,277	(938)	171
Provision for loan losses and put obligation losses	15,791	12,939	1,909
Impairment of capitalized assets	12,801	9,871	1,352
Net change in operating assets and liabilities
Accounts receivable	2	122	(129)
Related party receivables	5,007	(4,643)	(137)
Inventories under development	2,393	(2,543)	(5,702)
Other current and noncurrent assets	219	(537)	(626)
Accounts payable	(172)	(491)	148
Related party payables	100	(28)	(151)
Other liabilities	(203)	(702)	(663)
Net cash provided by (used in) operating activities – continuing operations	6,517	(6,817)	(2,141)
Net cash provided by (used in) operating activities discontinued operations	1,074	1,118	1,048
Net cash provided by (used in) operating activities	7,591	(5,699)	(1,093)
Cash flows from investing activities
Restricted cash	(136)	4,450	(721)
Proceeds from disposal of fixed assets	—	5,448	10
Fixed asset additions	(9,965)	(2,138)	(662)
Originations and purchases of loans	(22,628)	(61,296)	(45,074)
Payments on loans receivable and sales of other real estate owned	34,619	29,833	25,701
Net cash provided by (used in) investing activities – continuing operations	1,890	(23,703)	(20,746)
Net cash provided by (used in) investing activities discontinued operations	(1,074)	(1,118)	(1,048)
Net cash provided by (used in) investing activities	816	(24,821)	(21,794)
Cash flows from financing activities
Partner contributions	2,033	25,690	33,151
Partner distributions	(13,132)	(1,900)	(11)
Payments of debt issue costs	(73)	(162)	—
Proceeds from related party notes	5,000	3,630	—
Payments on related party notes	(3,630)	—	(16,350)
Proceeds from credit facilities	20,908	22,942	28,785
Payments on credit facilities	(18,982)	(19,214)	(22,833)
Net cash provided by (used in) financing activities – continuing operations	(7,876)	30,986	22,742
Net cash provided by (used in) financing activities discontinued operations	—	—	—
Net cash provided by (used in) financing activities	(7,876)	30,986	22,742
Net increase (decrease) in cash and cash equivalents	531	466	(145)
Cash and cash equivalents
Beginning of period	1,793	1,327	1,472
End of period	$2,324	$1,793	$1,327
Supplemental disclosure of cash flow information
Cash paid for interest	$484	$803	$651
Cash paid for income taxes	$—	$—	$—

The accompanying notes are an integral part of these combined consolidated financial statements.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

1. Description of Business and Basis of Presentation

Description of Business

On June 21, 2010, 84 FINANCIAL L.P., a Delaware limited partnership, was formed as a 99% owned finance subsidiary of 84 Lumber Company (“84 Lumber”). The business and operations of 84 FINANCIAL L.P. are managed by the general partner and 1% owner, 84 LADC, LLC, a Pennsylvania limited liability company, which is a wholly owned subsidiary of 84 Lumber. 84 Lumber operates retail and warehouse locations providing lumber and building materials to residential builders, remodelers, and dedicated do-it-yourselfers.

84 FINANCIAL L.P. was created to consolidate the financing operations of 84 Lumber but did not have any operations or activity prior to the transactions described below. On March 29, 2010, 84 Lumber Acquisition and Development Company Co. LP (“84 A&D”) was merged into Hardy Credit Co. (“Hardy Credit”), with Hardy Credit as the sole surviving entity. On August 20, 2010, Hardy Credit was redomiciled to Delaware by merging it with and into 84 FINANCIAL L.P., with 84 FINANCIAL L.P. as the sole surviving entity. Hardy Credit’s 99% ownership in Hardy Credit Financing LP (“HCF”) was assumed by 84 FINANCIAL L.P. in this transaction as well.

Hardy Credit was a partnership formed in 2003 by 84 Lumber as an operating company for the primary purpose of providing financing for qualifying customers of 84 Lumber. Hardy Credit also owned real estate for development, owned real estate properties resulting from foreclosure or settlement of debt, which are developed and sold outright, and owned several commercial properties which are leased to 84 Lumber.

HCF, formerly a 99% owned subsidiary of Hardy Credit, is a partnership formed in 2006 for the purpose of providing financing for qualifying customers of 84 Lumber. HCF also owns real estate properties resulting from foreclosure or settlement of debt, which are developed and sold outright.

84 A&D, formerly a 99% owned subsidiary of 84 Lumber, was created in 2004 for the purpose of acquiring, developing, and selling residential properties to local homebuilders (customers of 84 Lumber).

Basis of Presentation

Principles of Consolidation  These combined consolidated financial statements include the consolidated accounts of Hardy Credit and its formerly 99% owned subsidiary, HCF. As the transactions described above were between entities under common control, no goodwill was recognized and the balance sheets and results of operations and cash flows of 84 A&D have been combined with accounts of Hardy Credit and 84 FINANCIAL L.P. for all periods presented. These entities are collectively referred to as “84 FINANCIAL”, the “Company” or “we” herein and throughout these combined consolidated financial statements. All significant intercompany transactions have been eliminated.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued a standard that requires non-controlling interests in subsidiaries that are held by parties other than the parent in subsidiaries to be clearly identified, labeled, and presented in the combined consolidated balance sheets within the parent’s equity section, but separate from the parent’s equity. The new standard became effective for the Company on January 5, 2009. We disclose three measures of net income (loss): net income (loss), net income (loss) attributable to non-controlling interests, and net income (loss) attributable to partners of 84 FINANCIAL.

Accounting Standards Codification  In June 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-1, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. This ASU is included in FASB Accounting Standards Codification (“ASC” or the “Codification”) Topic 105 — Generally Accepted Accounting Principles and established the FASB ASC as the sole source of authoritative accounting principles generally accepted in the United States of America (“U.S. GAAP”) for nongovernmental entities, except for the guidance issued by the Securities and Exchange Commission (“SEC”). The FASB uses ASUs to amend the ASC. We refer to ASUs throughout these combined

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

1. Description of Business and Basis of Presentation  – (continued)

consolidated financial statements where deemed relevant. The Codification was effective for interim and annual periods ending after September 15, 2009.

Fiscal Years  When used herein, fiscal 2009 refers to the 52-week period ended January 3, 2010, fiscal 2008 refers to the 52-week period ended January 4, 2009, and fiscal 2007 refers to the 53-week period ended January 6, 2008.

Classification  The combined consolidated balance sheets of the Company are presented as unclassified to conform to industry practice for lending and real estate entities.

Estimates  The preparation of combined consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is reasonably possible that in fiscal 2010 actual conditions could deteriorate, which could materially affect our combined consolidated financial position, results of operations and cash flows. Among other effects, such changes could result in future impairments of or related to real estate owned – foreclosed properties, land inventories under development and long-lived assets, incremental increases to our allowance for loan losses, and increased liabilities related to the put option obligation under the institutional lender loan program.

Reclassifications  Certain reclassifications were made to the accompanying fiscal 2008 and fiscal 2007 combined consolidated financial statements to conform with the current year’s presentation, specifically the Discontinued Operations noted below.

Discontinued Operations and Assets Held for Sale  Unless otherwise indicated, information in these notes to combined consolidated financial statements relates to continuing operations. Certain of our manufacturing and retail locations to be divested are classified in the combined consolidated financial statements as either discontinued operations or assets held for sale.

For manufacturing and retail locations classified as discontinued operations in fiscal 2009, the combined consolidated balance sheets, statements of operations and cash flows are reclassified from their historical presentation. All related assets and liabilities of closed manufacturing and retail locations are presented in the assets and liabilities of discontinued operations on the combined consolidated balance sheets. The presentation of discontinued operations includes revenues and expenses of and gains and losses associated with the closed manufacturing and retail locations and are presented as one line item on the combined consolidated statements of operations and cash flows. The Company does not expect any continuing involvement with these manufacturing and retail locations following the sales, and these manufacturing and retail locations are generally expected to be disposed of within one year.

For manufacturing and retail locations classified as assets held for sale that do not qualify for discontinued operations treatment, the combined consolidated balance sheets are reclassified from their historical presentation to assets and liabilities held for sale. The operating results continue to be reported in the historical combined consolidated statements of operations as income (loss) from continuing operations. The gains or losses associated with these manufacturing and retail location closures are recorded in gain on sale of property, net in the combined consolidated statements of operations. The Company does not expect any continuing involvement with these locations following the sales, and these locations are generally expected to be disposed of within one year. Depreciation is no longer recorded on assets of closed locations once they are classified as held for sale.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

1. Description of Business and Basis of Presentation  – (continued)

For those manufacturing and retail locations where management has committed to a plan to close, each location is valued at the lower of its carrying amount or estimated fair value less cost to sell. See Impairment of Long-Lived Assets for further discussion.

Operating Segments  ASC Topic 280, Segment Reporting, requires that the Company report financial and descriptive information about reportable segments, and how these segments were determined. The Company determines the allocation and performance of resources based on products sold or services provided. Based on these factors, management has determined that, during all periods presented, the Company operated as three segments: (1) commercial property leasing, (2) acquisition, development and sale of residential lots and, (3) lending to residential homebuilders. Additionally, management considered the information reviewed by the chief operating decision maker (“CODM”). Although the CODM reviews one set of combined consolidated financial statements for the Company, these three activities are identifiable from one another and are reviewed separately in order to evaluate the results of each revenue stream. See Note 11.

Liquidity and Capital Resources

We have a limited operating history and our operations are subject to certain risks and uncertainties, particularly related to the evolution of the current economic environment and particularly its impact on the United States real estate and housing markets, which directly or indirectly impacts our absorption of losses related to certain transactions and access to and cost of adequate financing.

The Company’s primary source of operating cash for fiscal 2009 is rental income paid to the Company by 84 Lumber. Therefore, the Company’s ability to fund its operations is dependent upon 84 Lumber’s ability to continue paying rent. See Note 7.

We incurred significant losses during fiscal years 2009 and 2008 of approximately $32,962 and $20,157, respectively. We also had debt outstanding of approximately $24,603 at the end of fiscal 2009. The Company continues to experience negative cash flows from operations, which has historically caused us to be dependent on financing from our revolving line of credit agreements, notes to related parties and capital contributions from our partners to sustain our activities. During the fiscal years of 2009, 2008 and 2007, the Company raised net proceeds of approximately $2,033, $25,690, and $33,080, respectively from our partners’ capital contributions; $5,000, $3,600 and $0, respectively, from notes to related parties; and $20,908, $22,942 and $28,785, respectively from our line of credit. These proceeds from our line of credit were offset by payments on our line of credit of $18,982, $19,214, and $22,833 during 2009, 2008, and 2007 resulting in net proceeds of $1,926, $3,728, and $5,952, respectively.

At the end of fiscal 2009, we had cash on hand of approximately $2,324. In addition, we had a revolving line of credit agreement which currently provides us with up to $22,500 to fund operations, of which we were utilizing $19,603 as of the end of fiscal 2009. As of January 3, 2010, this line of credit was set to expire on October 14, 2010. In July 2010, the line of credit was extended through April 2012. Additionally, the Company has a letter of credit facility which is provided to ensure the minimum balance is maintained in the loss reserve account. See Notes 6 and 12. We anticipate generating, through normal operations, the remaining cash flows necessary to meet our operating, investing and financing requirements. If actual results differ materially from our current plan or if expected financing is not available, we have the ability to liquidate assets and intend to curtail growth initiatives and spending, including the reduction of certain discretionary costs in order to continue as a going-concern. In addition to these actions, we believe that we have the ability and intent to obtain funding through additional equity infusions, subordinated debt, or a combination thereof. There can be no assurance, however, that we will be able to implement our strategies or obtain additional financing under favorable terms, if at all.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

2. Summary of Significant Accounting Policies

Revenue Recognition

Revenue earned from the sale of land classified as land inventories under development in the combined consolidated balance sheets is recognized when lots are conveyed via deed transfer from the Company.

Rental revenues from the lease of manufacturing and retail locations to 84 Lumber are recognized ratably on a monthly basis over the fixed, non-cancelable term of the lease.

Interest income generally is recognized on an accrual basis. The accrual of interest is generally discontinued on all loans past due 90 days or more. In addition, a loan is placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payments as they come due, unless the loan is adequately secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash or cost-recovery basis, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Put option obligation fees are recorded at the inception of the loan under the institutional lender loan program discussed in Note 4 and are recorded as deferred revenue, which is included in other liabilities in the combined consolidated balance sheets. The fee is amortized on a straight-line basis over the commitment period, which is currently estimated by management to be ten (10) months. The fee income is included in and netted against selling, general, and administrative, net of other income in the combined consolidated statements of operations. The amounts recognized in fiscal years 2009, 2008 and 2007 are $75, $658 and $1,341, respectively. No such fees are earned under the 84 FINANCIAL loan program, which is also discussed in Note 4.

Advertising

Advertising costs are expensed as incurred and are included in selling, general and administrative, net of other income.

Cash and Cash Equivalents

Management considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash and Cash Equivalents

The Company is required to maintain a restricted cash account in accordance with a loan repurchase program. See Note 4. Restricted cash on hand related to this program was $2,279 and $2,143 at the end of fiscal 2009 and 2008, respectively. The Company is also required to maintain restricted cash representing deposits made by the Company supporting a letter of credit for an 84 A&D project totaling $258 at the end of both fiscal 2009 and 2008. The restricted cash was released upon completion of the project in fiscal 2010.

Fair Value of Financial Instruments

The Company applies the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, (“ASC 820”)as it relates to financial assets and liabilities. We adopted ASC 820 in two steps: effective January 7, 2008, we adopted it for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis and effective January 5, 2009, for all non-financial instruments accounted for at fair value on a non-recurring basis.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

ASC 820 defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1 — quoted prices in active markets for identical assets or liabilities;

Level 2 — quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3 — unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. See Note 3 for financial and non financial assets subject to disclosure requirements of ASC 820.

Loans Receivable

Loans receivable are carried at the principal loan amount outstanding, net of allowances for loan losses. Loans are determined by management to be delinquent once a loss is reasonably assumed but no later than 90 days past due. Once a loan is 90 days past due, management begins a workout plan with the borrower or commences its foreclosure process on the collateral.

The Company accounts for loans acquired under the institutional lender loan program in accordance with the guidance related to loans acquired in a transfer issued under ASC Subtopic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, if, at purchase, the loans have credit deterioration and the Company does not consider it probable that it will collect all contractual cash flows from the borrowers without significant delay. Loans are recorded at fair value with no carryover of the related allowance for credit losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. See Note 3 regarding fair value measurements. The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. The nonaccretable difference includes estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows will require the Company to evaluate the need for an additional allowance for credit losses. Subsequent improvement in expected cash flows will result in the reversal of a corresponding amount of the nonaccretable difference which will then be reclassified as accretable discount and recognized into interest income over the remaining life of the loan. See Note 4.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Loans receivable are reviewed on an individual basis. The Company routinely evaluates the entire loan portfolio for potential specific credit or collection issues that might indicate an impairment. The relevant factors impacting the estimate of allowances for losses on loans are the expected collectability of loans outstanding, historical loss experienced and the real estate collateral value. Two particular estimates contribute to the allowance for loan losses:

(i)	Since the beginning of the recent real estate market value decline and continuing through today, the majority of the loan portfolio has been and is comprised of non-performing loans; therefore, for that

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

period of time, the most significant driver of the allowance and the associated losses is real estate values. For these loans, collectability is not certain. Therefore, the estimated present value of the expected property sale proceeds is compared to the loan amount. The expected proceeds are comprised of the estimated market value net of the discounts for selling costs among other items; and
(ii)	Although not currently a significant factor in our calculations, for performing loans, the allowance for loans losses is established by multiplying the total amount of performing loans by a reasonable assumed loss factor. Any loans that are performing are separately analyzed if there is specific information regarding the loan that warrants a loan level analysis. This analysis is performed by reviewing defaulted loan experiences, the borrower’s payment history and any other pertinent data about the borrower and/or the collateral securing the loan.

Land Inventories under Development

Land inventories under development or held for development are stated at accumulated cost, unless certain facts indicate such cost would not be recovered from the cash flows generated by future disposition. In such instances, the inventories are measured at fair value. See Note 3 regarding fair value measurements.

Cost of sales includes the development cost of the land lot, an average lot cost by project based on land acquisition and development costs, closing costs and commissions. Development cost of the lot includes amounts paid through the closing date of the lot, plus an accrual for costs incurred but not yet paid based on an analysis of budgeted construction cost. This accrual is reviewed for accuracy based on actual payments made after closing compared to the amount accrued, and adjustments are made, if needed. Total project land acquisition and development costs are based on an analysis of budgeted costs compared to actual costs incurred to date and estimates to complete. Adjustments to estimated total project land acquisition and development costs for the project affect the cost of sales on future lots sold. Adjustments were not significant in fiscal years 2009, 2008, or 2007.

The Company recognized impairment losses totaling $4,032, $4,110, and $504 in fiscal years 2009, 2008, and 2007 respectively, related to land inventories under development.

Fixed Assets

Fixed assets are recorded at acquisition cost. Expenditures for maintenance and repairs are charged to operating expense as incurred, whereas costs to prepare the asset for its intended use and major betterments that extend the useful life of the asset are capitalized. The Company removes the cost of fixed assets disposed of or replaced and records any gain or loss in the year of disposal. Depreciation on buildings is computed on the straight-line method. Depreciation on building improvements, equipment furniture and fixtures is computed using the accelerated depreciation methods which approximate the expected use of the asset. Depreciation has been computed generally over the following estimated useful lives:

Buildings	39 years
Improvements	5 – 15 years
Furniture, fixtures and equipment	5 years

Depreciation expense was $905, $831, and $1,015 during fiscal years 2009, 2008, and 2007, respectively, including $8, $133, and $260 charged to discontinued operations in the corresponding combined consolidated statements of operations during fiscal years 2009, 2008, and 2007, respectively.

84 Lumber closed 3 locations, including 1 truss plant, in fiscal 2009, 7 locations, including 1 truss plant in fiscal 2008, and 1 location in fiscal 2007 that were owned by the Company. As a result of these closures, locations with a net book value of $6,082 were classified as assets held for sale at the end of fiscal 2009,

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

including $4,187 within discontinued operations, and locations with a net book value of $7,495 were classified as assets held for sale at the end of fiscal 2008, including $5,974 within discontinued operations.

Impairment of Long-Lived Assets

The Company assesses the impairment of fixed assets and other long-lived assets in accordance with the guidance issued under ASC Topic 360, Property, Plant and Equipment (“ASC 360”), which requires that an impaired asset, for which costs cannot be recovered from estimated undiscounted future cash flows, be written down to fair value. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing an asset’s carrying value to the undiscounted estimated cash flows expected from the asset’s operations and eventual disposition. If the sum of the undiscounted estimated future cash flows is less than the carrying value of the asset, an impairment loss is recognized based on the fair value of the asset. See Note 3 regarding fair value measurements.

Impairment losses related to fixed assets, land inventories under development and other real estate owned totaled $13,087, $10,354, and $1,352 during fiscal years 2009, 2008, and 2007 respectively, including $286, $483, and $0 charged to loss from discontinued operations during fiscal years 2009, 2008, and 2007, respectively.

Real Estate Owned – Foreclosed Loan Properties

Real estate owned – foreclosed loan properties (“REO”) is comprised principally of residential real estate properties obtained in partial or total satisfaction of loan obligations. REO properties are recorded at the estimated fair value less anticipated selling costs, not to exceed the initial carrying value of assets at the time of transfer. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other non-interest expenses.

Debt Issuance Costs

Debt issuance costs are being amortized using the straight-line method, as it approximates the use of the effective yield method. Amortization recorded was $152, $92, and $89 during fiscal years 2009, 2008, and 2007, respectively, and is included as interest expense in the accompanying combined consolidated statements of operations.

Income Taxes

The entities included in the combined consolidated financial statements are all organized as pass-through entities under the Internal Revenue Code. As such, taxes are the personal responsibility of the partners.

The Company applies ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the combined consolidated financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s combined consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the appropriate period. Management concluded that there are no uncertain tax positions that should be recognized in the combined consolidated financial statements.

Risks and Uncertainties

The Company is subject to many of the risks common to the commercial lending and real estate industries. These risks, which could have a material and negative impact on the Company’s combined consolidated

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

financial condition, results of operations, and cash flows and include, but are not limited to declines in housing starts, significant decreases in home values, and unfavorable changes in interest rates.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, and loans receivable. The Company places its cash and cash equivalents in financial institutions considered by management to be high quality. At times, the Company maintains cash balances at financial institutions in excess of the $250,000 insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk on cash balances.

During the normal course of business, the Company extends loans to and purchases loans extended to residential builders operating across the United States; however, most are to residential homebuilders. The Company believes its credit policies, collection procedures and allowance for loan loss minimize the exposure to significant credit risk of loans receivable balances.

The Company relies heavily on the ability of the financial institutions involved in its lending program as the primary source of funding for loans extended under the program.

Recent Accounting Pronouncements

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU 2010-20”). The objective of this ASU is to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. ASU 2010-20 requires entities to disclose the nature of credit risk inherent in their finance receivables, the procedure for analyzing and assessing credit risk, and the changes in both the receivables and the allowance for credit losses by portfolio segment and class. ASU 2010-20 is effective for interim and annual reporting periods ending on or after December 15, 2010. We are currently evaluating the impact, if any, this guidance will have on our combined consolidated financial statements.

In February 2010, FASB issued ASU No. 2010-09, Subsequent Events — Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”). ASU 2010-09 establishes separate subsequent event recognition criteria and disclosure requirements for SEC filers. Effective with the release date, the financial statements of SEC filers will no longer disclose either the date through which subsequent events were reviewed or that subsequent events were evaluated through the date the financial statements were issued. The requirement to evaluate subsequent events through the date of issuance remains unchanged. The adoption of ASU 2010-09 did not have a material impact on our combined consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) —  Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). The ASU revised disclosure requirements concerning fair value measurements to require separate presentation of significant transfers between Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and input and valuation techniques should be disclosed for both recurring and nonrecurring fair value measurements. This ASU is effective for annual and interim reporting periods beginning after December 15, 2009 and for periods beginning after December 15, 2010 for the new Level 3 disclosures. Management does not believe that the adoption of ASU 2010-06 will have a material impact on our combined consolidated financial statements.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

3. Fair Value

Financial instruments measured at fair value at year end on a non-recurring basis include certain loans acquired through the institutional lender loan program with deteriorated credit quality and impaired loans reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. The impaired loans are reported at fair value through a specific valuation allowance allocation of the allowance for possible loan losses. Collateral values are estimated using Level 2 inputs based on observable market data. Fair value for these assets is generally determined from sources such as an appraisal by a state certified appraiser, a real estate broker opinion of value or other validated method discounted by a factor that accounts for the recent liquidation experience for probable losses on lender sales and selling costs as and if appropriate. During fiscal year 2009, impaired loans with a carrying value of approximately $16,614 were reduced by specific valuation allowance allocations totaling $5,144 to a total reported fair value of $11,470 based on collateral valuations utilizing Level 2 valuation inputs. During fiscal year 2008, impaired loans with a carrying value of $17,999 were reduced by specific valuation allowance allocations totaling $3,095 to a total reported fair value of $14,904 based on collateral valuations utilizing Level 2 valuation inputs.

The Company has also determined that nonfinancial assets subject to the new guidance under ASC 820 are other real estate owned, impaired fixed assets, including assets held for sale, assets of discontinued operations, and impaired inventories under development. Fair value for these assets is generally determined by an independent appraisal or a valuation of comparable assets, less estimated costs to sell, and they are classified as level 2.

The table below presents the balances of these non-financial assets which are measured at fair value on a nonrecurring basis at January 3, 2010 (2009):

Asset	Level 1	Level 2	Level 3	Total
Real estate owned	—	$8,555	—	$8,555
Impaired land inventories under development		9,353		9,353
Impaired fixed assets	—	837	—	837
Impaired assets of discontinued operations	—	2,400	—	2,400
Total	—	$21,145	—	$21,145

The table below presents the balances of these nonfinancial assets which are measured at fair value on a nonrecurring basis at January 4, 2009 (2008):

Asset	Level 1	Level 2	Level 3	Total
Real estate owned	—	$12,093	—	$12,093
Impaired land inventories under development	—	8,633	—	8,633
Impaired assets of discontinued operations	—	3,993	—	3,993
Total	—	$24,719	—	$24,719

Real Estate Owned  Real estate owned is comprised primarily of residential real estate obtained through foreclosure. The fair value is determined generally through the use of collateral values based on observable market date from sources such as appraisals, broker opinions or other validated methods discounted as noted above.

Impaired Land Inventories Under Development  Fair value is determined primarily through comparable valuations by third parties and indicative bids, discounted as noted above.

Impaired Fixed Assets  The fair values are estimated using accepted valuation techniques such as valuations performed by third parties, or indicative bids, when available. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of real estate markets, costs and expenses, and multiple other factors. The Company considers experience and all available information at the time the estimates are made; however, the fair values that are ultimately realized upon the

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

3. Fair Value  – (continued)

sale of the manufacturing and retail locations may differ from the estimated fair values reflected in the combined consolidated financial statements.

Impaired Assets of Discontinued Operations  The fair values are estimated using accepted valuation techniques such as valuations performed by third parties, or indicative bids, when available. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of real estate markets, costs and expenses, and multiple other factors. The Company considers experience and all available information at the time the estimates are made; however, the fair values that are ultimately realized upon the sale of the manufacturing and retail locations may differ from the estimated fair values reflected in the combined consolidated financial statements.

In addition to the fair value measurements under ASC 820, the company applies the provisions of ASC Topic 825, Financial Instruments, (“ASC 825”).

The following methods and assumptions were used to estimate the fair value of each class of financial instruments under ASC Topic 825, for which it is practicable to estimate the value:

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

Loans Receivable

For variable rate loans that reprice frequently with no significant change in credit risk, estimated fair values are based on carrying values at January 3, 2010 (2009) and January 4, 2009 (2008). The estimated fair values for other loans are estimated by discounting the future cash flow using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities and approximate carrying values of these instruments at January 3, 2010 (2009) and January 4, 2009 (2008).

Borrowings under Credit Facilities

The fair value of the Company’s borrowings under credit facilities is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for the debt of the same remaining maturities. Based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the 84 FINANCIAL Revolving Loans approximates the carrying amounts of the loans at January 3, 2010 (2009) and January 4, 2009 (2008).

Put Option Obligation under the Institutional Lender Loan Program

The put option obligation is estimated using a cash flow model, based upon experience as well as expected future cash outflows which includes loss estimates for the funded and unfunded balance of the loan commitment.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation

Loans receivable are comprised of the following:

	2009	2008
84 FINANCIAL loan program	$12,456	$19,758
Institutional lender loan program	13,456	29,858
84 A&D	613	518
	26,525	50,134
Less: Allowance for loan losses	(9,597)	(5,390)
	$16,928	$44,744

84 FINANCIAL Loan Program

Loans receivable under the 84 FINANCIAL loan program consist of construction mortgage loans in which the Company provides financing directly to 84 Lumber customers. All loans are collateralized by residential real estate property and generally bear interest at the prevailing prime rate plus an applicable margin. Interest rates ranged from prime plus 1% to prime plus 5% during fiscal 2009 and 2008. The prime rate was 3.25% during fiscal 2009 and ranged from 3.25% to 7.25% during fiscal 2008.

Institutional Lender Loan Program

In 2003, the Company entered into a purchase agreement with an institutional lender, in which the institutional lender provides direct financing of construction mortgage loans to 84 Lumber’s customers. Loans originated by the institutional lender are collateralized by residential real estate property and generally bear interest at the prevailing prime rate plus an applicable margin. A put option obligation is provided by the Company to purchase mortgage loans financed by the institutional lender upon the occurrence of a triggering event, as defined in the purchase agreement. These mortgage loans are serviced entirely by the institutional lender until either the mortgage loan is repaid by the customer or the occurrence of a triggering event and resulting purchase by 84 FINANCIAL. During April 2008, the Company implemented a more restrictive credit approval process. This change resulted in a decrease in the amount of loans that the Company was required to purchase for periods after this modification was made. In September 2009, the purchase agreement was amended to reflect the Company’s pledging of the unpaid principal balances of loans under the 84 FINANCIAL program as collateral against the put option obligation.

The life of the mortgage loans under the institutional lender loan program is typically ten months in duration and generally not greater than two years. Once the mortgage loans are purchased by the Company, the existence of retention of title clause allows the Company to commence foreclosure procedures immediately upon purchase. The Company has accounted for the put option obligation under generally accepted practices in the financial guaranty insurance industry, which has developed based on analogy to the most directly comparable elements of existing literature including sections of ASC Topic 944, Financial Services — Insurance, ASC Topic 460, Guarantees, ASC Topic 450, Contingencies, and ASC Topic 605, Revenue Recognition. The Company records the fair value of the put option obligation as a liability. See Note 3 regarding fair value measurement. The fair value of the put option obligation estimated by management was $5,687 and $6,858 at January 3, 2010 (2009) and January 4, 2009 (2008), respectively. At loan origination, the Company receives a percentage of the principal loan amount committed by the institutional lender as a put option obligation fee. Under the terms of the purchase agreement, the Company is required to maintain certain loss reserves and credit facilities.

Total outstanding loans under the institutional lender loan program subject to purchase by the Company under the put option obligation was $53,030 at January 3, 2010 (2009), of which $13,279 were issued after April 2008, and $137,773 at January 4, 2009 (2008). Under the program, the Company has acquired certain

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

real estate from the institutional lender in accordance with the purchase agreement, which is included in other real estate owned in the accompanying combined consolidated balance sheets.

On January 21, 2010, the Company received notification of the institutional lender’s termination of the institutional lender loan program, with October 21, 2010, being the last day that new loans can be extended under the program. However, existing loans will continue to be serviced by the institutional lender in accordance with the existing purchase agreement. The notice to terminate the program eliminated the Company’s responsibility to pledge collateral under the 2009 amendment, and as such, that collateral was subsequently released.

Rollforward of Allowance for Loan Losses and Put Option Obligation

The following table details the account balance and activity in allowance for loan losses of the 84 FINANCIAL loan program and the institutional lender loan program, and activity in the put option obligation, as of and during the fiscal periods ended 2009, 2008, and 2007:

	2009	2008	2007
Allowance for Loan Losses
Allowance for loan losses, beginning of period	$5,390	$1,579	$534
Additions:
Provision for loan losses	8,428	4,682	1,038
Recoveries	477	230	155
Reductions:
Transfers to other real estate owned	(2,918)	—	—
Charge-offs	(1,780)	(1,101)	(148)
Allowance for loan losses, end of period	$9,597	$5,390	$1,579

	2009	2008	2007
Put Option Obligation
Put option obligation, beginning of period	$6,858	$3,319	$2,448
Provision for losses and valuation adjustments	7,363	8,257	871
Settlements	(8,534)	(4,718)	—
Put option obligation, end of period	$5,687	$6,858	$3,319

Substantially all of the loans receivable that are not in foreclosure under the Company’s loan programs contractually mature within the next 12 months.

The Company’s allowance for loan losses for all acquired loans related to the institutional lender program subject to ASC 310-30 would reflect only those losses incurred after acquisition. The sum of the contractually required payments for each loan at the time of purchase from the institutional lender, was $14,905 and $52,221 during fiscal 2009 and 2008, respectively. The fair value of such loans, which represents future cash flows expected to be collected, was $11,003 and $47,369 for loans purchased during fiscal 2009 and 2008, respectively. As these loans are only purchased from the institutional lender once a triggering event, as defined by the agreement, has occurred, such loans are generally determined to be delinquent upon acquisition with any interest recognized on a cash or cost-recovery basis. Therefore, the excess of contractually required payments over the carrying value associated with these loans is all considered to be non-accretable yield.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

Information related to acquired loans at January 3, 2010 (2009) and January 4, 2009 (2008) is displayed in the table below. The “outstanding balances” presented do not include any impairments of the loan in accordance with ASC Topic 350.

	2009	2008
Outstanding balance, beginning of year	$33,197	$17,263
Outstanding balance, end of year	15,936	33,197
Carrying value, beginning of year	28,048	15,645
Carrying value, end of year	9,280	28,048
Allowance for loan losses, beginning of year	3,516	1,078
Allowance for loan losses, end of year	6,654	3,516

Information related to impaired and nonperforming loans is as follows:

	2009	2008	2007
Impaired loans	$24,958	$43,091	$20,637
Specific allowance related to impaired loans	9,484	4,878	1,385
Average balance of impaired loans	34,024	31,864	14,184
Non accrual loans	24,287	39,903	3,594
Loans more than 90 days past due and in non-accrual (no specific reserves)	$3,372	$20,706	$2,520

Interest recognized on impaired and nonaccrual loans was $71, $175, and $22 during fiscal years 2009, 2008, and 2007, respectively. As of January 3, 2010 and January 4, 2009, there were no loans past due 90 days or more and still accruing interest.

5. Real Estate Owned

The following table details the account balance and activity related to real estate owned as of and during the fiscal periods ended 2009, 2008, and 2007:

	2009	2008	2007
Real Estate Owned
Balance, beginning of year	$18,313	$8,425	$4,991
Additions	26,007	27,616	8,234
Sales	(27,374)	(11,967)	(3,952)
Impairment recorded during the current year	(8,265)	(5,761)	(848)
Balance, end of year	$8,681	$18,313	$8,425

Impairment losses related to declines in the fair value of certain properties acquired through foreclosure were $8,265, $5,761, and $848 during fiscal years 2009, 2008, and 2007 respectively.

6. Borrowings Under Credit Facilities

The Company has a revolving line of credit agreement with a bank in the total amount of $27,000 under the institutional lender program. Under the terms of the agreement, as of the end of both fiscal 2009 and 2008, only $22,500 was available to the Company to use to purchase loans. The additional amount of the line of credit agreement is for a letter-of-credit under the institutional lender program. The letter-of-credit is provided to ensure the minimum balance is maintained in the reserve account. The credit agreement is collateralized by property and equipment and loans receivable under the institutional lender loan program. As of January 3, 2010, the credit agreement was scheduled to expire on October 14, 2010. On July 22, 2010, the credit agreement was extended through April 14, 2012. The line will automatically renew for another year if no notice is received from the bank by October 14, 2011. See Note 12.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

6. Borrowings Under Credit Facilities  – (continued)

Borrowings under the credit agreement bear interest at the bank’s prime rate less 0.5%, and 5.25% for the variable and fixed tranches, respectively. In September 2009, the credit agreement was amended to change the variable tranche rate to the greater of Prime or 4%. This amendment was effective January 10, 2010. Total borrowings under the credit agreements at the end of fiscal 2009 and 2008 were $19,603 and $17,677, of which $17,332 and $15,540 represent the variable rate tranches, respectively. Interest expense under the credit agreement was $570, $699, and $639 during fiscal 2009, 2008, and 2007 respectively. Average borrowings for fiscal 2009 and 2008 were $18,640 and $15,813, respectively. The weighted average interest rate for 2009 and 2008 was 3.1% and 4.6%, respectively.

The credit agreements contain certain financial covenants, the most restrictive of which is the maintenance of a specified level ($31,800) of combined net worth and related party subordinated debt.

7. Related Party Transactions

The accompanying combined consolidated financial statements have been prepared from the separate accounts maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations that would have occurred had the Company not entered into certain related party transactions or not participated in certain transactions with its partners or affiliates. Customers of the partners or affiliates may receive financing by the Company or the Company may assume risks of default on loans originated under the institutional lender loan program, with terms that may or may not be equivalent to terms negotiated on an arms-length basis.

84 Lumber Company

Rental income

The Company leases all of its retail and manufacturing locations to 84 Lumber under a master lease agreement. The Company owned 32, 26, and 23 locations that were leased to 84 Lumber as of the end of fiscal 2009, 2008, and 2007, respectively. The original master lease agreement contained an additional renewal option for one additional period of five years with a 15% increase in annual rental during the renewal term. In April 2008, the master lease agreement was amended. The amendment changed the expiration from December 2014 to May 31, 2013. The amendment also modified the renewal period to be four additional periods of five years with a 15% increase in annual rent in each renewal term. The master lease agreement is cancelable by 84 Lumber by providing the Company 30 days written notice. Rental income during fiscal years 2009, 2008, and 2007 from 84 Lumber was $4,544, $3,801, and $3,889, inclusive of $1,074, $1,118, and $1,048 classified as income from discontinued operations on the combined consolidated statements of operations, respectively. The estimated future rental income from 84 Lumber, assuming the lease is not canceled and the renewal option is exercised is as follows for each of the fiscal years 2010 through 2014:

2010	$5,369
2011	$5,369
2012	$5,369
2013	$5,839
2014	$6,174

Under the master lease agreement, the Company has been indemnified by 84 Lumber from any accident, injury, or damage which may happen in, on, or about the manufacturing and retail locations, or arising out of a breach or default by 84 Lumber. The Company indemnifies 84 Lumber from any and all mechanic’s liens on the manufacturing and retail locations, except those arising from and against any maintenance or repair.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

7. Related Party Transactions  – (continued)

Management fee

Certain general and administrative services, including office equipment, marketing, administrative and accounting personnel, and senior management are provided to the Company by 84 Lumber. In exchange for 84 Lumber’s management and general / administrative services, the Company pays 84 Lumber a base fee and reimburses expenses incurred by 84 Lumber in providing such services. The base fee amount includes reimbursement to 84 Lumber of a portion of its costs of employing certain executive officers based on the estimated percentage of time expected to be devoted to the Company over the year. In January 2009 the base fee amount was increased from $0.5 per month to $5 per month. In addition to the base management fee, the Company reimbursed 84 Lumber for payroll and related expenses. The total amount reimbursed to 84 Lumber, inclusive of the management fee totaled $1,281, $703, and $481 for fiscal 2009, 2008, and 2007. Had actual expenses related to the allocation of accounting personnel and senior management been charged to the Company, additional expense recorded by the Company would have been approximately $93, $117, and $114 in fiscal 2009, 2008, and 2007 respectively.

Receivables

Amounts receivable from 84 Lumber as of the end of fiscal 2009 and 2008 were $0 and $5,000, respectively, related to an advance for working capital needs.

Payables

In connection with the Company’s lending programs, borrowers may purchase materials directly from 84 Lumber. The Company will then pay 84 Lumber for the value of the resulting accounts receivable balance. Amounts payable related to these activities and due as of the end of fiscal 2009 and 2008 were $132 and $53, respectively.

Interest

In order to entice 84 Lumber customers to purchase materials under the Company’s lending programs, the Company offers one-year interest free financing to certain qualifying customers. 84 Lumber will then reimburse the Company for the interest not charged to the Company’s customers. The amount of interest income paid by 84 Lumber was $8, $103, and $235 during fiscal years 2009, 2008, and 2007, respectively.

Real Estate

Additionally, from time to time, the Company grants a loan secured by real property or purchases real estate from a customer of 84 Lumber. The proceeds of the loan or the purchase price of the real estate would be paid to 84 Lumber to satisfy the customer’s past due account with 84 Lumber. The Company paid 84 Lumber $124, $3,362, and $2,612 during fiscal years 2009, 2008, and 2007, respectively in these types of transactions.

Notes and Accounts Payable to Affiliates

During December 2009, an affiliate of the Company advanced $5,000 to the Company in the form of a subordinated note. The note is scheduled to be repaid in 2012. During 2008, one of the affiliates of the Company advanced $3,000 to the Company for working capital needs, which was repaid in 2009. These advances bear interest at the prime rate less 2% and any actual or imputed interest associated with these advances was immaterial.

Notes and accounts payable to another affiliate of the Company for working capital needs were $630 and $7 respectively at January 4, 2009 (2008). There were no amounts owed at January 3, 2010 (2009).

From time to time, the Company may purchase manufacturing and retail locations from or swap locations with an affiliate of the Company. Any such transactions are recorded at net book value as the entities are under common control. Additionally, if at the time of purchase or transfer there is a difference between the net

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

7. Related Party Transactions  – (continued)

book value of the assets received and those sold or transferred, the Company records a receivable from or payable to the affiliate for the difference. Any such receivables or payables are settled prior to year end and there were no amounts owed at January 3, 2010 (2009) or January 4, 2009 (2008).

8. Discontinued Operations

The Company classifies closed manufacturing and retail locations as discontinued when the operations and cash flows of the manufacturing and retail locations have been eliminated from continuing operations and when neither the Company nor 84 Lumber will have any significant continuing involvement in the operation of the manufacturing and retail locations after disposal. In making this determination, the Company considers, among other factors, geographic proximity and customer crossover to other area manufacturing and retail locations. 84 Lumber closed 3 locations during fiscal 2009 owned by the Company, of which 2 locations were classified as discontinued operations. During fiscal 2008, 84 Lumber closed 7 locations owned by the Company, of which 5 were classified as discontinued operations. No manufacturing and retail locations owned by the Company that were closed during fiscal 2007 were classified as discontinued operations. The Company has reclassified these operations as discontinued operations in accordance with the provisions of ASC Subtopic 205-20, Discontinued Operations.

For fiscal periods ended 2009, 2008 and 2007, the income (loss) from discontinued operations consisted of the following:

	2009	2008	2007
Net sales	$1,074	$1,118	$1,048
Depreciation	(8)	(133)	(260)
Impairment loss on assets	(286)	(483)	—
Gain on asset disposals, net	31	—	—
Net income from discontinued operations	$811	$502	$788

At January 3, 2010 (2009) and January 4, 2009 (2008), assets associated with the discontinued facilities reflected in the accompanying combined consolidated balance sheets are as follows:

	2009	2008
Land	$620	$1,031
Buildings	2,698	3,900
Furniture and fixtures	533	909
Improvements	2,316	2,901
	6,167	8,741
Accumulated depreciation	(1,980)	(2,767)
Total assets of discontinued operations, net	$4,187	$5,974

9. Contingencies and Commitments

The Company is a party to various lawsuits and claims arising out of the conduct of its business and contractual disputes. While the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the combined consolidated financial position, operations, or cash flows of the Company.

In the course of its acquisition and development activities, the Company is frequently required to make certain improvements to the ground within certain periods of time in order to obtain permits from the respective local municipalities. At the end of fiscal year 2009, the costs that the Company is under future obligation to incur related to these activities are approximately $621.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

9. Contingencies and Commitments  – (continued)

The Company is also required to purchase loans as part of the agreement with the institutional lender as described in Note 4.

10. Defined Contribution Benefit Plan

Employees of the Company are eligible to participate in the defined contribution benefit plan (the “Plan”) sponsored by 84 Lumber. An employee becomes eligible to participate in the Plan beginning on the first day of the quarter after commencing employment. Employees are not eligible to receive any matching contribution during year one of participation and are eligible for up to thirty-seven and one-half percent (37.5%) of matching contributions in year two of participation in the Plan. Under the terms of the Plan, 84 Lumber makes contributions each year as determined by the Board of Directors. The contribution rate is determined annually based on achievement of financial goals. 84 Lumber contributed 5% of participant 401(k) contributions in fiscal 2009, and 25% in fiscal 2008 and 2007. 84 Lumber made no profit sharing contributions to the Plan in fiscal 2009, 2008, or 2007. As allowed under the Plan document, forfeitures were utilized to offset 84 Lumber’s contribution for 2009, therefore, no contribution expense was recorded in fiscal 2009 on behalf of the Company. 84 Lumber recorded $8 and $4 of defined contribution expense on behalf of the Company in fiscal 2008 and 2007, respectively. The Company considers these costs in the management fee paid to 84 Lumber, as discussed in Note 7.

11. Segments

The Company’s reportable operating segments are organized by services provided or products sold and currently consist of (1) commercial property leasing, (2) acquisition, development and sale of residential lots and, (3) lending to residential homebuilders. The lending to residential homebuilders segment represents the aggregate of the 84 FINANICAL and institutional lender loan program activities.

Total assets by reportable segment are as follows as of and for the fiscal year ended 2009 and 2008:

	2009	2008
Commercial property leasing	$25,498	$18,938
Acquisition, development, and sale of residential lots	12,577	19,002
Lending to residential homebuilders	30,554	72,875
	$68,629	$110,815

Additions to property, plant and equipment by reportable segment are as follows as of and for the fiscal year ended 2009 and 2008:

	2009	2008
Commercial property leasing	$9,965	$2,138

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

11. Segments  – (continued)

The financial results for the Company’s operating segments are as follows:

	Commercial property leasing	Acquisition, development, and sale of residential lots	Lending to residential homebuilders	Total
Fiscal 2009
Net revenues	$3,470	$2,515	$78	$6,063
Operating expenses
Provision for loan losses	—	—	8,428	8,428
Provision for put option losses	—	—	7,363	7,363
Depreciation and amortization	897	—	—	897
Impairment expense	504	4,032	8,265	12,801
Other operating expenses	—	2,432	7,345	9,777
	1,401	6,464	31,401	39,266
Other income (expense)
Interest expense	—	—	(570)	(570)
Income (loss) from continuing operations	2,069	(3,949)	(31,893)	(33,773)
Income from discontinued operations	811	—	—	811
Segment (loss) income	$2,880	$(3,949)	$(31,893)	$(32,962)
Segment (loss) income attributable to noncontrolling interests			(26)	(26)
Segment (loss) income attributable to partners of the Company	$2,880	$(3,949)	$(31,867)	$(32,936)

	Commercial property leasing	Acquisition, development, and sale of residential lots	Lending to residential homebuilders	Total
Fiscal 2008
Net revenues	$2,683	$1,587	$1,165	$5,435
Operating expenses
Provision for loan losses	—	—	4,682	4,682
Provision for put option losses	—	—	8,257	8,257
Depreciation and amortization	698	—	—	698
Impairment expense	—	4,110	5,761	9,871
Other operating expenses (income)	(2,440)	1,068	3,259	1,887
	(1,742)	5,178	21,959	25,395
Other income (expense)
Interest expense	—	—	(699)	(699)
Income (loss) from continuing operations	4,425	(3,591)	(21,493)	(20,659)
Income from discontinued operations	502	—	—	502
Segment (loss) income	$4,927	$(3,591)	$(21,493)	$(20,157)
Segment (loss) income attributable to noncontrolling interests			(2)	(2)
Segment (loss) income attributable to partners of the Company	$4,927	$(3,591)	$(21,491)	$(20,155)

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

11. Segments  – (continued)

	Commercial property leasing	Acquisition, development, and sale of residential lots	Lending to residential homebuilders	Total
Fiscal 2007
Net revenues	$2,841	$1,865	$2,592	$7,298
Operating expenses
Provision for loan losses	—	—	1,038	1,038
Provision for put option losses			871	871
Depreciation and amortization	755	—	—	755
Impairment expense	—	504	848	1,352
Other operating expenses	—	1,532	261	1,793
	755	2,036	3,018	5,809
Other income (expense)
Interest expense	—	—	(639)	(639)
Income (loss) from continuing operations	2,086	(171)	(1,065)	850
Income from discontinued operations	788	—	—	788
Segment (loss) income	$2,874	$(171)	$(1,065)	$1,638
Segment (loss) income attributable to noncontrolling interests			7	7
Segment (loss) income attributable to partners of the Company	$2,874	$(171)	$(1,072)	$1,631

12. Subsequent Events

On January 21, 2010, the Company received notification of the institutional lender’s termination of the institutional lender loan program, effective October 21, 2010, as described in Note 4. On or after that date, no new loans can be issued under the program; however, existing loans will continue to be serviced by the institutional lender in accordance with the existing purchase agreement. The notice of intent to terminate the program eliminated the Company’s responsibility to pledge collateral under the 2009 amendment, and as such, that collateral was subsequently released. As of July 30, 2010, the loans outstanding under the institutional lender program were $32,071 of which $11,799 were issued under the modified program implemented in 2008.

On June 27, 2010, HCF made a total distribution of its assets to its owners. Prior to its merge with 84 FINANCIAL, as described below, Hardy Credit as 99% owner, merged the assets it received from HCF into its existing accounts. HCF will no longer conduct any operations but will continue to exist as a dormant consolidated subsidiary of 84 FINANCIAL.

On July 6, 2010, 84 Lumber closed 3 manufacturing and retail locations owned by the Company.

On July 22, 2010, the maturity of the credit agreement described in Note 6 was extended through April 14, 2012. The line will automatically renew for another year if no notice is received from the bank by October 14, 2011. Additionally, the renewal of the credit agreement amended the Company’s availability under the agreement. The line’s advance rate was modified to extend 40% to 65% of impaired value on all assets held for sale or being liquidated, whereas prior to the extension the advance rate was 100% of original value on a limited group of assets, which could age out and be removed from the borrowing base. The availability is still capped at the $22,500 described in Note 6. As of August 19, 2010 the availability under the agreement was $18,224.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
January 3, 2010 (2009), January 4, 2009 (2008), and January 6, 2008 (2007)
(in thousands of dollars)

12. Subsequent Events  – (continued)

On August 20, 2010, Hardy Credit was redomiciled to Delaware and merged into 84 FINANCIAL, with 84 FINANCIAL as the sole surviving entity.

On August 20, 2010, an affiliate of the Company advanced $10,000 to the Company in the form of a subordinated note. The note is scheduled to be repaid by 2012.

13. Selected Quarterly Financial Data (Unaudited)

	Fiscal
	Quarter 3 2010	Quarter 2 2010	Quarter 1 2010	Quarter 4 2009	Quarter 3 2009	Quarter 2 2009	Quarter 1 2009
Net revenue	1,232	2,745	1,791	1,602	1,314	1,856	1,291
Cost of sales, developed properties	(835)	(1,480)	(649)	(737)	(573)	(904)	(158)
Loan and lot losses	(2,516)	(2,152)	(3,369)	(6,662)	(12,990)	(6,151)	(5,562)
Other expenses/income	(931)	(1,678)	(828)	(1,934)	(1,601)	(1,488)	(1,076)
Income (loss) from continuing operations	(3,050)	(2,565)	(3,055)	(7,731)	(13,850)	(6,687)	(5,505)
Income from discontinued operations	250	(684)	250	(42)	474	96	283
Net income	(2,800)	(3,249)	(2,805)	(7,773)	(13,376)	(6,591)	(5,222)

	Quarter 4 2008	Quarter 3 2008	Quarter 2 2008	Quarter 1 2008
Net revenue	856	1,730	1,676	1,173
Cost of sales, developed properties	(590)	(170)	(436)	(56)
Loan and lot losses	(11,447)	(6,367)	(2,149)	(4,201)
Other expenses/income	217	(823)	(399)	327
Income (loss) from continuing operations	(10,964)	(5,630)	(1,308)	(2,757)
Income from discontinued operations	(119)	207	235	179
Net income	(11,083)	(5,423)	(1,073)	(2,578)

14. Event (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

During September 2010, the Company repaid $6,073 of the $10,000 advanced on August 20, 2010 as discussed in Note 12.

During January 2011, the Company repaid $6,927 of the remaining $7,927 related party note payable. Of the $6,927 repayment, $4,927 was funded internally through a combination of excess cash and available funds on the revolving line of credit. The remaining $2,000 was funded through an advance from another affiliate as described below.

During January 2011, an affiliate of the Company advanced $2,000 to the Company in the form of a subordinated note. These proceeds were utilized to repay the related party note payable as described above.

During January 2011, 84 Lumber closed one store owned by the Company.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Partners of 84 FINANCIAL L.P.

We have reviewed the accompanying combined consolidated balance sheet of 84 FINANCIAL L.P. as of September 26, 2010, and the related combined consolidated statements of operations, partners’ equity, and cash flows for the nine-month periods ended September 26, 2010 and September 27, 2009. These combined consolidated financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the combined consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim combined consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Carr, Riggs & Ingram, LLC

Gainesville, FL
February 15, 2011

84 FINANCIAL L.P.

Combined Consolidated Balance Sheets
September 26, 2010 and January 3, 2010

(in thousands of dollars)
	2010 (Unaudited)	2009
Assets
Cash and cash equivalents	$718	$2,324
Restricted cash	2,078	2,537
Loans receivable, net of allowance for loan losses of $7,140 and $9,597	11,810	16,928
Land inventories under development	9,528	12,577
Fixed assets
Land	5,125	5,484
Buildings	12,297	13,899
Improvements	8,817	10,061
Furniture, fixtures, & improvements	4,954	6,135
	31,193	35,579
Less: Accumulated depreciation	13,955	16,163
	17,238	19,416
Other real estate owned	5,046	8,681
Assets held for sale	2,543	1,895
Other assets, net	10	84
Assets of discontinued operations	4,950	4,187
Total Assets	$53,921	$68,629
Liabilities & Equity
Borrowings under credit facility	$11,248	$19,603
Accounts payable	297	143
Related party accounts payable	84	189
Related party notes payable	7,927	5,000
Put option obligation	4,973	5,687
Other liabilities	97	28
	24,626	30,650
Contingencies and commitments (Notes 4 and 9)
Non-controlling interests	—	27
Partners’ equity	29,295	37,952
Total partners’ equity	29,295	37,979
Total Liabilities and Equity	$53,921	$68,629

84 FINANCIAL L.P.

Combined Consolidated Statements of Operations — Unaudited
For the nine months ended September 26, 2010 and September 27, 2009

	2010	2009
Operating revenues
Rental income	$3,319	$2,566
Sales of developed properties	2,449	1,803
Interest and fee income	—	92
Total operating revenues	5,768	4,461
Operating expenses
Cost of sales – developed properties, excluding depreciation	2,964	1,635
Provision for loan losses	1,624	6,322
Provision for put option losses	5,248	5,350
Selling, general and administrative, net of other income	2,610	3,136
Depreciation	791	612
Impairment expense	2,836	9,457
(Gain) loss on sale of fixed assets, net	(873)	—
(Gain) loss on sale of other real estate owned, net	(1,289)	3,574
Interest expense	527	417
Total operating expenses	14,438	30,503
Income (loss) from continuing operations	(8,670)	(26,042)
Income (loss) from discontinued operations	(184)	853
Net income (loss)	$(8,854)	$(25,189)
Less: Net income (loss) attributable to non-controlling interests	$3	$(24)
Net income (loss) attributable to partners of 84 FINANCIAL L.P.	(8,857)	(25,165)

84 FINANCIAL L.P.

Combined Consolidated Statement of Partners’ Equity — Unaudited
For the nine months ended September 26, 2010

(in thousands of dollars)
Partners’ equity, beginning balance at January 3, 2010	$37,952
Net loss attributable to partners of 84 FINANCIAL L.P.	(8,857)
Partners’ contributions	200
Partners’ distributions	—
Partners’ equity, ending balance	29,295
Non-controlling interests, beginning balance	27
Net income attributable to non-controlling interest	3
Contributions	—
Distributions	(30)
Non-controlling interests, ending balance	—
Total partners’ equity	$29,295

84 FINANCIAL L.P.

Combined Consolidated Statements of Cash Flows — Unaudited
For the nine months ended September 26, 2010 and September 27, 2009

(in thousands of dollars)
	2010	2009
Cash flows from operating activities:
Net income (loss)	$(8,854)	$(25,189)
Less net income (loss) attributable to noncontrolling interests	(3)	24
Net income (loss) attributable to partners of 84 FINANCIAL L.P.	(8,857)	(25,165)
(Income) loss from discontinued operations	184	(853)
Adjustments to reconcile net income (loss) attributable to partners of 84 FINANCIAL L.P. to net cash provided by (used in) operating activities
Depreciation	791	612
Amortization of debt issuance costs	54	112
(Gain) loss on sale of fixed assets and real estate owned	(2,162)	3,574
Provision for loan losses and put obligation losses	6,872	11,672
Impairment of capitalized assets	2,836	9,457
Cash effect of changes in assets and liabilities:
Inventories under development	1,965	2,026
Related party receivables	—	5,007
Accrued interest & other assets	(7)	379
Accounts payable	154	(298)
Related party payables	(105)	(58)
Other liabilities	69	(211)
Net cash provided by (used in) operating activities – continuing operations	1,794	6,254
Net cash provided by (used in) operating activities – discontinued operations	750	831
Net cash provided by (used in) operating activities	2,544	7,085
Cash flows from investing activities:
Originations and purchases of loans	(8,035)	(12,234)
Payments on loans receivable and sales of other real estate owned	9,898	21,503
Property & equipment additions	(1,746)	(4,746)
Proceeds from disposals of fixed assets	1,282	1,742
Change in restricted cash	459	(2,227)
Net cash provided by (used in) investing activities – continuing operations	1,858	4,038
Net cash provided by (used in) investing activities – discontinued operations	(750)	(809)
Net cash provided by (used in) investing activities	1,108	3,229
Cash flows from financing activities:
Proceeds from credit facilities	16,985	12,611
Payments on credit facilities	(25,340)	(16,244)
Proceeds from related party notes payable	17,700	—
Payments on related party notes payable	(14,773)	(3,630)
Partner contributions	200	2,033
Partner distributions	(30)	(1,099)
Net cash provided by (used in) financing activities – continuing operations	(5,258)	(6,329)
Net cash provided by (used in) financing activities – discontinued operations	—	—
Net cash provided by (used in) financing activities	(5,258)	(6,329)
Net increase (decrease) in cash and cash equivalents	(1,606)	3,985
Cash and cash equivalents at beginning of period	2,324	1,793
End of period	$718	$5,778

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

1. Description of Business and Basis of Presentation

Description of Business

On June 21, 2010, 84 FINANCIAL L.P., a Delaware limited partnership, was formed as a 99% owned finance subsidiary of 84 Lumber Company (“84 Lumber”). The business and operations of 84 FINANCIAL L.P. are managed by the general partner and 1% owner, 84 LADC, LLC, a Pennsylvania limited liability company, which is a wholly owned subsidiary of 84 Lumber. 84 Lumber operates retail and warehouse locations providing lumber and building materials to residential builders, remodelers, and dedicated do-it-yourselfers.

84 FINANCIAL L.P. was created to consolidate the financing operations of 84 Lumber but did not have any operations or activity prior to the transactions described below. On March 29, 2010, 84 Lumber Acquisition and Development Company Co. LP (“84 A&D”) was merged into Hardy Credit Co. (“Hardy Credit”), with Hardy Credit as the sole surviving entity. On August 20, 2010, Hardy Credit was redomiciled to Delaware by merging it with and into 84 FINANCIAL L.P., with 84 FINANCIAL L.P. as the sole surviving entity.

Hardy Credit was a partnership formed in 2003 by 84 Lumber as an operating company for the primary purpose of providing financing for qualifying customers of 84 Lumber. Hardy Credit also owned real estate for development, owned real estate properties resulting from foreclosure or settlement of debt, which were developed and sold outright, and owned several commercial properties which were leased to 84 Lumber.

Hardy Credit Financing L.P. (“HCF”), formerly a 99% owned subsidiary of Hardy Credit, is a partnership formed in 2006 for the purpose of providing financing for qualifying customers of 84 Lumber. On June 27, 2010, HCF made a total distribution of its assets to its owners. Prior to its merger with 84 FINANCIAL L.P., as described above, Hardy Credit as 99% owner, merged the assets it received from HCF into its existing accounts. Prior to the distribution, HCF owned real estate properties resulting from foreclosure or settlement of debt, which were to be developed and sold outright. HCF no longer conducts any operations but continues to exist as a dormant consolidated subsidiary of 84 FINANCIAL L.P.

84 A&D, formerly a 99% owned subsidiary of 84 Lumber, was created in 2004 for the purpose of acquiring, developing, and selling residential properties to local homebuilders (customers of 84 Lumber).

Basis of Presentation

Principles of Consolidation  These combined consolidated financial statements include the consolidated accounts of Hardy Credit and its formerly 99% owned subsidiary, HCF. As the transactions described above were between entities under common control, no goodwill was recognized and the balance sheets and results of operations and cash flows of 84 A&D have also been consolidated with accounts of Hardy Credit. The consolidated financial statements of Hardy Credit have been combined with 84 FINANCIAL L.P. for all periods presented. These entities are collectively referred to as “84 FINANCIAL”, the “Company” or “we” herein and throughout these combined consolidated financial statements.

The combined consolidated financial statements include the accounts of the Company after eliminating all significant intercompany transactions and reflect all normal, recurring adjustments which are, in the opinion of management, necessary to present a fair statement of the results of operations of the Company in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the interim periods reported. The results of operations for the nine months ended September 26, 2010 and September 27, 2009 are not necessarily indicative of the results for the full fiscal year.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued a standard that requires non-controlling interests in subsidiaries that are held by parties other than the parent in subsidiaries to be clearly identified, labeled, and presented in the combined consolidated balance sheets within the parent’s equity section, but separate from the parent’s equity. The new standard became effective for the Company on January 5, 2009. We disclose three measures of net income (loss): net income (loss), net income (loss) attributable to non-controlling interests, and net income (loss) attributable to partners of 84 FINANCIAL.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

1. Description of Business and Basis of Presentation  – (continued)

Accounting Standards Codification  In June 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-1, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. This ASU is included in FASB Accounting Standards Codification (“ASC” or the “Codification”) Topic 105 — Generally Accepted Accounting Principles and established the FASB ASC as the sole source of authoritative U.S. GAAP for nongovernmental entities, except for the guidance issued by the Securities and Exchange Commission (“SEC”). The FASB uses ASUs to amend the ASC; we refer to ASUs throughout our annual report where deemed relevant. The Codification was effective for interim and annual periods ending after September 15, 2009.

Fiscal Years  When used herein, first nine months of fiscal 2010 refers to the fiscal nine month period ended September 26, 2010. Fiscal 2009 refers to the 52-week period ended January 3, 2010, and the first nine months of fiscal 2009 refers to the fiscal nine month period ended September 27, 2009.

Classification  The combined consolidated balance sheets of the Company are presented as unclassified to conform to industry practice for lending and real estate entities.

Estimates  The preparation of combined consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is reasonably possible that during the remainder of fiscal 2010 actual conditions could deteriorate, which could materially affect our combined consolidated financial position, results of operations and cash flows. Among other effects, such changes could result in future impairments of or related to real estate owned, land inventories under development and long-lived assets, incremental increases to our allowance for loan losses, and increased liabilities related to the put option obligation under the institutional lender loan program.

Reclassifications  Certain reclassifications were made to the accompanying fiscal combined consolidated financial statements for the nine months ended September 27, 2009 and the 52 week period ended January 3, 2010, to conform with the current year’s presentation, specifically the Discontinued Operations noted below.

Discontinued Operations and Assets Held for Sale  Unless otherwise indicated, information in these notes to combined consolidated financial statements relates to continuing operations. Certain of our manufacturing and retail locations to be divested are classified in the combined consolidated financial statements as either discontinued operations or assets held for sale.

For manufacturing and retail locations classified as discontinued operations during the first nine months of 2010, the combined consolidated balance sheets, statements of operations and cash flows are reclassified from their historical presentation. All related assets and liabilities of closed manufacturing and retail locations classified as discontinued operations are presented in the assets and liabilities of discontinued operations on the combined consolidated balance sheets. The presentation of discontinued operations includes revenues and expenses of and gains and losses associated with the closed manufacturing and retail locations and are presented as one line item on the combined consolidated statements of operations and cash flows. The Company does not expect any continuing involvement with these manufacturing and retail locations following the sales, and these manufacturing and retail locations are generally expected to be disposed of within one year.

For manufacturing and retail locations classified as assets held for sale that do not qualify for discontinued operations treatment, the combined consolidated balance sheets are reclassified from their historical presentation to assets and liabilities held for sale. The operating results continue to be reported in the historical combined consolidated statements of operations as income (loss) from continuing operations. The

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

1. Description of Business and Basis of Presentation  – (continued)

gains or losses associated with these manufacturing and retail location closures are recorded in gain on sale of property, net in the combined consolidated statements of operations. The Company does not expect any continuing involvement with these locations following the sales, and these locations are generally expected to be disposed of within one year. Depreciation is no longer recorded on assets of closed locations once they are classified as held for sale.

For those manufacturing and retail locations where management has committed to a plan to close, each location is valued at the lower of its carrying amount or estimated fair value less cost to sell. See Impairment of Long-Lived Assets for further discussion.

Operating Segments  ASC Topic 280, Segment Reporting, requires that the Company report financial and descriptive information about reportable segments, and how these segments were determined. The Company determines the allocation and performance of resources based on products sold or services provided. Based on these factors, management has determined that, during all periods presented the Company operated as three segments: (1) commercial property leasing, (2) acquisition, development and sale of residential lots and, (3) lending to residential homebuilders. Additionally, management considered the information reviewed by the chief operating decision maker (“CODM”). Although the CODM reviews one set of combined consolidated financial statements for the Company, these three activities are identifiable from one another and are reviewed separately in order to evaluate the results of each revenue stream. See Note 11.

Liquidity and Capital Resources

We have a limited operating history and our operations are subject to certain risks and uncertainties, particularly related to the evolution of the current economic environment and particularly its impact on the United States real estate and housing markets, which directly or indirectly impacts our absorption of losses related to certain transactions and access to and cost of adequate financing.

The Company’s primary source of operating cash is rental income paid to the Company by 84 Lumber. Therefore, the Company’s ability to fund its operations is dependent upon 84 Lumber’s ability to continue paying rent. See Note 7.

We incurred losses during the first nine months of fiscal 2010 and 2009 of $8,857 and $25,165, respectively. We also incurred significant losses during fiscal years 2009 and 2008 of approximately $32,962 and $20,157, respectively. We had debt outstanding of approximately $19,175 as of September 26, 2010. The Company has historically been dependent on financing from our revolving line of credit agreements, notes to related parties and capital contributions from our partners to sustain our activities. During the first nine months of fiscal 2010, the Company raised proceeds of approximately $200 from our partners’ capital contributions; $17,700 from related party notes and $16,985 on our line of credit, which were offset by $14,773 and $25,340 in payments, respectively. During fiscal year 2009, the Company raised proceeds of approximately $2,033 from our partners’ capital contributions; $5,000 from notes to related parties; and $20,908 from our line of credit, which was offset by payments on our line of credit of $18,982.

As of September 26, 2010, we had cash on hand of approximately $718. In addition, we had a revolving line of credit agreement providing us with up to $22,500 to fund operations, of which we were utilizing $11,248 as of September 26, 2010. As of September 26, 2010, this line of credit is set to expire in April 2012. Additionally, the Company has a letter of credit facility which is provided to ensure the minimum balance is maintained in the loss reserve account. See Note 6. We anticipate generating, through normal operations, the remaining cash flows necessary to meet our operating, investing and financing requirements. If actual results differ materially from our current plan or if expected financing is not available, we have the ability to liquidate assets and intend to curtail growth initiatives and spending, including the reduction of certain discretionary costs in order to continue as a going concern. In addition to these actions, we believe that we

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

1. Description of Business and Basis of Presentation  – (continued)

have the ability and intent to obtain funding through additional equity infusions, subordinated debt, or a combination thereof. There can be no assurance, however, that we will be able to implement our strategies or obtain additional financing under favorable terms, if at all.

2. Summary of Significant Accounting Policies

Revenue Recognition

Revenue earned from the sale of land classified as land inventories under development in the combined consolidated balance sheets is recognized when lots are conveyed via deed transfer from the Company.

Rental revenues from the lease of manufacturing and retail locations to 84 Lumber are recognized ratably on a monthly basis over the fixed, non-cancelable term of the lease.

Interest income generally is recognized on an accrual basis. The accrual of interest is generally discontinued on all loans past due 90 days or more. In addition, a loan is placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payments as they come due, unless the loan is adequately secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash or cost-recovery basis, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Put option obligation fees are recorded at the inception of the loan under the institutional lender loan program discussed in Note 4 and are recorded as deferred revenue, which is included in other liabilities in the combined consolidated balance sheets. The fee is amortized on a straight-line basis over the commitment period, which is currently estimated by management to be ten months. The fee income is included in and netted against selling, general and administrative, net of other income in the combined consolidated statements of operations. The amounts recognized for the first nine months of fiscal 2010 and 2009 were $46 and $59, respectively. No such fees are earned under the 84 FINANCIAL loan program, which is also discussed in Note 4.

Advertising

Advertising costs are expensed as incurred and are included in selling, general and administrative, net of other income.

Cash and Cash Equivalents

Management considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash and Cash Equivalents

The Company is required to maintain a restricted cash account in accordance with a loan repurchase program. See Note 4. Restricted cash on hand related to this program was $2,078 and $2,279 at September 26, 2010 and January 3, 2010, respectively. The Company was also required to maintain restricted cash representing deposits made by the Company supporting a letter of credit for an 84 A&D project totaling $258 at the end of fiscal 2009. The restricted cash was released upon completion of the project during the first nine months of fiscal 2010.

Fair Value of Financial Instruments

The Company applies the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, (“ASC 820”)as it relates to financial assets and liabilities. ASC 820 defines fair value, establishes a

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1 — quoted prices in active markets for identical assets or liabilities;

Level 2 — quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3 — unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. See Note 3 for financial and non financial assets subject to disclosure requirements of ASC 820.

Loans Receivable

Loans receivable are carried at the principal loan amount outstanding, net of allowances for loan losses. Loans are determined by management to be delinquent once a loss is reasonably assumed but no later than 90 days past due. Once a loan is 90 days past due, management begins a workout plan with the borrower or commences its foreclosure process on the collateral.

The Company accounts for loans acquired under the institutional lender loan program in accordance with the guidance related to loans acquired in a transfer issued under ASC Subtopic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, if, at purchase, the loans have credit deterioration and the Company does not consider it probable that it will collect all contractual cash flows from the borrowers without significant delay. Loans are recorded at fair value with no carryover of the related allowance for credit losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. See Note 3 regarding fair value measurements. The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. The nonaccretable difference includes estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows will require the Company to evaluate the need for an additional allowance for credit losses. Subsequent improvement in expected cash flows will result in the reversal of a corresponding amount of the nonaccretable difference which will then be reclassified as accretable discount and recognized into interest income over the remaining life of the loan. See Note 4.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Loans receivable are reviewed on an individual basis. The Company routinely evaluates the entire loan portfolio for potential specific credit or collection issues that might indicate an impairment. The relevant factors impacting the estimate of allowances for losses on loans are the expected collectability of loans outstanding, historical loss experienced and the real estate collateral value. Two particular estimates contribute to our allowance for loan losses:

(i)	Since the beginning of the recent real estate market value decline and continuing through today, the majority of the loan portfolio has been and is comprised of non-performing loans; therefore, for that

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

period of time, the most significant driver of the allowance and the associated losses is real estate values. For these loans, collectability is not certain. Therefore, the estimated present value of the expected property sale proceeds is compared to the loan amount. The expected proceeds are comprised of the estimated market value net of the discounts for selling costs among other items; and
(ii)	Although not currently a significant factor in our calculations, for performing loans, the allowance for loan losses is established by multiplying the total amount of performing loans by a reasonable assumed loss factor. Any loans that are performing are separately analyzed if there is specific information regarding the loan that warrants a loan level analysis. This analysis is performed by reviewing defaulted loan experiences, the borrower’s payment history and any other pertinent data about the borrower and/or the collateral securing the loan.

Land Inventories under Development

Land inventories under development or held for development are stated at accumulated cost, unless certain facts indicate such cost would not be recovered from the cash flows generated by future disposition. In such instances, the inventories are measured at fair value. See Note 3 regarding fair value measurements.

Cost of sales includes the development cost of the land lot, an average lot cost by project based on land acquisition and development costs, closing costs and commissions. Development cost of the lot includes amounts paid through the closing date of the lot, plus an accrual for costs incurred but not yet paid based on an analysis of budgeted construction cost. This accrual is reviewed for accuracy based on actual payments made after closing compared to the amount accrued, and adjustments are made, if needed. Total project land acquisition and development costs are based on an analysis of budgeted costs compared to actual costs incurred to date and estimates to complete. Adjustments to estimated total project land acquisition and development costs for the project affect the cost of sales on future lots sold. Adjustments were not significant during the first nine months of fiscal 2010 or 2009.

The Company recognized impairment losses related to land inventories under development totaling $1,084 and $2,221 during the first nine months of fiscal 2010 and 2009, respectively.

Fixed Assets

Fixed assets are recorded at acquisition cost. Expenditures for maintenance and repairs are charged to operating expense as incurred, whereas costs to prepare the asset for its intended use and major betterments that extend the useful life of the asset are capitalized. The Company removes the cost of fixed assets disposed of or replaced and records any gain or loss in the year of disposal. Depreciation on buildings is computed on the straight-line method. Depreciation on building improvements, equipment furniture and fixtures is computed using accelerated depreciation methods which approximate the expected use of the asset. Depreciation has been computed generally over the following estimated useful lives:

Buildings	39 years
Improvements	5 – 15 years
Furniture, fixtures and equipment	5 years

Depreciation expense was $791 and $621 during the first nine months of fiscal 2010 and 2009 respectively, including $9 charged to income (loss) from discontinued operations in the combined consolidated statement of operations for the first nine months of fiscal 2009. There were no depreciation amounts charged to discontinued operations during the first nine months of fiscal 2010.

84 Lumber closed 3 locations during the first nine months of fiscal 2010 that were owned by the Company. As a result of these closures, as well as closures in prior years, locations with a net book value of $7,493

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

were classified as assets held for sale as of September 26, 2010, including $4,950 within discontinued operations. 84 Lumber closed 3 locations, including 1 truss plant, during fiscal 2009 that were owned by the Company. As a result of these closures and those in prior years, as well as reclassifications as described in Note 1, locations with a net book value of $6,082 were classified as assets held for sale at the end of fiscal 2009, including $4,187 within discontinued operations.

Impairment of Long-Lived Assets

The Company assesses the impairment of fixed assets and other long-lived assets in accordance with the guidance issued under ASC Topic 360, Property, Plant and Equipment (“ASC 360”), which requires that an impaired asset, for which costs cannot be recovered from estimated undiscounted future cash flows, be written down to fair value. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing an asset’s carrying value to the undiscounted estimated cash flows expected from the asset’s operations and eventual disposition. If the sum of the undiscounted estimated future cash flows is less than the carrying value of the asset, an impairment loss is recognized based on the fair value of the asset. See Note 3 regarding fair value measurements.

Impairment losses related to fixed assets, land inventories under development, and other real estate owned totaled $3,770 and $9,457 during the first nine months of fiscal 2010 and 2009 respectively, including $934 charged to loss from discontinued operations during the first nine months of fiscal 2010. There were no amounts charged to discontinued operations during the first nine months of fiscal 2009.

Real Estate Owned – Foreclosed Loan Properties

Real estate owned – foreclosed loan properties (“REO”) is comprised principally of residential real estate properties obtained in partial or total satisfaction of loan obligations. REO properties are recorded at the estimated fair value less anticipated selling costs, not to exceed the initial carrying value of assets at the time of transfer. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other non-interest expenses.

Debt Issuance Costs

Debt issuance costs are being amortized using the straight-line method, as it approximates the use of the effective yield method. Amortization recorded was $54 and $112 during the first nine months of fiscal 2010 and 2009, respectively, and is included as interest expense in the accompanying combined consolidated statements of operations.

Income Taxes

The entities included in the combined consolidated financial statements are all organized as pass-through entities under the Internal Revenue Code. As such, taxes are the personal responsibility of the partners.

The Company applies ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the combined consolidated financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s combined consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the appropriate period. Management concluded that there are no uncertain tax positions that should be recognized in the combined consolidated financial statements. With minimal exceptions, the Company is no longer subject to income tax examinations prior to 2007.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

Risks and Uncertainties

The Company is subject to many of the risks common to the commercial lending and real estate industries. These risks, which could have a material and negative impact on the Company’s combined consolidated financial condition, results of operations, and cash flows and include, but are not limited to declines in housing starts, significant decreases in home values, and unfavorable changes in interest rates.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, and loans receivable. The Company places its cash and cash equivalents in financial institutions considered by management to be high quality. At times, the Company maintains cash balances at financial institutions in excess of the $250,000 insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk of cash balances.

During the normal course of business, the Company extends loans to and purchases loans extended to residential builders operating across the United States. The Company believes its credit policies, collection procedures and allowance for loan loss minimize the exposure to significant credit risk of loans receivable balances.

The Company relies heavily on the ability of the financial institutions involved in its lending program as the primary source of funding for loans extended under the program.

Recent Accounting Pronouncements

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU 2010-20”). The objective of this ASU is to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. ASU 2010-20 requires entities to disclose the nature of credit risk inherent in their finance receivables, the procedure for analyzing and assessing credit risk, and the changes in both the receivables and the allowance for credit losses by portfolio segment and class. ASU 2010-20 is effective for interim and annual reporting periods ending on or after December 15, 2010. We are currently evaluating the impact, if any, this guidance will have on our combined consolidated financial statements.

In February 2010, FASB issued ASU No. 2010-09, Subsequent Events — Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”). ASU 2010-09 establishes separate subsequent event recognition criteria and disclosure requirements for SEC filers. Effective with the release date, the financial statements of SEC filers will no longer disclose either the date through which subsequent events were reviewed or that subsequent events were evaluated through the date the financial statements were issued. The requirement to evaluate subsequent events through the date of issuance remains unchanged. The adoption of ASU 2010-09 did not have a material impact on our combined consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)  — Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). The ASU revised disclosure requirements concerning fair value measurements to require separate presentation of significant transfers between Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and input and valuation techniques should be disclosed for both recurring and nonrecurring fair value measurements. This ASU is effective for annual and interim reporting periods beginning after December 15,

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

2009 and for periods beginning after December 15, 2010 for the new Level 3 disclosures. The adoption of ASU 2010-06 did not have a material impact on our combined consolidated financial statements. Management does not believe that the adoption of the new Level 3 disclosures not yet effective will have a material impact on our combined consolidated financial statements.

3. Fair Value

Financial instruments measured at fair value at year end on a non-recurring basis include certain loans acquired through the institutional lender loan program with deteriorated credit quality and impaired loans reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. The impaired loans are reported at fair value through a specific valuation allowance allocation of the allowance for possible loan losses. Collateral values are estimated using Level 2 inputs based on observable market data. Fair value for these assets is generally determined by sources such as an appraisal by a state certified appraiser, a real estate broker opinion of value, or other validated methods discounted by a factor that accounts for the recent liquidation experience for probable losses on lender sales and selling costs as and if appropriate. During the first nine months of fiscal 2010, impaired loans with a carrying value of $7,230 were reduced by specific valuation allowance allocations totaling $2,326 to a total reported fair value of $4,904 based on collateral valuations utilizing Level 2 valuation inputs. During fiscal year 2009, impaired loans with a carrying value of approximately $16,614 were reduced by specific valuation allowance allocations totaling $5,144 to a total reported fair value of $11,470 based on collateral valuations utilizing Level 2 valuation inputs.

The Company has also determined that nonfinancial assets subject to the new guidance under ASC 820 are other real estate owned, impaired land inventories under development, and impaired fixed assets, including assets held for sale and assets of discontinued operations. Fair value for these assets is generally determined by an independent appraisal or a valuation of comparable assets, less estimated costs to sell, and they are classified as level 2.

The table below presents the balances of these non-financial assets which are measured at fair value on a nonrecurring basis at September 26, 2010 (Unaudited):

Asset	Level 1	Level 2	Level 3	Total
Real estate owned	—	$3,412	—	$3,412
Impaired land inventories under development	—	3,081	—	3,081
Impaired fixed assets	—	825	—	825
Impaired assets held for sale	—	1,200	—	1,200
Impaired assets of discontinued operations	—	3,250	—	3,250
Total	—	$11,768	—	$11,768

The table below presents the balances of these non-financial assets which are measured at fair value on a nonrecurring basis at January 3, 2010:

Asset	Level 1	Level 2	Level 3	Total
Real estate owned	—	$8,555	—	$8,555
Impaired land inventories under development	—	9,353	—	9,353
Impaired fixed assets	—	837	—	837
Impaired assets of discontinued operations	—	2,400	—	2,400
Total	—	$21,145	—	$21,145

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

3. Fair Value  – (continued)

Real Estate Owned  Real estate owned is comprised primarily of residential real estate obtained through foreclosure. The fair value is determined generally through the use of collateral values based on observable market data from sources such as appraisals, broker opinions or other validated methods, discounted as noted above.

Impaired Land Inventories Under Development  Fair value is determined primarily through comparable valuations and indicative bids, discounted as noted above.

Impaired Fixed Asset, including impaired assets held for sale and impaired assets of discontinued operations  The fair values are estimated using accepted valuation techniques such as valuations performed by third parties, or indicative bids, when available. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of real estate markets, costs and expenses, and multiple other factors. The Company considers experience and all available information at the time the estimates are made; however, the fair values that are ultimately realized upon the sale of the manufacturing and retail locations may differ from the estimated fair values reflected in the combined consolidated financial statements.

In addition to the fair value measurements under ASC 820, the Company applies the provisions of ASC Topic 825, Financial Instruments, (“ASC 825”).

The following methods and assumptions were used to estimate the fair value of each class of financial instruments under ASC 825, for which it is practicable to estimate the value:

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

Loans Receivable

For variable rate loans that reprice frequently with no significant change in credit risk, estimated fair values are based on carrying values at September 26, 2010 and January 3, 2010. The estimated fair values for other loans are estimated by discounting the future cash flow using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities and approximate carrying values of these instruments at September 26, 2010 and January 3, 2010.

Borrowings under Credit Facilities

The fair value of the Company’s borrowings under credit facilities is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for the debt of the same remaining maturities. Based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the 84 FINANCIAL Revolving Loans approximates the carrying amounts of the loans at September 26, 2010 and January 3, 2010.

Put Option Obligation under the Institutional Lender Loan Program

The put option obligation is estimated using a cash flow model, based upon experience as well as expected future cash outflows which includes loss estimates for the funded and unfunded balance of the loan commitment.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation

Loans receivable are comprised of the following:

	September 26, 2010	January 3, 2010
	(Unaudited)
84 FINANCIAL loan program	$11,038	$12,456
Institutional lender loan program	7,577	13,456
84 A&D	335	613
	18,950	26,525
Less: Allowance for loan losses	(7,140)	(9,597)
	$11,810	$16,928

84 FINANCIAL Loan Program

Loans receivable under the 84 FINANCIAL loan program consist of residential mortgage loans in which the Company provides financing directly to 84 Lumber customers. All loans are collateralized by residential real estate property and generally bear interest at the prevailing prime rate plus an applicable margin. Interest rates ranged from prime plus 1% to prime plus 5% during the first nine months of fiscal 2010 and 2009. The prime rate was 3.25% during the first nine months of fiscal 2010 and 2009.

Institutional Lender Loan Program

In 2003, the Company entered into a purchase agreement with an institutional lender, in which the institutional lender provides direct financing of residential mortgage loans to 84 Lumber’s customers. Loans originated by the institutional lender are collateralized by residential real estate property and generally bear interest at the prevailing prime rate plus an applicable margin. A put option obligation is provided by the Company to purchase mortgage loans financed by the institutional lender upon the occurrence of a triggering event, as defined in the purchase agreement. These mortgage loans are serviced entirely by the institutional lender until either the mortgage loan is repaid by the customer or the occurrence of a triggering event and resulting purchase by 84 FINANCIAL. During April 2008, the Company implemented a more restrictive credit approval process. This change resulted in a decrease in the amount of loans that the Company was required to purchase for periods after this modification was made. In September 2009, the purchase agreement was amended to reflect the Company’s pledging of the unpaid principal balances of loans under the 84 FINANCIAL program as collateral against the put option obligation.

The life of the mortgage loans under the institutional lender loan program is typically ten months in duration and generally not greater than two years. Once the mortgage loans are purchased by the Company, the existence of a retention of title clause allows the Company to commence foreclosure procedures immediately upon the purchase. The Company has accounted for the put option obligation under generally accepted practices in the financial guaranty insurance industry, which developed based on analogy to the most directly comparable elements of existing literature including sections of ASC Topic 944, Financial Services — Insurance, ASC Topic 460, Guarantees, ASC Topic 450, Contingencies, and ASC Topic 605, Revenue Recognition. The Company records the fair value of the put option obligation as a liability. See Note 3 regarding fair value measurement. The fair value of the put option obligation estimated by management was $4,973 at September 26, 2010 and $5,687 at January 3, 2010. At loan origination, the Company receives a percentage of the principal loan amount committed by the institutional lender as a put option obligation fee. Under the terms of the purchase agreement, the Company is required to maintain certain loss reserves and credit facilities.

Total outstanding loans under the institutional lender loan program subject to purchase by the Company under the put option obligation was $24,187 at September 26, 2010, of which $9,048 were issued after April 2008,

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

and $53,030 at January 3, 2010. Under the program, the Company has acquired certain real estate from the institutional lender in accordance with the purchase agreement, which is included in other real estate owned in the accompanying combined consolidated balance sheets.

The Company received notification of the institutional lender’s termination of the institutional lender loan program, with October 21, 2010 being the last day that new loans could be extended under the program. However, existing loans will continue to be serviced by the institutional lender in accordance with the existing purchase agreement. The notice to terminate the program eliminated the Company’s responsibility to pledge collateral under the 2009 amendment, and as such, that collateral was subsequently released.

Rollforward of Allowance for Loan Losses

The following table details the account balance and activity in loan loss reserves of the 84 FINANCIAL loan program and the institutional lender loan program, and activity in the put option obligation:

	First nine months Fiscal 2010	Fiscal year ended January 3, 2010	First nine months Fiscal 2009
	(Unaudited)		(Unaudited)
Allowance for Loan Losses
Allowance for Loan Losses, beginning of period	$9,597	$5,390	$5,390
Additions:
Provision for loan losses	1,624	8,428	6,322
Recoveries	—	477	289
Reductions:
Transfers to other real estate owned	(2,847)	(2,918)	(405)
Charge-offs	(1,234)	(1,780)	(1,189)
Allowance for loan losses, end of period	$7,140	$9,597	$10,407

	First nine months Fiscal 2010	Fiscal year ended January 3, 2010	First nine months Fiscal 2009
	(Unaudited)		(Unaudited)
Put Option
Put option obligation, beginning of period	$5,687	$6,858	$6,858
Provision for losses and valuation adjustments	5,248	7,363	5,350
Settlements	(5,962)	(8,534)	(5,412)
Put option obligation, end of period	$4,973	$5,687	$6,796

Substantially all of the loans receivable that are not in foreclosure under the Company’s loan programs contractually mature within the next 12 months.

The Company’s allowance for loan losses for all acquired loans related to the institutional lender program subject to ASC 310-30 would reflect only those losses incurred after acquisition. The carrying value, which represents the contractually required payments for each loan at the time of purchase from the institutional lender, was $7,351 and $11,668 at September 26, 2010 and September 27, 2009, respectively. The carrying value for loans purchased from the institutional lender was $14,905 for purchases for the fiscal year ended January 3, 2010 (2009). The fair value of such loans, which represents future cash flows expected to be collected, was $5,334 and $8,682 for loans purchased during the first nine months of fiscal 2010 and 2009 respectively and $11,003 for loans purchased during the fiscal year ended January 3, 2010 (2009). As these

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

loans are only purchased from the institutional lender once a triggering event, as defined by the agreement, has occurred, such loans are generally determined to be delinquent upon acquisition with any interest recognized on a cash or cost-recovery basis. Therefore, the excess of contractually required payments over the carrying value associated with these loans is all considered to be non-accretable yield.

Information related to acquired loans at September 26, 2010 and January 3, 2010 is displayed in the table below. The “outstanding balances” presented do not include any impairments of the loan in accordance with ASC Topic 310.

	September 26, 2010	January 3, 2010
	(Unaudited)
Outstanding balance, beginning of period	15,936	33,197
Outstanding balance, end of period	9,097	15,936
Carrying value, beginning of period	9,280	28,048
Carrying value, end of period	6,344	9,280
Allowance for loan losses, beginning of period	6,654	3,516
Allowance for loan losses, end of period	1,233	6,654

Information related to impaired and nonperforming loans is as follows:

	September 26, 2010	January 3, 2010
	(Unaudited)
Impaired loans	18,426	24,958
Specific allowance related to impaired loans	7,140	9,484
Average balance of impaired loans	21,167	34,024
Nonaccrual loans	18,362	24,287
Loans more than 90 days past due and in nonaccrual status (no specific reserves)	3,722	3,372

Interest recognized on impaired and nonaccrual loans was $33 and $54 during the first nine months of fiscal 2010 and 2009, respectively. As of September 26, 2010 and January 3, 2010 there were no loans past due 90 days or more and still accruing interest.

5. Real Estate Owned

The following table details the account balance and activity related to real estate owned as of and during the first nine months of fiscal 2010 and fiscal 2009:

Real Estate Owned	Nine months ended 9/26/2010	Fiscal year ended 1/3/2010	Nine months ended 9/27/2009
	(Unaudited)		(Unaudited)
Balance, beginning of period	8,681	18,313	18,313
Additions	11,115	26,007	21,283
Sales	(13,380)	(27,374)	(21,617)
Impairment recorded during the current period	(1,370)	(8,265)	(7,236)
Balance, end of period	5,046	8,681	10,743

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

5. Real Estate Owned  – (continued)

Impairment losses related to declines in the fair value of properties acquired through foreclosure were $1,370 and $7,236 during the first nine months of fiscal 2010 and 2009, respectively.

6. Borrowings Under Credit Facilities

The Company has a revolving line of credit agreement under the institutional lender program in the total amount of $27,000. Under the terms of the agreement, as of September 26, 2010 and January 3, 2010, only $22,500 was available to the Company to use to purchase loans. In addition to the revolving line of credit agreement, the Company also has a letter-of-credit to ensure the minimum balance is maintained in the reserve account. The credit agreement is collateralized by property and equipment and loans receivable under the institutional lender loan program. The credit agreement is scheduled to expire on April 14, 2012. The line will automatically renew for another year if no notice is received from the bank by October 14, 2011. Additionally, the renewal of the credit agreement, in July 2010, amended the Company’s availability under the agreement. The line’s advance rate was modified to extend 40% to 65% of impaired value on all assets held for sale or being liquidated, whereas prior to the extension the advance rate was 100% of original value on a limited group of assets, which could age out and be removed from the borrowing base.

Borrowings under the credit agreement bear interest at the bank’s prime rate less 0.5%, and 5.25% for the variable and fixed tranches, respectively, for periods prior to January 10, 2010. Effective January 10, 2010, the credit agreement was amended to change the variable tranche rate to the greater of Prime or 4%. Total borrowings under the credit agreements as of September 26, 2010 and January 3, 2010 were $11,248 and $19,603, of which $9,170 and $17,332 represent the fixed rate tranches, respectively. Interest expense under the credit agreement was $455 and $417 during the first nine months of 2010 and 2009 respectively. Average borrowings for the first nine months of fiscal 2010 and 2009 were $15,425 and $15,861, respectively. The weighted average interest rate for the first nine months of fiscal 2010 and 2009 was 4.2% and 3.1%, respectively.

The credit agreements contain certain financial covenants, the most restrictive of which is the maintenance of a specified level ($31,800) of combined net worth and related party subordinated debt.

7. Related Party Transactions

The accompanying combined consolidated financial statements have been prepared from the separate accounts maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations that would have occurred had the Company not entered into certain related party transactions or not participated in certain transactions with its partners or affiliates. Customers of the partners or affiliates may receive financing by the Company or the Company may assume risks of default on loans originated under the institutional lender loan program, with terms that may or may not be equivalent to terms negotiated on an arms-length basis.

84 Lumber Company

Rental income

The Company leases all of its retail and manufacturing locations to 84 Lumber under a master lease agreement. The Company owned 32 locations that were leased to 84 Lumber as of September 26, 2010 and January 3, 2010. The original master lease agreement contained an additional renewal option for one additional period of five years with a 15% increase in annual rental during the renewal term. In April 2008, the master lease agreement was amended. The amendment changed the expiration from December 2014 to May 31, 2013. The amendment also modified the renewal period to be four additional periods of five years with a 15% increase in annual rent in each renewal term. The master lease agreement is cancelable by 84 Lumber by providing the Company 30 days written notice. Rental income during the first nine months of fiscal 2010 and 2009 from 84 Lumber was $4,069 and $3,397, inclusive of $750 and $831 classified as

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

7. Related Party Transactions  – (continued)

income from discontinued operations on the combined consolidated statements of operations, respectively. The estimated future rental income from 84 Lumber, assuming the lease is not canceled and the renewal option is exercised is as follows for each of the fiscal years 2010 through 2014:

2010	$5,469
2011	$5,469
2012	$5,469
2013	$6,276
2014	$6,636

Under the master lease agreement, the Company has been indemnified by 84 Lumber from any accident, injury, or damage which may happen in, on, or about the manufacturing and retail locations, or arising out of a breach or default by 84 Lumber. The Company indemnifies 84 Lumber from any and all mechanic’s liens on the manufacturing and retail locations, except those arising from and against any maintenance or repair.

Management fee

Certain general and administrative services, including office equipment, marketing, administrative and accounting personnel, and senior management are provided to the Company by 84 Lumber. In exchange for 84 Lumber’s management and general/administrative services, the Company pays 84 Lumber a base fee and reimburses expenses incurred by 84 Lumber in providing such services to us. The base fee amount includes reimbursement to 84 Lumber of a portion of its costs of employing certain executive officers based on the estimated percentage of time expected to be devoted to the Company over the year. In January 2009 the base fee amount was increased from $0.5 per month to $5 per month. In addition to the base management fee, the Company reimbursed 84 Lumber for payroll and related expenses. The total amount reimbursed to 84 Lumber, inclusive of the management fee totaled $753 and $1,055 for the first nine months of fiscal 2010 and 2009, respectively. Had actual expenses related to the allocation of accounting personnel and senior management been charged to the Company, additional expense recorded by the Company would have been approximately $53 and $80 during the first nine months of fiscal 2010 and 2009 respectively. Amounts payable related to these activities and due as of September 26, 2010 and January 3, 2010 were $84 and $132, respectively.

Payables

In connection with the Company’s lending programs, borrowers may purchase materials directly from 84 Lumber. The Company will then pay 84 Lumber for the value of the resulting accounts receivable balance. There were no amounts due related to these activities as of September 26, 2010 or January 3, 2010.

Interest

In order to entice 84 Lumber customers to purchase materials under the Company’s lending programs, the Company sometimes offers periods of interest free financing to certain qualifying customers. 84 Lumber will then reimburse the Company for the interest not charged to the Company’s customers. The amount of interest income paid by 84 Lumber was $8 during the first nine months of fiscal 2009. There was no such amount during the first nine months of fiscal 2010.

Real Estate

Additionally, from time to time, the Company grants a loan secured by real property or purchases real estate from a customer of 84 Lumber. The proceeds of the loan or the purchase price of the real estate would be paid to 84 Lumber to satisfy the customer’s past due account with 84 Lumber. The Company paid 84 Lumber $219 and $124 during the first nine months of fiscal 2010 and 2009, respectively in these types of transactions.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

7. Related Party Transactions  – (continued)

Notes and Accounts Payable to Affiliates

During August 2010, an affiliate of the Company advanced $10,000 to the Company in the form of a subordinated note. This advance bears interest at the prime rate less 2%. As of September 26, 2010, $3,927 of the $10,000 remains outstanding. The note is scheduled to be repaid in full by the end of 2012. During December 2009, an affiliate of the Company advanced $5,000 to the Company in the form of a subordinated note. This advance bears interest at the prime rate less 2%. As of September 26, 2010, $4,000 of the $5,000 remains outstanding. The note is scheduled to be repaid in full by the end of 2012. Interest expense related to these notes was $72 for the first nine months of 2010.

From time to time, the Company may purchase manufacturing and retail locations from or swap locations with an affiliate of the Company. Any such transactions are recorded at net book value as the entities are under common control. Additionally, if at the time of purchase or transfer there is a difference between the net book value of the assets received and those sold or transferred, the Company may record a receivable from or payable to the affiliate for the difference. Any such receivables or payables were settled prior to year end and there were no amounts owed at September 26, 2010 or January 3, 2010 (2009).

8. Discontinued Operations

The Company classifies closed manufacturing and retail locations as discontinued when the operations and cash flows of the manufacturing and retail locations have been eliminated from continuing operations and when neither the Company nor 84 Lumber will have any significant continuing involvement in the operation of the manufacturing and retail locations after disposal. In making this determination, the Company considers, among other factors, geographic proximity, and customer crossover to other area manufacturing and retail locations. 84 Lumber closed 3 locations during the first nine months of fiscal 2010 owned by the Company, none of which were classified as discontinued operations. 84 Lumber closed 3 locations during fiscal 2009 owned by the Company, of which 2 locations were classified as discontinued operations. The Company has reclassified these operations as discontinued operations in accordance with the provisions of ASC Subtopic 205-20, Discontinued Operations.

The income (loss) from discontinued operations consisted of the following:

	First nine months Fiscal 2010	First nine months Fiscal 2009
	(Unaudited)	(Unaudited)
Net sales	$750	$831
Depreciation	—	(9)
Impairment loss on assets	(934)	—
Gain on asset disposals, net	—	31
Net income (loss) from discontinued operations	$(184)	$853

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

8. Discontinued Operations  – (continued)

At September 26, 2010 and January 3, 2010, assets associated with the discontinued facilities reflected in the accompanying combined consolidated balance sheets are as follows:

	September 26, 2010	January 3, 2010
	(Unaudited)
Land	$1,350	$620
Buildings	2,440	2,698
Improvements	3,545	2,316
Furniture and fixtures	812	533
	8,147	6,167
Accumulated depreciation	(3,197)	(1,980)
Total assets of discontinued operations, net	$4,950	$4,187

9. Contingencies and Commitments

The Company is a party to various lawsuits and claims arising out of the conduct of its business and contractual disputes. While the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the combined consolidated financial position, operations, or cash flows of the Company.

In the course of its acquisition and development activities, the Company is frequently required to make certain improvements to the ground within certain periods of time in order to obtain permits from the respective local municipalities. At September 26, 2010 and January 3, 2010, the costs that the Company is under future obligation to incur related to these activities are approximately $500.

The Company is also required to purchase loans as part of the agreement with the institutional lender as described in Note 4.

10. Defined Contribution Benefit Plan

Employees of the Company are eligible to participate in the defined contribution benefit plan (the “Plan”) sponsored by 84 Lumber. An employee becomes eligible to participate in the Plan beginning on the first day of the quarter after commencing employment. Employees are not eligible to receive any matching contribution during year one of participation and are eligible for up to thirty-seven and one-half percent (37.5%) of matching contributions in year two of participation in the Plan. Under the terms of the Plan, 84 Lumber makes contributions each year as determined by the Board of Directors. The contribution rate is determined annually based on achievement of financial goals. 84 Lumber contributed 5% of participant 401(k) contributions in fiscal 2009. The contribution rate has not been determined for the first nine months of fiscal 2010. 84 Lumber made no profit sharing contributions to the Plan during the first nine months of fiscal 2010 or in fiscal 2009. As allowed under the Plan document, forfeitures were utilized to offset 84 Lumber’s contribution for 2009, therefore, no contribution expense was recorded in fiscal 2009 on behalf of the Company. The Company considers costs in the management fee paid to 84 Lumber, as discussed in Note 7.

11. Segments

The Company’s reportable operating segments are organized by services provided or products sold and currently consist of (1) commercial property leasing, (2) acquisition, development and sale of residential lots and, (3) lending to residential homebuilders. The lending to residential homebuilders segment represents the aggregate of the 84 FINANICAL and institutional lender loan program activities.

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

11. Segments  – (continued)

Total assets by reportable segment are as follows as of September 26, 2010 and January 3, 2010:

	September 26, 2010	January 3, 2010
	(Unaudited)
Commercial property leasing	$24,731	$25,498
Acquisition, development, and sale of residential lots	9,478	12,577
Lending to residential homebuilders	19,712	30,554
	$53,921	$68,629

Additions to property, plant and equipment by reportable segment are as follows as of and for the first nine months of 2010 and 2009:

	First nine months Fiscal 2010	First nine months Fiscal 2009
	(Unaudited)	(Unaudited)
Commercial property leasing	$1,746	$4,746

The financial results for the Company’s operating segments are as follows:

	Commercial property leasing	Acquisition, development, and sale of residential lots	Lending to residential homebuilders	Total
First nine months of fiscal 2010: (Unaudited)
Net revenues	$3,319	$2,449	$—	$5,768
Operating expenses
Cost of sales – developed properties	—	2,964	—	2,964
Provision for loan losses	—	—	1,624	1,624
Provision for put option losses	—	—	5,248	5,248
Depreciation and amortization	791	—	—	791
Impairment expense	382	1,084	1,370	2,836
Other operating expenses	(873)	121	1,200	448
	300	4,169	9,442	13,911
Other income (expense)
Interest expense	—	—	(527)	(527)
Income (loss) from continuing operations	3,019	(1,720)	(9,969)	(8,670)
Income (loss) from discontinued operations	(184)	—	—	(184)
Segment (loss) income	$2,835	$(1,720)	$(9,969)	$(8,854)
Segment (loss) income attributable to noncontrolling interests	—	—	3	3
Segment (loss) income attributable to partners of the Company	$2,835	$(1,720)	$(9,972)	$(8,857)

84 FINANCIAL L.P.

Notes to Combined Consolidated Financial Statements
September 26, 2010 (2010) and January 3, 2010 (2009)
(in thousands of dollars)

11. Segments  – (continued)

	Commercial property leasing	Acquisition, development, and sale of residential lots	Lending to residential homebuilders	Total
First nine months of fiscal 2009: (Unaudited)
Net revenues	$2,566	$1,803	$92	$4,461
Operating expenses
Cost of sales – developed properties	—	1,635	—	1,635
Provision for loan losses	—	—	6,322	6,322
Provision for put option losses	—	—	5,350	5,350
Depreciation and amortization	612	—	—	612
Impairment expense	—	2,221	7,236	9,457
Other operating expenses (income)	—	243	6,467	6,710
	612	4,099	25,375	30,086
Other income (expense)
Interest expense	—	—	(417)	(417)
Income (loss) from continuing operations	1,954	(2,296)	(25,700)	(26,042)
Income (loss) from discontinued operations	853	—	—	853
Segment (loss) income	$2,807	$(2,296)	$(25,700)	$(25,189)
Segment (loss) income attributable to noncontrolling interests	—	—	(24)	(24)
Segment (loss) income attributable to partners of the Company	$2,807	$(2,296)	$(25,676)	$(25,165)

12. Subsequent Events

On January 10, 2011, 84 Lumber closed 1 manufacturing and retail location owned by the Company.

During January 2011, the Company repaid $6,927 of the $7,927 related party note payable outstanding at September 26, 2010. Of the $6,927 repayment, $4,927 was funded internally through a combination of excess cash and available funds on the revolving line of credit. The remaining $2,000 was funded through an advance from another affiliate as described below.

During January 2011, an affiliate of the Company advanced $2,000 to the Company in the form of a subordinated note. These proceeds were utilized to repay the related party note payable as described above.

84 FINANCIAL L.P.

$1,000,000,000 Fixed Rate Subordinated Notes

PROSPECTUS

, 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The expenses to be paid by the Registrant in connection with the distribution of the securities being registered are as follows:

Amount
Registration fee under Securities Act	$116,100
Legal fees and expenses	340,000
Accounting fees and expenses	225,000
Printing expenses	7,500
Blue sky fees and expenses	36,000
Trustee fees	10,000
Miscellaneous expenses	5,000
Total	$739,600

Item 14. Indemnification of Directors and Officers.

84 FINANCIAL L.P.

The Registrant is organized under the laws of the State of Delaware and is governed by the Delaware Revised Uniform Limited Partnership Act, as in effect or hereafter amended (“DE-RULPA”). Subject to any terms, conditions or restrictions set forth in our limited partnership agreement, Section 17-108 of DE-RULPA empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Under our limited partnership agreement, to the fullest extent permitted by applicable law, we will indemnify any person or entity who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or entity was one of our general partners, officers, employees or agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (the “LP Covered Persons”), against expenses, judgments, fines and amounts paid in settlement which are actually and reasonably incurred by such person or entity in connection with said action, suit or proceeding. All indemnity is to be paid for solely out of assets of the Registrant; no one who is a LP Covered Person will be individually liable for such costs. However, if the act (or failure to act) which gave rise to the indemnification claim is determined by a court to have constituted gross negligence, recklessness, willful misconduct or breach of our limited partnership agreement, we will have no obligation to indemnify such LP Covered Person.

Our limited partnership agreement also permits us, to the fullest extent permitted by applicable law, to pay the expenses incurred by a LP Covered Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, if the LP Covered Person has agreed to repay all such amounts if it is ultimately determined that he is not entitled to indemnification from us.

84 LADC, LLC

The general partner of the Registrant is organized under the laws of the Commonwealth of Pennsylvania and is governed by the Limited Liability Company Law of 1994, as in effect or hereafter amended (the “PA LLC Act”). Sections 8945(a) and (b) of the PA LLC Act provide that, subject to any restrictions contained in its operating agreement, a limited liability company shall have the power to indemnify any member, manager or other person from and against any and all claims and demands whatsoever, unless the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 8945(c) of the PA LLC Act further provides that the foregoing indemnity may be provided by a limited liability company whether or not the limited liability company would have the power to indemnify the person under any other provision of law except the PA LLC Act, and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the limited liability company. Under Section 8945(d) of the PA LLC Act, a limited liability company also may, in advance of a final disposition, pay the expenses incurred by a person in defending an action or proceeding against which indemnification may be made, upon receiving an undertaking by such person to repay the amounts advanced by the limited liability company if it is ultimately determined that such person was not entitled to be indemnified by the limited liability company. Section 8945(e) of the PA LLC Act provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 8945 of the PA LLC Act shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to serve in the capacity as to which he was indemnified and shall inure to the benefit of the heirs, executors and administrators of such person.

Under its operating agreement, to the fullest extent permitted by applicable law, 84 LADC, LLC will indemnify any person or entity who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or entity was one of its managers, members, officers, employees or agents or is or was serving at the request of 84 LADC, LLC as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (the “GP Covered Persons”), against expenses, judgments, fines and amounts paid in settlement which are actually and reasonably incurred by such person or entity in connection with said action, suit or proceeding. All indemnity is to be paid for solely out of assets of 84 LADC, LLC; no one who is a GP Covered Person of 84 LADC, LLC will be individually liable for such costs. However, if the act (or failure to act) which gave rise to the indemnification claim is determined by a court to have constituted gross negligence, recklessness, willful misconduct or breach of the operating agreement of 84 LADC, LLC, it will have no obligation to indemnify such GP Covered Person.

Our limited partnership agreement also permits us, to the fullest extent permitted by applicable law, to pay the expenses incurred by a GP Covered Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, if the GP Covered Person has agreed to repay all such amounts if it is ultimately determined that he is not entitled to indemnification from us.

Contracts/Other Arrangements.

As of the consummation of this offering, our general partner will maintain directors and officers liability insurance for the benefit of its directors and our officers.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description
3.1	Certificate of Limited Partnership of 84 FINANCIAL L.P. as filed with the Secretary of State of the State of Delaware on June 21, 2010
3.2	Agreement of Limited Partnership of 84 FINANCIAL L.P., dated as of August 19, 2010
3.3	Amendment to Agreement of Limited Partnership of 84 FINANCIAL L.P., dated as of August 19, 2010
4.1	Form of Indenture between 84 FINANCIAL L.P. and Law Debenture Trust Company of New York
5(1)	Opinion of Eckert Seamans Cherin & Mellott, LLC
10.1	Management Services Agreement, dated as of January 1, 2007, by and between Hardy Credit Company (n/k/a 84 FINANCIAL L.P.) and 84 Lumber Company
10.2	First Amendment to Management Services Agreement, dated as of January 1, 2009, by and between Hardy Credit Company (n/k/a 84 FINANCIAL L.P.) and 84 Lumber Company
10.3	Agreement of Master Lease, dated as of June 17, 2008, by and among Pierce Hardy Limited Partnership, Hardy Management Company, Inc., Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.), Hardy Management Company, LLC, Hardy-Maley Holdings, LLC, and 84 Lumber Company
10.4	Agreement of Sale, dated as of May 21, 2008, by and between Pierce Hardy Limited Partnership and Thomas and Juanita Spatola
10.5	Agreement of Lease, dated as of July 1, 2009, by and between NTS Victor Properties, LLC and Pierce Hardy Limited Partnership
10.6	Landlord Forbearance Agreement, dated as of , 2009, by and between Thomas and Juanita Spatola, Pierce Hardy Limited Partnership, Ableco Finance LLC and SunTrust Bank
10.7	Variable Rate Revolving Credit Promissory Note, dated as of January 1, 2002, made by Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) in favor of Margaret H. Magerko, Trustee under the 1997 Irrevocable Trust for Margaret Hardy Magerko
10.8(2)	Agreement, dated as of October 6, 2005, by and among Lender, Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and 84 Lumber Company
10.9(2)	Line of Credit and Letter of Credit Agreement, dated as of March 14, 2003, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
10.10(2)	Line of Credit Agreement, dated as of October 3, 2005, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
10.11(2)	Line of Credit Agreement, dated as of May 15, 2007, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
10.12	Fourth Loan Modification Agreement, dated as of April 15, 2008, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
10.13(2)	Master Loan Modification and Lien Priority Agreement, dated as of September 30, 2008, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
10.14(2)	Master Loan Modification Agreement, dated as of July 22, 2010, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
15	Awareness Letter re: Unaudited Interim Financial Statements
21	Subsidiaries of the Registrant
23.1	Consent of Carr, Riggs & Ingram, LLC
23.2	Consent of Eckert Seamans Cherin & Mellott, LLC
25	Statement of eligibility of trustee

(1)	To be filed by amendment.
(2)	Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended, and the omitted material has been separately filed with the Securities and Exchange Commission.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on February 15th, 2011.

84 FINANCIAL L.P.
By: /s/ Thomas P. Spatola Thomas P. Spatola, President (principal executive officer)
By: /s/ Daniel M. Wallach Daniel M. Wallach, Vice President – Finance (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

/s/ Margaret H. Magerko Margaret H. Magerko	Director of the General Partner	February 15, 2011
/s/ Daniel M. Wallach Daniel M. Wallach	Director of the General Partner and Vice President – Finance of 84 FINANCIAL L.P.	February 15, 2011
/s/ Thomas P. Spatola Thomas P. Spatola	Director of the General Partner and President of 84 FINANCIAL L.P.	February 15, 2011